Exhibit 10.1

CREDIT AGREEMENT

This CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of June 9, 2014, by and among NxStage Medical, Inc., a Delaware corporation (“NxStage”), certain of its Domestic Subsidiaries listed on the signature pages hereto or that become party hereto as Borrowers (the “Subsidiary Borrowers”, and together with NxStage, collectively as the “Borrowers” and individually as a “Borrower”), NxStage, as the Borrower Representative, the other Persons party hereto that are designated as a “Credit Party”, General Electric Capital Corporation, a Delaware corporation (in its individual capacity, “GE Capital”), as Agent for the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and for itself as a Lender (including as Swingline Lender), and such Lenders.

W I T N E S S E T H:

WHEREAS, the Borrowers have requested, and the Lenders have agreed to make available to the Borrowers, a revolving credit facility (including a letter of credit subfacility) upon and subject to the terms and conditions set forth in this Agreement to (a) refinance Prior Indebtedness, (b) provide for working capital, capital expenditures and other general corporate purposes of the Borrowers and (c) fund certain fees and expenses associated with the funding of the Loans;

WHEREAS, the Borrowers desire to secure all of their Obligations under the Loan Documents by granting to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of their Property; and

WHEREAS, subject to the terms hereof, each Subsidiary of a Borrower is willing to guaranty all of the Obligations of the Borrowers and to grant to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

THE CREDITS

1.1 Amounts and Terms of Commitments.

(a) Reserved.

(b) The Revolving Credit.

(i) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Revolving Lender severally and not jointly agrees to make Loans to the Borrowers (each such Loan and each Incremental Revolving Loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Closing Date through the Final Availability Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule 1.1(b) under the heading “Revolving Loan Commitments” (such amount as the same may be reduced or increased from time to time in accordance with this Agreement, being referred to herein as such Lender’s “Revolving Loan Commitment”); provided, however, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Loan Balance. Subject to the other terms and conditions hereof, amounts borrowed under this Section 1.1(b) may be repaid and reborrowed from time to time. The “Maximum Revolving Loan Balance” from time to time will be the lesser of:

(x) the Borrowing Base (as calculated pursuant to the Borrowing Base Certificate) in effect from time to time, or

(y) the Aggregate Revolving Loan Commitment then in effect;

less, in either case, the sum of (x) the aggregate amount of Letter of Credit Obligations plus (y) outstanding Swing Loans.

(ii) If at any time the then outstanding principal balance of Revolving Loans exceeds the Maximum Revolving Loan Balance, then the Borrowers shall, subject to Section 1.1(b)(iii), within one (1) Business Day thereof prepay (x) first, outstanding Swingline Loans, (y) second, outstanding Revolving Loans, and (z) and then cash collateralize outstanding Letters of Credit in an amount sufficient to eliminate such excess in accordance herewith and in a manner reasonably satisfactory to the L/C Issuers.

(iii) If the Borrower Representative requests that Revolving Lenders make, or permit to remain outstanding, Revolving Loans in excess of the Borrowing Base (less the sum of (x) the aggregate amount of Letter of Credit Obligations plus (y) outstanding Swing Loans) (any such excess Revolving Loan is herein referred to as an “Overadvance”), Agent may, in its sole discretion, elect to make, or permit to remain outstanding such Overadvance; provided, however, that Agent may not cause Revolving Lenders to make, or permit to remain outstanding, (A) aggregate Revolving Loans in excess of the Aggregate Revolving Loan Commitment (less the sum of (x) the aggregate amount of Letter of Credit Obligations plus (y) outstanding Swing Loans) or (B) an Overadvance in an aggregate amount in excess of 10% of the Aggregate

Revolving Loan Commitment. Upon the consent of the Required Lenders, an Overadvance in excess of 10% of the Aggregate Revolving Loan Commitment may be made. No Overadvance shall remain outstanding for more than ninety (90) consecutive days during any one hundred eighty (180) consecutive day period. If an Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all Revolving Lenders shall be bound to make, or permit to remain outstanding, such Overadvance based upon their Commitment Percentage of the Aggregate Revolving Loan Commitment in accordance with the terms of this Agreement, regardless of whether the conditions to lending set forth in Section 2.2 have been met. Furthermore, Required Lenders may prospectively revoke Agent’s ability to make or permit Overadvances by written notice to Agent. All Overadvances shall constitute Base Rate Loans and shall bear interest at the Base Rate plus the Applicable Margin for Revolving Loans and the default rate under Section 1.3(c).

(c) Letters of Credit.

(i) Conditions. On the terms and subject to the conditions contained herein, Borrower Representative may request that one or more L/C Issuers Issue, and any L/C Issuer so requested shall Issue, in accordance with such L/C Issuers’ usual and customary business practices and for the account of the Borrowers or the other Credit Parties, Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Closing Date through the earlier of (x) the Final Availability Date and (y) seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that no L/C Issuer shall Issue any Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:

(A) (i) Availability would be less than zero or (ii) the Letter of Credit Obligations for all Letters of Credit would exceed $5,000,000 (the “L/C Sublimit”);

(B) the expiration date of such Letter of Credit (i) is not a Business Day, (ii) is more than one year after the date of Issuance thereof or (iii) is later than seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) each Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor any Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (iii) above; or

(C) (i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be Issued in a form that is not reasonably acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrowers or the Borrower Representative on their behalf, the documents that such L/C Issuer generally uses in the Ordinary Course of Business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”). To the extent the terms of any L/C Reimbursement Agreement are materially inconsistent with, or provide for material additional representations or covenants not included in, the terms of this Agreement, the terms of this Agreement shall control.

Furthermore, GE Capital or Silicon Valley Bank as an L/C Issuer may elect only to Issue Letters of Credit in its own name and may only Issue Letters of Credit to the extent permitted by Requirements of Law, and such Letters of Credit may not be accepted by certain beneficiaries such as insurance companies. For each Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from Agent or the Required Lenders that any condition precedent contained in Section 2.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.

Notwithstanding anything else to the contrary herein, if any Lender is a Non-Funding Lender or Impacted Lender, no L/C Issuer shall be obligated to Issue any Letter of Credit unless (w) the Non-Funding Lender or Impacted Lender has been replaced in accordance with Section 9.9 or 9.22, (x) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been cash collateralized, (y) the Revolving Loan Commitments of the other Lenders have been increased by an amount sufficient to satisfy Agent that all future Letter of Credit Obligations will be covered by all Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders (it being agreed that no Lender shall be obligated to increase its Revolving Loan Commitments), or (z) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been reallocated to other Revolving Lenders in a manner consistent with Section 1.11(e)(ii).

(ii) Notice of Issuance. The Borrower Representative shall give the relevant L/C Issuer and Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and Agent not later than 2:00 p.m. on the third Business Day prior to the date of such requested Issuance. Such notice shall be made in a writing or Electronic Transmission substantially in the form of Exhibit 1.1(c) duly completed or in any other written form acceptable to such L/C Issuer (each, an “L/C Request”).

(iii) Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide Agent, in form and substance reasonably satisfactory to Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by any Borrower of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment, and Agent shall provide copies of such notices to each Revolving Lender reasonably promptly after receipt thereof; (B) upon the request of Agent (or any Revolving Lender through Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

(iv) Acquisition of Participations. Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Commitment Percentage of such Letter of Credit Obligations.

(v) Reimbursement Obligations of the Borrowers. Unless the Borrower Representative has provided written notice to the Agent and the L/C Issuer of the Borrowers’ intention to pay to the L/C Issuer of any Letter of Credit each L/C Reimbursement Obligation owing with respect to such Letter of Credit with interest thereon computed as set forth in clause (A) below from funds other than a Borrowing pursuant hereto, and makes such payment, no later than the first (1st) Business Day after the Borrower Representative and Agent receive notice from such L/C Issuer that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) or any such payment by the Borrowers is rescinded or set aside for any reason, the Borrowers shall be deemed to have made a request for Borrowing of Revolving Loans that are Base Rate Loans pursuant to Section 1.5(a) in the amount of such L/C Reimbursement Obligation (and, the Agent shall notify each Revolving Lender of such request). Such L/C Reimbursement Obligation shall, unless funded with a Revolving Loan pursuant to clause (vi) below, be payable on demand by the Borrowers with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans and (B) thereafter until payment in full, at the interest rate applicable during such period to past due Revolving Loans that are Base Rate Loans.

(vi) Reimbursement Obligations of the Revolving Credit Lenders.

(1) Upon receipt of the notice described in clause (v) above from Agent, each Revolving Lender shall pay to Agent for the account of such L/C Issuer its Commitment Percentage of such Letter of Credit Obligations (as such amount may be increased pursuant to Section 1.11(e)(ii)).

(2) By making any payments described in clause (1) above (other than during the continuation of an Event of Default under Section 7.1(f) or 7.1(g)), such Lender shall be deemed to have made a Revolving Loan to the Borrowers, which, upon receipt thereof by Agent for the benefit of such L/C Issuer, the Borrowers shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the Letter of Credit Obligation in respect of the related L/C Reimbursement Obligations. Such participation shall not otherwise be required to be funded. Following receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay to Agent, for the benefit of such Lender, all amounts received by such L/C Issuer (or to the extent such amounts shall have been received by Agent for the benefit of such L/C Issuer, Agent shall promptly pay to such Lender all amounts received by Agent for the benefit of such L/C Issuer) with respect to such portion.

(vii) Obligations Absolute. The obligations of the Borrowers and the Revolving Lenders pursuant to clauses (iv), (v) and (vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Revolving Lender, (i) the failure of any condition precedent set forth in Section 2.2 to be satisfied (each of which conditions precedent the Revolving Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of any obligation of the Borrowers or any Revolving Lender hereunder. No provision hereof shall be deemed to waive or limit the Borrowers’ right to seek repayment of any payment of any L/C Reimbursement Obligations from the L/C Issuer under the terms of the applicable L/C Reimbursement Agreement, any Loan Document or applicable law or excuse any L/C Issuer from claims which the Borrowers may assert against the L/C Issuer subject to the terms of any Loan Documents, applicable L/C Reimbursement Agreement or applicable law.

(d) Swing Loans.

(i) Availability. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, the Swingline Lender may, in its sole discretion, make Loans (each a “Swing Loan”) available to the Borrowers under the Revolving Loan Commitments from time to time on any Business Day during the period from the Closing Date through the Final Availability Date in an aggregate principal amount at any time outstanding not to exceed its Swingline Commitment; provided, however, that the Swingline Lender may not make any Swing Loan (x) to the extent that after giving effect to such Swing Loan, the aggregate principal amount of all Revolving Loans would exceed the Maximum Revolving Loan Balance and (y) during the period commencing on the first Business Day after it receives notice from Agent or the Required Lenders that one or more of the conditions precedent contained in Section 2.2 are not satisfied and ending when such conditions are satisfied or duly waived. In connection with the making of any Swing Loan, the Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived. Each Swing Loan shall be a Base Rate Loan and must be repaid as provided herein, but in any event must be repaid in full on the Revolving Termination Date. Within the limits set forth in the first sentence of this clause (i), amounts of Swing Loans repaid may be reborrowed under this clause (i).

(ii) Borrowing Procedures. In order to request a Swing Loan, the Borrower Representative shall give to Agent a notice to be received not later than 2:00 p.m. on the day of the proposed Borrowing, which shall be made in a writing or in an Electronic Transmission substantially in the form of Exhibit 1.1(d) or in a writing in any other form acceptable to Agent duly completed (a “Swingline Request”). In addition, if any Notice of Borrowing of Revolving Loans requests a Borrowing of Base Rate Loans, the Swingline Lender may, notwithstanding anything else to the contrary herein, make a Swing Loan to the Borrowers in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. Agent shall promptly notify the Swingline Lender of the details of the requested Swing Loan. Upon receipt of such notice and subject to the terms of this Agreement, the Swingline Lender may make a Swing Loan available to the Borrowers by making the proceeds thereof available to Agent and, in turn, Agent shall make such proceeds available to the Borrowers on the date set forth in the relevant Swingline Request or Notice of Borrowing.

(iii) Refinancing Swing Loans.

(1) The Swingline Lender may at any time (and shall, no less frequently than once each week) forward a demand to Agent (which Agent shall, upon receipt, forward to each Revolving Lender) that each Revolving Lender pay to Agent, for the account of the Swingline Lender, such Revolving Lender’s Commitment Percentage of the outstanding Swing Loans (as such amount may be increased pursuant to Section 1.11(e)(ii)).

(2) Each Revolving Lender shall pay the amount owing by it to Agent for the account of the Swingline Lender on the Business Day following receipt of the notice or demand therefor. Payments received by Agent after 1:00 p.m. may, in Agent’s discretion, be deemed to be received on the next Business Day. Upon receipt by Agent of such payment (other than during the continuation of any Event of Default under Section 7.1(f) or 7.1(g)), such Revolving Lender shall be deemed to have made a Revolving Loan to the Borrowers, which, upon receipt of such payment by the Swingline Lender from Agent, the Borrowers shall be deemed to have used in whole to refinance such Swing Loan. In addition, regardless of whether any such demand is made, upon the occurrence and during the continuation of any Event of Default under Section 7.1(f) or 7.1(g), each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such Lender’s Commitment Percentage of such Swing Loan. If any payment made by any Revolving Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Swingline Lender of any payment from any Revolving Lender pursuant to this clause (iii) with respect to any portion of any Swing Loan, the Swingline Lender shall promptly pay over to such Revolving Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) on account of such Swing Loan received by the Swingline Lender with respect to such portion.

(iv) Obligation to Fund Absolute. Each Revolving Lender’s obligations pursuant to clause (iii) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swingline Lender, Agent, any other Lender or L/C Issuer or any other Person, (B) the failure of any condition precedent set forth in Section 2.2 to be satisfied or the failure of the Borrower Representative to deliver a Notice of Borrowing (each of which requirements the Revolving Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Credit Party.

(e) Incremental Facilities.

(i) Requests. The Borrowers may, by written notice to Agent (each, an “Incremental Facility Request”), request increases in the Revolving Loan Commitments (each, an “Incremental Facility” and the loans thereunder, “Incremental Revolving Loans”) in Dollars in an aggregate amount not to exceed $15,000,000 for all such Incremental Facilities; provided that no commitment of any Lender shall be increased without the consent of such Lender. Such notice shall set forth (A) the amount of the Incremental Facility being requested (which shall be in a minimum amount of $5,000,000 and multiples of $100,000 in excess thereof (or if less any remaining unfunded amount of the Incremental Facility or such other lower amounts agreed to by Agent)), and (B) the date (an “Incremental Effective Date”) on which such Incremental Facility is requested to become effective (which, unless otherwise agreed by Agent, shall not be less than ten (10) Business Days nor more than sixty (60) days after the date of such notice). Upon delivery of the applicable Incremental Facility Request, such Incremental Facility shall be offered to any Lender and any other Person (provided such Person is permitted to become a Lender pursuant to Section 9.9 hereof), in each case, selected by the Borrowers and approved by the Agent (which approval shall not be unreasonably withheld or delayed).

(ii) Conditions. No Incremental Facility shall become effective under this Section 1.1(e) unless (A) after giving effect to such Incremental Facility, the Loans to be made thereunder (and assuming that the entire amount of such Incremental Facility is funded), and the application of the proceeds therefrom, no Default or Event of Default shall exist, and Agent shall have received a certificate of a Responsible Officer of the Borrower Representative certifying as to the foregoing, (B) proceeds of such Incremental Facility are used solely to provide for working capital, capital expenditures and other general corporate purposes of the Borrowers, and (C) Agent has provided prior consent to such Incremental Facility, not to be unreasonably withheld.

(iii) Terms. Any Incremental Revolving Loans shall be on the same terms (as amended from time to time) (including all-in pricing and maturity date) as, and pursuant to documentation applicable to, the initial Revolving Loans.

(iv) Required Amendments. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence of such Incremental Facility and the Loans evidenced thereby, and any joinder agreement or amendment may without the consent of the other Lenders effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Agent, any Lender providing such Incremental Facility, and Borrowers, to effectuate the provisions of this Section 1.1(e). From and after each Incremental Effective Date, the Loans and Commitments established pursuant to this Section 1.1(e) shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the applicable Collateral Documents. The Credit Parties shall take any actions reasonably required by Agent to ensure and/or demonstrate that the Liens and security interests granted by the applicable Collateral Documents continue to the extent required by the Collateral Documents to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Loans and Commitments, including, without limitation, compliance with Section 4.13(c).

1.2 Evidence of Loans; Notes.

(a) The Revolving Loans made by each Revolving Lender are evidenced by this Agreement and, if requested by such Lender, a Revolving Note payable to such Lender in an amount equal to such Lender’s Revolving Loan Commitment.

(b) Swing Loans made by the Swingline Lender are evidenced by this Agreement and, if requested by such Lender, a Swingline Note in an amount equal to the Swingline Commitment.

(c) Promptly following the termination of this Agreement, at the reasonable request of Borrower Representative, each Lender with a Note shall return to Borrower Representative each Note issued to it, or in the case of any loss, theft or destruction of any such Note, provide a lost note affidavit to Borrower Representative (including a customary indemnity reasonably satisfactory to Borrower Representative).

1.3 Interest.

(a) Subject to Sections 1.3(c) and 1.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to LIBOR or the Base Rate, as the case may be, plus the Applicable Margin; provided Swing Loans may not be LIBOR Rate Loans. Each determination of an interest rate by Agent shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error. All computations of fees and interest (other than interest accruing on Base Rate Loans) payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. All computations of interest accruing on Base Rate Loans payable under this Agreement shall be made on the basis of a 365-day year (366 days in the case of a leap year) and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment or prepayment of Revolving Loans, including without limitation on the Revolving Termination Date.

(c) At the election of Agent or the Required Lenders while any Event of Default exists (or automatically while any Event of Default under Section 7.1(a), 7.1(f) or 7.1(g)

exists), the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Loans under the Loan Documents from and after the date of occurrence of such Event of Default, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus LIBOR or the Base Rate, as the case may be). All such interest shall be payable on demand of Agent or the Required Lenders.

(d) Anything herein to the contrary notwithstanding, the obligations of the Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrowers shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

1.4 Loan Accounts.

(a) Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Agent shall deliver to the Borrower Representative on a monthly basis a loan statement setting forth such record for the immediately preceding calendar month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.

(b) Agent, acting as a non-fiduciary agent of the Borrowers solely for tax purposes and solely with respect to the actions described in this Section 1.4(b), shall establish and maintain at its address referred to in Section 9.2 (or at such other address as Agent may notify the Borrower Representative) (A) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent, each Lender and each L/C Issuer in the Revolving Loans, Swing Loans, L/C Reimbursement Obligations, and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan, Letter of Credit, Letter of Credit Obligations, and L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, and for LIBOR Rate Loans, the

Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (6) any other payment received by Agent from a Borrower or other Credit Party and its application to the Obligations.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and the corresponding obligations to participate in Letter of Credit Obligations and Swing Loans) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 and Section 9.9 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) The Credit Parties, Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrowers, the Borrower Representative, Agent, such Lender or such L/C Issuer during normal business hours and from time to time upon at least one Business Day’s prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by Agent.

1.5 Procedure for Revolving Credit Borrowing.

(a) Each Borrowing of a Revolving Loan shall be made upon the Borrower Representative’s irrevocable (subject to Section 10.5) written notice delivered to Agent substantially in the form of a Notice of Borrowing or in a writing in any other form acceptable to Agent, which notice must be received by Agent prior to 2:00 p.m. (i) on the date which is three (3) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan, and (ii) on the date which is one (1) Business Day prior to the requested Borrowing date of each Base Rate Loan. Such Notice of Borrowing shall specify:

(i) the amount of the Borrowing (which shall be in an aggregate minimum principal amount of $100,000) (other than Borrowings made in connection with a reimbursement of L/C Reimbursement Obligations or Swing Loans);

(ii) the requested Borrowing date, which shall be a Business Day;

(iii) whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans; and

(iv) if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans.

(b) Upon receipt of a Notice of Borrowing, Agent will promptly notify each Revolving Lender of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing.

(c) Unless Agent is otherwise directed in writing by the Borrower Representative, the proceeds of each requested Borrowing after the Closing Date will be made available to the Borrowers by Agent by wire transfer of such amount to the Borrowers pursuant to the wire transfer instructions specified on the signature page hereto.

1.6 Conversion and Continuation Elections.

(a) The Borrowers shall have the option to (i) request that any Revolving Loan be made as a LIBOR Rate Loan, (ii) convert at any time all or any part of outstanding Loans (other than Swing Loans) from Base Rate Loans to LIBOR Rate Loans, (iii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 10.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period. Any Loan or group of Loans having the same proposed Interest Period to be made or continued as, or converted into, a LIBOR Rate Loan must be in a minimum amount of $100,000. Any such election must be made by Borrower Representative by 2:00 p.m. on the third Business Day prior to (1) the date of any proposed Revolving Loan which is to bear interest at LIBOR, (2) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (3) the date on which the Borrowers wish to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period designated by the Borrower Representative in such election. If no election is received with respect to a LIBOR Rate Loan by 2:00 p.m. on the third Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be converted to a Base Rate Loan at the end of its Interest Period. The Borrower Representative must make such election by notice to Agent in writing, including by Electronic Transmission (or by telephone to be confirmed in writing on such day). In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 1.6 or in a writing in any other form acceptable to Agent. No Loan shall be made, converted into or continued as a LIBOR Rate Loan, if the conditions to Loans and Letters of Credit in Section 2.2 are not met at the time of such proposed conversion or continuation and Agent or Required Lenders have determined not to make or continue any Loan as a LIBOR Rate Loan as a result thereof.

(b) Upon receipt of a Notice of Conversion/Continuation, Agent will promptly notify each Lender thereof. In addition, Agent will, with reasonable promptness, notify the Borrower Representative and the Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve any Borrower of any liability hereunder or provide the basis for any claim against Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.

(c) Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than five (5) different Interest Periods in effect at any time.

1.7 Optional Prepayments; Reductions in Revolving Loan Commitments.

(a) Optional Prepayments; Reductions in Revolving Loan Commitments.

(i) Borrowers may, at any time upon at least two (2) Business Days’ (or such shorter period as is acceptable to Agent) prior notice by the Borrower Representative to Agent, prepay the Revolving Loan in whole or in part in an amount greater than or equal to $100,000 (or, if less, the then outstanding principal amount of the Revolving Loan), in each instance, without penalty or premium except as provided in Section 10.4. Optional partial prepayments of the Revolving Loan in amounts less than $100,000 shall not be permitted.

(ii) Borrowers may at any time upon at least two (2) Business Days’ (or such shorter period as is acceptable to Agent) prior notice by the Borrower Representative to Agent, without premium or penalty except as provided in Section 10.4, permanently reduce the Aggregate Revolving Loan Commitment; provided that (i) such reductions shall be in an amount greater than or equal to $5,000,000, and (ii) after giving effect to such reduction, Availability shall be not less than 10% of the Aggregate Revolving Loan Commitment as so reduced. All reductions of the Aggregate Revolving Loan Commitment shall be allocated pro rata among all Lenders with a Revolving Loan Commitment. A permanent reduction of the Aggregate Revolving Loan Commitment shall require a corresponding pro rata reduction in the L/C Sublimit or the Swingline Commitment.

(b) Notices. Notice of commitment reduction pursuant to clause (a) above shall not thereafter be revocable by the Borrowers or the Borrower Representative and Agent will promptly notify each Lender thereof and of such Lender’s Commitment Percentage of such reduction. The payment amount specified in a notice of reduction shall be due and payable on the date specified therein. Together with each prepayment under this Section 1.7, the Borrowers shall pay any amounts required pursuant to Sections 1.9 and 10.4.

1.8 Mandatory Payments of Loans.

The Borrowers shall repay to the Lenders in full on the date specified in clause (a) of the definition of “Revolving Termination Date” the aggregate principal amount of the Revolving Loans and Swing Loans outstanding on the Revolving Termination Date.

1.9 Fees.

(a) Fees. The Borrowers shall pay to Agent, for Agent’s own account, fees in the amounts and at the times set forth in the Fee Letter.

(b) Unused Commitment Fee. The Borrowers shall pay to Agent a fee (the “Unused Commitment Fee”) for the account of each Revolving Lender in an amount equal to:

(i) the average daily balance of the Revolving Loan Commitment of such Revolving Lender during the preceding calendar month, less

(ii) the sum of (x) the average daily balance of all Revolving Loans held by such Revolving Lender plus (y) the average daily amount of Letter of Credit Obligations held by such Revolving Lender, plus (z) in the case of the Swingline Lender, the average daily balance of all outstanding Swing Loans held by such Swingline Lender, in each case, during the preceding calendar month; provided, in no event shall the amount computed pursuant to clauses (i) and (ii) be less than zero,

(iii) multiplied by the Applicable Unused Line Fee.

The total fee paid by the Borrowers will be equal to the sum of all of the Unused Commitment Fee due to the Lenders, subject to Section 1.11(e)(vi). Such fee shall be payable monthly in arrears on the first (1st) day of each calendar month following the date hereof. The Unused Commitment Fee provided in this Section 1.9(b) shall accrue at all times from and after the execution and delivery of this Agreement. For purposes of this Section 1.9(b), the Revolving Loan Commitment of any Non-Funding Lender shall be deemed to be zero.

(c) Letter of Credit Fee. The Borrowers agree to pay to Agent for the ratable benefit of the Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to Agent or Lenders hereunder or fees otherwise paid by the Borrowers, all reasonable and documented out-of-pocket costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each calendar month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the average daily undrawn face amount of all Letters of Credit Issued, guaranteed or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable Margin with respect to Revolving Loans which are LIBOR Rate Loans; provided, however, at Agent’s or Required Lenders’ option, while an Event of Default exists (or automatically while an Event of Default under Section 7.1(a), 7.1(f) or 7.1(g) exists), such rate shall be increased by two percent (2.00%) per annum. Such fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the first day of each calendar month and on the date on which all L/C Reimbursement Obligations have been discharged. In addition, the Borrowers shall pay to Agent, any L/C Issuer or any prospective L/C Issuer, as appropriate, on demand, such L/C Issuer’s or prospective L/C Issuer’s reasonable and customary fees at then prevailing rates, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer or prospective L/C Issuer in respect of the application for, and the Issuance, negotiation, acceptance, amendment, transfer and payment of, each Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is Issued.

1.10 Payments by the Borrowers.

(a) All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to Agent (or such other address as Agent may from time to time specify in accordance with Section 9.2), including payments utilizing the ACH system, and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 1:00 p.m. on the date due. Any payment which is received by Agent later than 1:00 p.m. may in Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. Each Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral. Each Borrower hereby authorizes Agent and each Lender to make a Revolving Loan (which shall be a Base Rate Loan and which may be a Swing Loan) to pay (i) interest, principal (including Swing Loans), L/C Reimbursement Obligations, agent fees, Unused Commitment Fees and Letter of Credit Fees, in each instance, to the extent not paid on the date due, or (ii) after five (5) days’ prior notice to the Borrower Representative, other fees, costs or expenses payable by a Borrower or any of its Subsidiaries hereunder or under the other Loan Documents.

(b) Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) During the continuance of an Event of Default, Agent may, and shall upon the direction of Required Lenders, apply any and all payments received by Agent in respect of any Obligation in accordance with clauses first through sixth below. Notwithstanding any provision herein to the contrary, all amounts collected or received by Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), and all proceeds received by Agent as a result of the exercise of its remedies under the Collateral Documents after the occurrence and continuance of an Event of Default, shall be applied as follows:

first, to payment of costs and expenses, including Attorney Costs, of Agent payable or reimbursable by the Credit Parties under the Loan Documents;

second, to payment of Attorney Costs of Lenders payable or reimbursable by the Borrowers under this Agreement;

third, to payment of all accrued unpaid interest on the Obligations (other than Bank Product Obligations) and fees owed to Agent, Lenders and L/C Issuers;

fourth, to payment of principal of the Obligations including, without limitation, L/C Reimbursement Obligations then due and payable, any Obligations under any Secured Rate Contract and cash collateralization of unmatured L/C Reimbursement Obligations to the extent not then due and payable, but excluding Bank Product Obligations;

fifth, to payment of any other amounts owing constituting Obligations (including Bank Product Obligations); and

sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above and (iii) no payments by a Guarantor and no proceeds of Collateral of a Guarantor shall be applied to Excluded Rate Contract Obligations of such Guarantor.

1.11 Payments by the Lenders to Agent; Settlement.

(a) Agent may, on behalf of Lenders, disburse funds to the Borrowers for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Commitment Percentage of any Loan before Agent disburses same to the Borrowers. If Agent elects to require that each Lender make funds available to Agent prior to disbursement by Agent to the Borrowers, Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of the Loan requested by the Borrower Representative no later than the Business Day prior to (or, in the case of same-day Borrowings, on) the scheduled Borrowing date applicable thereto, and each such Lender shall pay Agent such Lender’s Commitment Percentage of such requested Loan, in same day funds, by wire transfer to Agent’s account, as set forth on Agent’s signature page hereto, no later than 1:00 p.m. on such scheduled Borrowing date. Nothing in this Section 1.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 1.11, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Agent, any Lender or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(b) At least once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Agent shall pay to each Lender such Lender’s Commitment Percentage (except as otherwise provided in Section 1.1(c)(vi), Section 1.11(e) and Section 9.9(g)) of principal, interest and fees paid by the Borrowers since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender not later than 2:00 p.m. on the next Business Day following each Settlement Date.

(c) Availability of Lender’s Commitment Percentage. Agent may assume that each Revolving Lender will make its Commitment Percentage of each Revolving Loan available to Agent on each Borrowing date. If such Commitment Percentage is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Commitment Percentage forthwith upon Agent’s demand, Agent shall promptly notify the Borrower Representative and the Borrowers shall immediately repay such amount to Agent. Nothing in this Section 1.11(c) shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving

Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrowers may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. Without limiting the provisions of Section 1.11(b), to the extent that Agent advances funds to the Borrowers on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance from the date such advance was made until reimbursed by the applicable Revolving Lender.

(d) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(e) Non-Funding Lenders; Procedures.

(i) Responsibility. The failure of any Non-Funding Lender to make any Revolving Loan, Letter of Credit Obligation or any payment required by it, or to make any payment required by it under any Loan Document, or to fund any purchase of any participation to be made or funded by it (including, without limitation, with respect to any Swing Loan) on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such loan, fund the purchase of any such participation, or make any other such required payment on such date, and neither Agent nor, other than as expressly set forth herein, any Other Lender shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other required payment under any Loan Document.

(ii) Reallocation. If any Revolving Lender is a Non-Funding Lender or Impacted Lender, all or a portion of such Non-Funding Lender’s or Impacted Lender’s Letter of Credit Obligations (unless such Non-Funding Lender or such Impacted Lender is the L/C Issuer that Issued such Letter of Credit) and reimbursement obligations with respect to Swing Loans shall, at Borrower Representative’s or Agent’s election at any time or upon any L/C Issuer’s or Swingline Lender’s, as applicable, written request delivered to Agent (whether before or after the occurrence of any Default or Event of Default), be reallocated to and assumed by the Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders pro rata in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment

(calculated as if the Non-Funding Lender’s or Impacted Lender’s Commitment Percentage was reduced to zero and each other Revolving Lender’s (other than any other Non-Funding Lender’s or Impacted Lender’s) Commitment Percentage had been increased proportionately), provided that no Revolving Lender shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its outstanding Revolving Loans, outstanding Letter of Credit Obligations, amounts of its participations in Swing Loans and its pro rata share of unparticipated amounts in Swing Loans to exceed its Revolving Loan Commitment.

(iii) Voting Rights. Notwithstanding anything set forth herein to the contrary, including Section 9.1, a Non-Funding Lender or Impacted Lender, as applicable, shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders” or “Lenders directly and adversely affected” pursuant to Section 9.1) for any voting or consent rights under or with respect to any Loan Document, provided that (A) the Commitment of such Non-Funding Lender or Impacted Lender may not be increased, extended or reinstated, (B) the principal of a Non-Funding Lender’s or Impacted Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations owing to such Non-Funding Lender or Impacted Lender may not be reduced in such a manner that by its terms affects such Non-Funding Lender or Impacted Lender more adversely than other Lenders, in each case without the consent of such Non-Funding Lender or Impacted Lender, as applicable. Moreover, for the purposes of determining Required Lenders, the Loans, Letter of Credit Obligations, and Commitments held by Non-Funding Lenders or Impacted Lenders shall be excluded from the total Loans and Commitments outstanding.

(iv) Borrower Payments to a Non-Funding Lender. Agent shall be authorized to use all payments received by Agent for the benefit of any Non-Funding Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties. Following such payment in full of the Aggregate Excess Funding Amount, Agent shall be entitled to hold such funds as cash collateral in a non-interest bearing account up to an amount equal to such Non-Funding Lender’s unfunded Revolving Loan Commitment and to use such amount to pay such Non-Funding Lender’s funding obligations hereunder until the Obligations are paid in full in cash, all Letter of Credit Obligations have been discharged or cash collateralized and all Commitments have been terminated. Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. With respect to such Non-Funding Lender’s failure to fund Revolving Loans or purchase participations in Letters of Credit or Letter of Credit Obligations, any amounts applied by Agent to satisfy such funding shortfalls shall be deemed to constitute a Revolving Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other Revolving Lenders shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, Revolving Loans or Letter of Credit participation interests from the other Revolving Lenders until such time as the aggregate amount of the Revolving Loans and participations in Letters of Credit and Letter of Credit Obligations are held by the Revolving Lenders in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment. Any amounts owing by a Non-Funding Lender to Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans. In the event that Agent is holding cash collateral of a Non-Funding

Lender that cures pursuant to clause (v) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of (A) all unpaid obligations owing by such Lender to Agent, L/C Issuers, Swingline Lender, and other Lenders under the Loan Documents, including such Lender’s pro rata share of all Revolving Loans, Letter of Credit Obligations and Swing Loans, plus, without duplication, (B) all amounts of such Non-Funding Lender’s Letter of Credit Obligations and reimbursement obligations with respect to Swing Loans reallocated to other Lenders pursuant to Section 1.11(e)(ii).

(v) Cure. A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender (A) fully pays to Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon and (B) timely funds the next Revolving Loan required to be funded by such Lender or makes the next reimbursement required to be made by such Lender. Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.

(vi) Fees. A Lender that is a Non-Funding Lender pursuant to clause (a) of the definition of Non-Funding Lender shall not earn and shall not be entitled to receive, and the Borrowers shall not be required to pay, such Lender’s portion of the Unused Commitment Fee during the time such Lender is a Non-Funding Lender pursuant to clause (a) thereof. In the event that any reallocation of Letter of Credit Obligations occurs pursuant to Section 1.11(e)(ii), during the period of time that such reallocation remains in effect, the Letter of Credit Fee payable with respect to such reallocated portion shall be payable to (A) all Revolving Lenders based on their pro rata share of such reallocation or (B) to the L/C Issuer for any remaining portion not reallocated to any other Revolving Lenders.

(f) Procedures. Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion on, E-Systems.

1.12 Borrower Representative. NxStage hereby (i) is designated and appointed by each Borrower as its representative and agent on its behalf (the “Borrower Representative”) and (ii) accepts such appointment as the Borrower Representative, in each case, for the purposes of issuing Notices of Borrowings, Notices of Conversion//Continuation, L/C Requests and Swingline Requests, delivering certificates including Compliance Certificates and Borrowing Base Certificates, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower, the Borrowers, any Credit Party or the Credit Parties under the Loan Documents. Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower Representative as a notice or communication from all Credit Parties. Each warranty, covenant, agreement and undertaking made on behalf of a Credit Party by the Borrower Representative shall be deemed for all purposes to have been made by such Credit Party and shall be binding upon and enforceable against such Credit Party to the same extent as if the same had been made directly by such Credit Party.

1.13 Eligible Accounts. All of the Accounts owned by each Borrower and properly reflected as “Eligible Accounts” in the most recent Borrowing Base Certificate delivered by Borrower Representative to Agent shall be “Eligible Accounts” for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its Permitted Discretion. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria and to establish new criteria with respect to Eligible Accounts, in its Permitted Discretion, subject to the approval of the Required Lenders in the case of adjustments, or new criteria which have the effect of making more credit available. Eligible Accounts shall not include the following Accounts of a Borrower:

(a) Accounts — Past Due /Extended Terms. (i) Accounts that are not paid within the earlier of ninety (90) days following its due date or one hundred twenty (120) days following its original invoice date and (ii) Accounts that specify a due date more than ninety (90) days after original invoice date;

(b) Cross Aged Accounts. Accounts that are the obligations of an Account Debtor if fifty percent (50%) or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 1.13;

(c) Foreign Accounts. Accounts that are the obligations of an Account Debtor located in a foreign country to the extent that such Accounts exceed 20% of the Borrowing Base without giving effect to this clause; provided that to the extent that payment to any such Account is assured by a letter of credit assigned and delivered to Agent, satisfactory to Agent as to form, amount and Issuer, such Accounts shall not be included in such 20% calculation;

(d) Reserved.;

(e) Contra Accounts. Accounts to the extent a Borrower or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to such Borrower or any Subsidiary thereof but only to the extent of the potential offset (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(f) Chargebacks/Partial Payments/Disputed. Any Account if any defense, counterclaim, setoff or dispute is asserted as to such Account but only to the extent of such defense, counterclaim, setoff or dispute;

(g) Inter-Company/Affiliate Accounts. Accounts that arise from a sale to any employee or Affiliate of any Credit Party;

(h) Reserved.;

(i) Concentration Risk. Accounts to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination (other than Accounts owing by Fresenius, DaVita, Gambro and Schein) exceed twenty-five percent (25)% of all Eligible Accounts;

(j) Credit Risk. Accounts that are otherwise determined to be unacceptable by Agent in its Permitted Discretion, upon the delivery of prior or contemporaneous notice (oral or written) of such determination to the Borrower Representative;

(k) Unbilled. Accounts with respect to which an invoice, reasonably acceptable to Agent in form and substance, has not been sent to the applicable Account Debtor or Accounts where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(l) Defaulted Accounts; Bankruptcy. Accounts where:

(i) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(ii) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(m) Progress Billing. Accounts (i) as to which a Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, (ii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to a Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer (sometimes called retainage billings), or (iii) Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(n) Bill and Hold. Accounts that arise with respect to goods that are sold on a bill-and-hold basis;

(o) C.O.D. Accounts that arise with respect to goods that are sold on a cash-on-delivery basis;

(p) Credit Limit. Accounts to the extent such Account exceeds any credit limit established by Agent, in its Permitted Discretion, following prior notice of such limit by Agent to the Borrower Representative;

(q) Non-Acceptable Alternative Currency. Accounts that are payable in any currency other than United States Dollars;

(r) Other Liens Against Receivables. Accounts that (i) are not owned by a Borrower or (ii) are subject to any right, claim, Lien or other interest of any other Person, other than Liens in favor of Agent, securing the Obligations and Permitted Liens of the type described in clauses (c) and (f) of Section 5.1;

(s) Conditional Sale. Accounts that arise with respect to goods that are placed on consignment, guarantied sale or other terms by reason of which the payment by the Account Debtor is conditional (including Accounts for demonstration or promotional equipment, and Accounts sold on “sale or return” or “sale on approval”);

(t) Judgments, Notes or Chattel Paper. Accounts that are evidenced by a judgment, Instrument or Chattel Paper;

(u) Not Bona Fide. Accounts that are not true and correct statements of bona fide indebtedness incurred in the amount of such Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(v) Ordinary Course; Sales of Equipment or Bulk Sales. Accounts that do not arise from the sale of goods or the performance of services by a Borrower in the Ordinary Course of Business, including, without limitation, sales of Equipment and bulk sales and Accounts that arise from personal injury claims or from services performed or undertaken in violation of any Requirement of Law; or

(w) Not Perfected. Accounts as to which Agent’s Lien thereon, on behalf of itself and the other Secured Parties, is not a first priority perfected Lien.

1.14 Eligible Inventory. All of the Inventory owned by each Borrower and properly reflected as “Eligible Inventory” in the most recent Borrowing Base Certificate delivered by Borrower Representative to Agent shall be “Eligible Inventory” for purposes of this Agreement, except any Inventory to which any of the exclusionary criteria set forth below or in the component definitions herein applies. Agent shall have the right to establish, modify, or eliminate Reserves against Eligible Inventory from time to time in its Permitted Discretion. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria, to establish new criteria with respect to Eligible Inventory in its Permitted Discretion, subject to the approval of Required Lenders in the case of adjustments, or new criteria which have the effect of making more credit available. Eligible Inventory shall not include the following Inventory of a Borrower:

(a) Excess/Obsolete. Inventory that is damaged, unfit for sale or excess, obsolete, unsalable, shopworn, or seconds;

(b) Locations < $250M. Inventory is located at any site if the aggregate book value of Inventory at any such location is less than $250,000;

(c) Consignment. Inventory that is placed on consignment;

(d) Off-Site. Inventory that (i) is not located on premises owned, leased or rented by a Borrower and set forth in Schedule 3.21 or listed on a Borrowing Base Certificate, (ii) is stored at a leased location, unless (x) a reasonably satisfactory landlord waiver has been delivered to Agent, or (y) Reserves reasonably satisfactory to Agent have been established with respect thereto, (iii) is stored with a bailee or warehouseman unless (x) a reasonably satisfactory, acknowledged bailee letter has been received by Agent with respect thereto and (y) Reserves reasonably satisfactory to Agent have been established with respect thereto, or (iv) is located at an owned location subject to a mortgage in favor of a lender other than Agent, unless a reasonably satisfactory mortgagee waiver has been delivered to Agent;

(e) In-Transit. Inventory that is in transit, except for Inventory in transit between domestic locations of Credit Parties as to which Agent’s Liens have been perfected at origin and destination;

(f) Customized. Inventory subject to any licensing, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party for the sale or disposition of that Inventory (which consent has not been obtained) or the payment of any monies to any third party upon such sale or other disposition (to the extent of such monies);

(g) Packing/Shipping Materials. Inventory that consists of packing or shipping materials, or manufacturing supplies;

(h) Tooling. Inventory that consists of tooling;

(i) Display. Inventory that consists of display items;

(j) Returns. Inventory that consists of goods which have been returned by the buyer;

(k) Freight. Inventory that consists of any costs representing “freight-out” to customers which are not capitalized as Inventory;

(l) Hazardous Materials. Inventory that consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(m) Un-insured. Inventory that is not covered by casualty insurance reasonably acceptable to Agent (it being acknowledged and agreed by Agent that the casualty insurance covering the Inventory of the Borrowers as of the Closing Date is reasonably acceptable to it);

(n) Not Owned/Other Liens. Inventory that is not owned by a Borrower or is subject to Liens other than Permitted Liens described in Sections 5.1(b), (c), (d) and (f) or rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure a Borrower’s performance with respect to that Inventory);

(o) Unperfected. Inventory that is not subject to a first priority Lien in favor of Agent on behalf of itself and the Secured Parties, except for Liens described in Section 5.1(d) (subject to Reserves) and Permitted Liens of the type described in clauses (c) and (f) of Section 5.1;

(p) Negotiable Bill of Sale. Inventory that is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except Liens in favor of Agent, on behalf of itself and the Secured Parties and Permitted Liens of the type described in clauses (c) and (f) of Section 5.1; or

(q) Not Ordinary Course. Inventory that is not of a type held for sale in the Ordinary Course of Business of a Borrower, including without limitation raw materials and work in process.

(r) Other Inventory. Inventory Agent otherwise deems to be ineligible in its Permitted Discretion.

1.15 Eligible Field Equipment. All of the Equipment owned by each Borrower and properly reflected as “Eligible Field Equipment” in the most recent Borrowing Base Certificate delivered by Borrower Representative to Agent shall be “Eligible Field Equipment” for purposes of this Agreement. Agent shall have the right to establish, modify, or eliminate Reserve against Eligible Field Equipment from time to time in its Permitted Discretion. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria, to establish new criteria with respect to Eligible Field Equipment in its Permitted Discretion, subject to the approval of Required Lenders in the case of adjustments, or new criteria which have the effect of making more credit available.

ARTICLE II.

CONDITIONS PRECEDENT

2.1 Conditions of Initial Loans. The obligation of each Lender to make its initial Loans and of each L/C Issuer to Issue, or cause to be Issued, the initial Letters of Credit hereunder is subject to satisfaction of the following conditions in a manner reasonably satisfactory to Agent:

(a) Loan Documents. Agent shall have received on or before the Closing Date all of the agreements, documents, instruments and other items set forth on the closing checklist attached hereto as Exhibit 2.1 (other than agreements, documents, instruments and other items noted therein to be delivered after the Closing Date), each in form and substance reasonably satisfactory to Agent;

(b) Availability. After giving effect to the funding of the initial Loans and Issuance of the initial Letters of Credit, the payment of all costs and expenses in connection therewith, and with all accounts payable being paid currently, Availability shall be not less than $5,000,000;

(c) Repayment of Prior Lender Obligations; Satisfaction of Outstanding L/Cs. Agent shall have received a fully executed pay-off letter reasonably satisfactory to Agent confirming that all obligations owing by any Credit Party to Prior Lender have been repaid in full and all Liens upon any of the Property of the Credit Parties or any of their Subsidiaries in favor of Prior Lender have been terminated by Prior Lender;

(d) Approvals. Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required;

(e) Payment of Fees. The Borrowers shall have paid the fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including the fees specified in the Fee Letter), and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date; and

(f) Litigation. There shall not exist any action, suit, investigation, litigation or proceeding pending or to the knowledge of any Responsible Officer of a Borrower, threatened in writing, before any Governmental Authority that challenges the credit facilities hereunder. There shall not exist any order, injunction or decree of any Governmental Authority restraining or prohibiting the funding of the initial Loans hereunder.

2.2 Conditions to All Borrowings. Except as otherwise provided herein, no Lender or L/C Issuer shall be obligated to fund any Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

(a) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such earlier date), and with respect to Revolving Loans or Issuances of Letters of Credit, Agent or Required Lenders have determined not to make such Loan or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect;

(b) Notwithstanding anything to the contrary set forth in the final sentence of Section 7.1, any Default or Event of Default has occurred and is continuing or would result after giving effect to any Loan (or the incurrence of any Letter of Credit Obligation), and Agent or Required Lenders shall have determined not to make any Loan or incur any Letter of Credit Obligation as a result of that Default or Event of Default;

(c) Borrower does not certify to Agent that after giving effect to the requested Loan or Letter of Credit, Borrower will be in proforma compliance with the financial covenant of Article VI then in effect, as of the last day of the most recent Fiscal Quarter for which a Compliance Certificate has been or is required to be delivered pursuant to Section 4.2(b) prior to such request; and

(d) after giving effect to any Loan (or the incurrence of any Letter of Credit Obligations), the aggregate outstanding amount of the Revolving Loans would exceed the Maximum Revolving Loan Balance (except as provided in Section 1.1(b)).

The request by the Borrower Representative and acceptance by the Borrowers of the proceeds of any Loan or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrowers that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent’s Liens, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

The Credit Parties, jointly and severally, represent and warrant to Agent and each Lender that the following are, and after giving effect to each Loan Document will be, true, correct and complete; notwithstanding any provisions hereof, the following representations and warranties shall only apply during a Funding Period:

3.1 Corporate Existence and Power. Each Credit Party and each of their respective Domestic Subsidiaries:

(a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b) has the power and authority and all material governmental licenses, authorizations, Permits, consents and approvals to own its assets, carry on its business and execute, deliver, and perform its obligations under, the Loan Documents to which it is a party;

(c) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d) is in compliance with all Requirements of Law;

except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2 Corporate Authorization; No Contravention. The execution, delivery and performance by each of the Credit Parties of this Agreement, and by each Credit Party and each of their respective Domestic Subsidiaries of any other Loan Document to which such Person is party, have been duly authorized by all necessary action, and do not and will not:

(a) contravene the terms of any of that Person’s Organization Documents;

(b) conflict with or result in any material breach or contravention of, or (other than the Loan Documents) result in the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject;

(c) violate any Requirement of Law in any material respect; or

(d) affect any Credit Party’s or any Domestic Subsidiary of a Credit Party’s right to receive, or reduce the amount of, payments and reimbursements from Third Party Payors, or materially adversely affect any Health Care Permit.

3.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party or any Domestic Subsidiary of any Credit Party of this Agreement, or any other Loan Document except (a) for recordings and filings in connection with the Liens granted to Agent under the Collateral Documents and the release of existing Liens, (b) those obtained or made on or prior to the Closing Date, (c) as may be required in connection with the disposition of any portion of the Collateral by laws affecting the offering and sale of securities generally or any approvals that may be required to be obtained from any bailees or landlords to collect the Collateral, (d) filings with the SEC pursuant to applicable Requirements of Law and (e) those which, if not obtained or made, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.4 Binding Effect. This Agreement and each other Loan Document to which any Credit Party or any Domestic Subsidiary of any Credit Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

3.5 Litigation. Except as specifically disclosed in Schedule 3.5, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of any Responsible Officer of any Credit Party, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Domestic Subsidiary of any Credit Party or any of their respective Properties which:

(a) purport to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b) which would reasonably be expected to have a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, no Credit Party or any Domestic Subsidiary of any Credit Party is the subject of an audit by a Governmental Authority or, to each Credit Party’s knowledge, any review or investigation by any Governmental Authority (excluding, in each case, the IRS and other taxing authorities) concerning the violation or possible violation of any Requirement of Law, which, in each case, would reasonably be expected to have a Material Adverse Effect.

3.6 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of Agent’s Liens on the Collateral or the consummation of any of the Loan Documents. No Credit Party and no Domestic Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

3.7 ERISA Compliance. Schedule 3.7 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans intended to qualify for tax exempt status under Section 401 or 501 of the Code or that provide post-employment or retiree welfare benefits (other than to the extent required by Section 4980B of the Code). As of the Closing Date, each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of any Responsible Officer of any Credit Party, nothing has occurred which would prevent, or cause the loss of, such qualification. Except as would not, in the aggregate, reasonably be expected to result in Liabilities in excess of $1,000,000, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Responsible Officer of any Credit Party, threatened in writing) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party incurs or otherwise has or could reasonably be expected to have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) of any Credit Party or any Domestic Subsidiary of a Credit Party remain outstanding.

3.8 Use of Proceeds; Margin Regulations. No Credit Party and no Subsidiary of any Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

3.9 Ownership of Property; Liens. As of the Closing Date, the Real Estate listed in Schedule 3.9 constitutes all of the owned and leased Real Estate of each Credit Party and each of their respective Domestic Subsidiaries. Each of the Credit Parties and each of their respective Domestic Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Estate, and good and valid title to all owned personal property and valid leasehold interests in all leased personal property, in each instance, (i) necessary or material in the ordinary conduct of their respective businesses and (ii) except for defects in title permitted by Section 5.1(g). As of the Closing Date, none of the Real Estate of any Credit Party or any Domestic Subsidiary of any Credit Party is subject to any Liens other than Permitted Liens. As of the Closing Date, all material permits required to have been issued or appropriate to enable the owned or leased Real Estate of the Credit Parties and each of their Domestic Subsidiaries to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

3.10 Taxes. All federal and all material state, local and other tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all material income, franchise and other taxes, charges and other impositions reflected therein and all material Taxes otherwise due and payable have been paid or, as applicable withheld, prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. As of the Closing Date, no material Tax Return is under audit or examination by any Governmental Authority, and no written notice of any such audit or examination or any assertion of any material claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in compliance in all material respects with the Tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent for any taxable period for which the statute of limitations has not expired.

3.11 Financial Condition.

(a) Each of (i) the audited consolidated balance sheet of the Borrowers and their Subsidiaries dated December 31, 2013, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Year ended on that date and (ii) the unaudited interim consolidated balance sheet of the Borrowers and their Subsidiaries dated March 31, 2014 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the three (3) fiscal months then ended:

(x) were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(y) present fairly in all material respects the consolidated financial condition of the Borrowers and their Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b) Since December 31, 2013, there has been no event that has or would reasonably be expected to have a Material Adverse Effect.

(c) The Credit Parties and their Domestic Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.9.

(d) All financial performance projections delivered to Agent, including the financial performance projections delivered on the Closing Date, represent the Borrowers’ good faith estimate of future financial performance at the time such projections were delivered and are based on assumptions believed by the Borrowers to be fair and reasonable in light of current market conditions at the time such projections were delivered, it being acknowledged and agreed by Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ materially from the projected results and failure to achieve such projected results shall not, in and of itself, constitute a Default or Event of Default.

3.12 Environmental Matters. Except as set forth in Schedule 3.12, and except as would not reasonably be expected to result in Material Environmental Liabilities to the Credit Parties and their Domestic Subsidiaries, (a) the operations of each Credit Party and each Domestic Subsidiary of each Credit Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Credit Party and no Domestic Subsidiary of any Credit Party is party to, and no Credit Party and no Domestic Subsidiary of any Credit Party and no Real Estate currently (or to the knowledge of any Responsible Officer of any Credit Party previously) owned, leased, subleased or operated by any such Person is the subject of, any pending (or, to the knowledge of any Responsible Officer of any Credit Party, threatened in writing) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice alleging liability under any Environmental Laws, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any Property of any Credit Party or any Domestic Subsidiary of any Credit Party and, to the knowledge of any Responsible Officer of any Credit Party, no facts, circumstances or conditions exist that would reasonably be expected to result in any such Lien attaching to any such Property, (d) no Credit Party and no Domestic Subsidiary of any Credit Party has caused a Release of Hazardous Materials at, to or from any Real Estate, (e) to the knowledge of any Responsible Officer of any Credit Party, all Real Estate currently (or to the knowledge of any Responsible Officer of any Credit Party previously) owned, leased, subleased or operated by any such Credit Party and each Domestic Subsidiary of each Credit Party is free of contamination by any Hazardous Materials, and (f) no Credit Party and no Domestic Subsidiary of any Credit Party (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations in violation of any Environmental Law or (ii) knows of any facts, circumstances or conditions reasonably constituting notice of a violation of or liability under any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act or similar Environmental Laws. As of the Closing Date, each Credit Party has made available to Agent copies of all material existing environmental reports, reviews and audits and all material documents pertaining to actual or potential Material Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody, control or otherwise reasonably available to the Credit Parties.

3.13 Regulated Entities. No Credit Party, no Person controlling any Credit Party, nor any Domestic Subsidiary of any Credit Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its obligations under the Loan Documents.

3.14 Solvency. Both before and after giving effect to (a) the Loans made and Letters of Credit Issued on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans to or as directed by the Borrower Representative, and (c) the payment and accrual of all transaction costs in connection with the foregoing, the Credit Parties taken as a whole are Solvent.

3.15 Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Responsible Officer of any Credit Party, threatened in writing) against or involving any Credit Party or any Domestic Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.15, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Domestic Subsidiary of any Credit Party, (b) to the knowledge of any Responsible Officer of any Credit Party, no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Domestic Subsidiary of any Credit Party and (c) to the knowledge of any Responsible Officer of any Credit Party, no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Domestic Subsidiary of any Credit Party.

3.16 Intellectual Property. Schedule 3.16 sets forth a true and complete list as of the Closing Date of the following Intellectual Property each Credit Party owns, licenses or otherwise has the right to use: (i) Intellectual Property owned by a Credit Party that is registered or subject to applications for registration with the United States Copyright Office or the United States Patent and Trademark Office, and (ii) material Intellectual Property licensed by a Credit Party that is registered or subject to applications for registration with the United States Copyright Office or the United States Patent and Trademark Office, and including for each of the foregoing items (1) the owner, (2) the title, (3) as applicable, the registration or application number and registration or application date and (4) any material IP Licenses granted by such Credit Party with respect thereto. Each Credit Party and each Domestic Subsidiary of each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of any Responsible Officer of any Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Domestic Subsidiary of each Credit Party does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Credit Party or any Domestic Subsidiary of any Credit Party in any Intellectual Property owned by such Credit Party, other than, in each case, as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.17 Brokers’ Fees; Transaction Fees. Except for fees payable to the Lead Arranger, Agent and Lenders, none of the Credit Parties or any of their respective Domestic Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

3.18 Insurance. A true and complete list of all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, including issuers, coverages and deductibles, has been provided to Agent. Each of the Credit Parties and each of their respective Domestic Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses of the same size and character as the business of the Credit Parties and, to the extent relevant, owning similar Properties in localities where such Person operates.

3.19 Ventures, Subsidiaries and Affiliates; Outstanding Stock. Except as set forth in Schedule 3.19, as of the Closing Date, no Credit Party and no Subsidiary of any Credit Party (a) has any Subsidiaries, or (b) owns any Stock or Stock Equivalent in any other Person. Each Immaterial Subsidiary as of the Closing Date is designated as such on Schedule 3.19. As of the Closing Date, the consolidated total assets of all Immaterial Subsidiaries (as set forth in the audited consolidated balance sheet of the Borrowers and their Subsidiaries dated December 31, 2013), do not constitute more than 5.0% of the Consolidated Total Assets. All issued and outstanding Stock and Stock Equivalents of each of the Credit Parties are (x) duly authorized and validly issued, (y) in the case of any Credit Party that is a corporation, fully paid and non-assessable, and (z) free and clear of all Liens other than Permitted Liens of the type described in Section 5.1(b), (c) or (f). All such securities were issued in compliance in all material respects with all applicable state and federal laws concerning the issuance of securities. All of the issued and outstanding Stock of each Credit Party (other than NxStage) and each Subsidiary of each Credit Party, as of the Closing Date, is owned by each of the Persons and in the amounts set forth in Schedule 3.19 and in the case of any Joint Venture, such other Persons that are not a Credit Party or one of its Subsidiaries. As of the Closing Date, and except as set forth in Schedule 3.19, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or Stock Equivalents Set forth in Schedule 3.19 is a true and complete organizational chart of the Borrowers and all of their Subsidiaries as of the Closing Date.

3.20 Jurisdiction of Organization; Chief Executive Office. Schedule 3.20 lists each Credit Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Credit Party’s chief executive office or sole place of business, in each case as of the date hereof, and such Schedule 3.20 also lists all jurisdictions of organization and legal names of such Credit Party for the five years preceding the Closing Date.

3.21 Locations of Inventory, Equipment and Books and Records. As of the end of the most recent calendar month prior to the Closing Date, each Credit Party’s inventory and equipment (other than (w) inventory or equipment in transit, (x) locations having inventory and/or equipment with a fair market value of less than $250,000 per location, and (y) inventory and equipment maintained at customer locations in ordinary course of business) and books and records concerning the Collateral are kept at the locations listed in Schedule 3.21.

3.22 Deposit Accounts and Other Accounts. Schedule 3.22 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, and such Schedule correctly identifies the name and address with respect to each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.23 Government Contracts. Except as set forth in Schedule 3.23, as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority in respect of any Account where such Governmental Authority is the Account Debtor.

3.24 Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Responsible Officer of any Credit Party, threat in writing of any termination or cancellation of, (a) the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding 12 calendar months caused them to be ranked among the ten largest customers of such Credit Party or (b) the business relationship of any Credit Party with any supplier essential to the operations of the Credit Parties and their Domestic Subsidiaries, taken as a whole.

3.25 Bonding. Except as set forth in Schedule 3.25, as of the Closing Date, no Credit Party is a party to or bound by any surety bond agreement, indemnification agreement therefor or bonding requirement with respect to products or services sold by it.

3.26 Reserved.

3.27 Reserved

3.28 Reserved.

3.29 Full Disclosure. None of the representations or warranties made by any Credit Party or any of their Domestic Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the written statements about any Credit Party or any of their Domestic Subsidiaries contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party or any of their Domestic Subsidiaries (other than any statement which constitutes projections, forward looking statements, budgets, estimates or general market data) in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to Agent or the Lenders prior to the Closing Date), taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered, it being acknowledged and agreed by Agent and Lenders that, to the extent included in any of the foregoing, projections, budgets, forward looking statements or estimates as to future events are inherently uncertain and are not to be viewed as facts and that the actual results during the period or periods covered by such projections, budgets, forward looking statements or estimates may differ from the projected results.

3.30 Foreign Assets Control Regulations and Anti-Money Laundering. Each Credit Party and each Domestic Subsidiary of each Credit Party is in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Credit Party and no Domestic Subsidiary or Affiliate of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

3.31 Patriot Act. The Credit Parties, each of their Domestic Subsidiaries and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

3.32 Regulatory Matters. (a) Schedule 3.32 sets forth, as of the Closing Date, a complete and correct list of all Registrations held by each Credit Party and its Domestic Subsidiaries that are material to the business of the Borrowers and their Domestic Subsidiaries. Each Credit Party and its Domestic Subsidiaries has, and it and its Products are in conformance with, all Registrations required to conduct its respective businesses as now or currently proposed to be conducted except where the failure to have such Registrations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. As of the Closing Date, to the knowledge of any Responsible Officer of a Credit Party, (i) neither the FDA nor other Governmental Authority is considering limiting, suspending, or revoking such Registrations or changing the marketing classification or labeling or other significant parameter affecting the Products of the Credit Parties or any of their respective Domestic Subsidiaries, and (ii) there is no false or misleading information or significant omission in any product application or other submission to the FDA or other Governmental Authority administering Public Health Laws, except in the case of either clause (i) or (ii), as set forth on Schedule 3.32. The Credit Parties and their respective Domestic Subsidiaries have fulfilled and performed their obligations under each material Registration, and no event has occurred or condition or state of facts exists which would constitute a breach or default, or would cause revocation or termination of any such material Registration. To the knowledge of any Responsible Officer of a Credit Party, any third party that is a manufacturer or contractor for the Credit Parties or any of their respective Domestic Subsidiaries is in compliance in all material respects with all Registrations required by the FDA or comparable Governmental Authority and all Public Health Laws insofar as they reasonably pertain to the Products of the Credit Parties and their respective Domestic Subsidiaries and except where failure to be in compliance in all material respects would not reasonably be expected to have a Material Adverse Effect.

(b) All Products designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold or marketed by or on behalf of the Credit Parties or their respective Domestic Subsidiaries that are subject to Public Health Laws have been and are being designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold and marketed in compliance in all material respects with the Public Health Laws or any other applicable Requirement of Law, including, without limitation, clinical and non-clinical evaluation, product approval or clearance, premarketing notification, good manufacturing practices, labeling, advertising and promotion, record-keeping, establishment registration and device listing, reporting of recalls and adverse event reporting.

(c) Except as set forth on Schedule 3.32 or as would not reasonably be expected to have a Material Adverse Effect, no Credit Party nor its Domestic Subsidiaries is subject to any obligation arising under an administrative or regulatory action, proceeding, investigation or inspection by or on behalf of a Governmental Authority, warning letter, notice of violation letter, consent decree, request for information or other written notice, response or commitment made to or with a Governmental Authority with respect to Regulatory Matters, and, to the knowledge of any Responsible Officer of a Credit Party, no such obligation has been threatened in writing. Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Credit Party and its Domestic Subsidiaries has made all notifications, submissions, and reports required by any such obligation, and (ii) all such notifications, submissions and reports were true, complete, and correct in all material respects as of the date of submission to FDA or any other Governmental Authority. Except as would not reasonably be expected to have a Material Adverse Effect, there is no, and there is no act, omission, event, or circumstance of which any Responsible Officer of a Credit Party has knowledge that would reasonably be expected to give rise to or lead to, any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information pending against any Credit Party or its Domestic Subsidiaries. To the knowledge of any Responsible Officer of a Credit Party, no Credit Party nor any of its Domestic Subsidiaries has any liability (whether actual or contingent) for failure to comply with any Public Health Laws that would reasonably be expected to have a Material Adverse Effect. There has not been any violation of any Public Health Laws by any Credit Party or its Domestic Subsidiaries in its product development efforts, submissions, record keeping and reports to the FDA or any other Governmental Authority that could reasonably be expected to require or lead to investigation, corrective action or enforcement, regulatory or administrative action that, in each case, would reasonably be expected, in the aggregate, to have a Material Adverse Effect. As of the Closing Date, to the knowledge of any Responsible Officer of a Credit Party, there are no civil or criminal proceedings relating to any Credit Party or any of its Domestic Subsidiaries or any officer, director or employee of any Credit Party or Domestic Subsidiary of any Credit Party that involve a matter within or related to the FDA’s jurisdiction.

(d) As of the Closing Date, except as set forth on Schedule 3.32 no Credit Party nor its Domestic Subsidiaries is undergoing any inspection related to Regulatory Matters, or any other Governmental Authority investigation, in each case, that would reasonably be expected to have a Material Adverse Effect.

(e) Except as set forth on Schedule 3.32, during the period of three (3) calendar years immediately preceding the Closing Date, no Credit Party nor any Domestic Subsidiary of any Credit Party has introduced into commercial distribution any Products manufactured by or on behalf of any Credit Party or any Domestic Subsidiary of a Credit Party that were upon their shipment by any Credit Party or any of its Domestic Subsidiaries adulterated or misbranded in violation of 21 U.S.C. § 331, except, in each case, as would not reasonably be expected to have a Material Adverse Effect. No Credit Party nor any Domestic Subsidiary of any Credit Party has received any notice of communication from any Governmental Authority alleging noncompliance with any Requirement of Law that would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.32, (i) no Product has been seized, withdrawn, recalled, detained, or subject to a suspension (other than in the ordinary course of business) of research, manufacturing, distribution, or commercialization activity, and (ii) there are no facts or circumstances reasonably likely to cause (A) the seizure, denial, withdrawal, recall, detention, public health notification, safety alert or suspension of manufacturing or other activity relating to any material Product, (B) a change in the labeling of any Product suggesting a material compliance issue or risk, or (C) a termination, seizure or suspension of manufacturing, researching, distributing or marketing of any Product, other than a voluntary termination or suspension of manufacturing, researching, distributing or marketing of any Product in the ordinary course of business. As of the Closing Date, no proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention, or seizure of any Product are pending or to the knowledge of any Responsible Officer of a Credit Party, threatened in writing against any Credit Party or any of its Domestic Subsidiaries.

(f) No Credit Party nor any Domestic Subsidiary of any Credit Party nor to the knowledge of any Responsible Officer of a Credit Party, any of their respective officers, directors, employees, agents, or contractors (i) have been excluded or debarred from any federal healthcare program (including without limitation Medicare or Medicaid) or any other federal program or (ii) have received notice from the FDA or any other Governmental Authority with respect to debarment or disqualification of any Person, in each case, that would reasonably be expected to have, in the aggregate, a Material Adverse Effect. As of the Closing Date, no Credit Party nor any Domestic Subsidiary of any Credit Party, nor to the knowledge of any Responsible Officer of a Credit Party, nor any of their respective officers, directors, employees, agents or contractors have been convicted of any crime or engaged in any conduct for which (x) debarment is mandated or permitted by 21 U.S.C. § 335a or (y) such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar law. As of the Closing Date, to the knowledge of any Responsible Officer of a Credit Party, no officer, employee or agent of any Credit Party or its Domestic Subsidiaries, has (A) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority; (B) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority; or (C) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991).

(g) Except as would not reasonably be expected to have a Material Adverse Effect, no Credit Party nor any Domestic Subsidiary of any Credit Party has granted rights to design, develop, assemble, distribute, license, prepare, package, label, market or sell its Products to any other Person nor is any Credit Party or any of its Domestic Subsidiaries bound by any agreement that adversely affects any Credit Party’s exclusive right to design, develop, manufacture, produce, assemble, distribute, license, prepare, package, label, market or sell its Products.

(h) Except as set forth on Schedule 3.32: (i) each Credit Party and its Domestic Subsidiaries and, to the knowledge of any Responsible Officer of a Credit Party, their respective contract manufacturers are, and have been for the past three (3) calendar years, in compliance in all material respects with, and each Product in current commercial distribution is designed, manufactured, prepared, assembled, packaged, labeled, stored, installed, serviced, and processed in compliance in all material respects with, the Quality System Regulation set forth in 21 C.F.R. Part 820, or comparable quality management system, including, but not limited to, ISO 13485, as applicable, (ii) each Credit Party and its Domestic Subsidiaries is in compliance in all material respects with the written procedures, record-keeping and reporting requirements required by the FDA or any other Governmental Authority pertaining to the reporting of adverse events and recalls involving the Products, including, as the case may be, Medical Device Reporting set forth in 21 C.F.R. Part 803 and Reports of Corrections and Removals set forth in 21 C.F.R. Part 806, (iii) all Products are and have been labeled, promoted, and advertised in accordance with their Registration and approved labeling or within the scope of an exemption from obtaining such Registration, and (iv) each Credit Party’s and its Domestic Subsidiaries’ establishments are registered with the FDA, as applicable, and each Product is listed with the FDA under the applicable FDA registration and listing regulations for medical devices.

3.33 Healthcare Matters.

(a) Compliance with Health Care Laws. Each Credit Party and each of their respective Domestic Subsidiaries is, and at all times during the three (3) calendar years immediately preceding the Closing Date (or such lesser time that such Credit Party or Domestic Subsidiary, as applicable, has been, subject to such Health Care Laws) has been, in compliance with all Health Care Laws and requirements of Third Party Payor Programs applicable to it, its assets, business or operations except where any non-compliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Health Care Permits. Each Credit Party and each of their respective Domestic Subsidiaries holds, and at all times during the three (3) calendar years immediately preceding the Closing Date (or such lesser time that such Credit Party or Domestic Subsidiary, as applicable, has been, subject to any applicable Health Care Laws requiring it to hold such Health Care Permits) has held, all Health Care Permits necessary for it to own, lease, sublease or operate its assets or to conduct its business or operations as presently conducted (including without limitation, to participate in and obtain reimbursement under all Third Party Payor Programs in which such Persons’ participate), except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect. All such Health Care Permits are, and at all times during the three calendar years immediately preceding the Closing Date (or such lesser time that such Credit Party or Domestic Subsidiary, as applicable, has been subject to any applicable Health Care Laws requiring it to hold such Health Care Permits) have been, in full force and effect and there is and has been no default under, violation of, or other noncompliance with the terms and conditions of any such Health Care Permit, except, in each case, as would not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, has resulted or would reasonably be expected to result in the suspension, revocation, termination, restriction, limitation, modification or non-renewal of any material Health Care Permit. No Governmental Authority has taken, or to the knowledge of any Responsible Officer of a Credit Party threatened in writing to take, action to suspend, revoke, terminate, place on probation, restrict, limit, modify or not renew any Health Care Permit of any Credit Party or any Domestic Subsidiary of any Credit Party, in each case, where the failure to do so would reasonably be expected to have a Material Adverse Effect. As of the Closing Date, Schedule 3.33 sets forth an accurate, complete and current list of all material Health Care Permits, and all Third Party Payor Authorizations for material Third Party Payor Programs in which any Credit Party or any Domestic Subsidiary of any Credit Party participates.

(c) Third Party Payor Authorizations. Each Credit Party and each of their respective Domestic Subsidiaries holds, and at all times during the three calendar years immediately preceding the Closing Date (or such lesser time that such Credit Party or Domestic Subsidiary, as applicable, has been subject to any applicable Health Care Laws) has held, in full force and effect, all Third Party Payor Authorizations necessary to participate in and be reimbursed by all Third Party Payor Programs in which any Credit Party or any Domestic Subsidiary of any Credit Party participates, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, there is no investigation, audit, claim review, or other action pending, or to the knowledge of any Responsible Officer of a Credit Party, threatened in writing, which could reasonably be expected to result in a suspension, revocation, termination, restriction, limitation, modification or non-renewal of any material Third Party Payor Authorization or result in any Credit Party’s or any of their Domestic Subsidiaries’ exclusion from any material Third Party Payor Program.

(d) Licensed Personnel. Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Licensed Personnel have complied and currently are in compliance with all applicable Health Care Laws, and hold and, at all times that such Persons have been Licensed Personnel of any Credit Party or any Domestic Subsidiary of any Credit Party, have held, all professional licenses and other Health Care Permits and all Third Party Payor Authorizations required in the performance of such Licensed Personnel’s duties for such Credit Party or such Domestic Subsidiary, (ii) each such Health Care Permit and Third Party Payor Authorization is in full force and effect and (iii) to the knowledge of any Responsible Officer of a Credit Party, no suspension, revocation, termination, impairment, modification or non-renewal of any such Permit or Third Party Payor Authorization is pending or threatened in writing.

(e) Accreditation. Each Credit Party and each of their respective Domestic Subsidiaries has obtained and maintains accreditation in good standing and without limitation or impairment by all applicable accrediting organizations, to the extent prudent and customary in the industry in which it is engaged or required by law (including any foreign law or equivalent regulation), except where the failure to have or maintain such accreditation in good standing or imposition of limitation or impairment would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

(f) Proceedings; Audits. There are no pending (or, to the knowledge of any Responsible Officer of a Credit Party, threatened in writing) Proceedings against or affecting any Credit Party or any Domestic Subsidiary of any Credit Party or, to the knowledge of any Responsible Officer of a Credit Party, any Licensed Personnel, relating to any actual or alleged non-compliance with any Health Care Law or requirement of any Third Party Payor Program where the amount at issue or potential fines or penalties at issue in such proceeding exceeds $1,000,000. As of the Closing Date, there currently exist no restrictions, deficiencies, required plans of correction or other such remedial measures with respect to any Health Care Permit of any Credit Party or any Domestic Subsidiary of any Credit Party, or any of their participation in any Third Party Payor Program, in each case, that is material to the business of the Borrowers and their Domestic Subsidiaries, taken as a whole.

(g) Overpayments. No Credit Party and no Domestic Subsidiary of any Credit Party (i) has retained an overpayment received from, or failed to refund any amount due to, any Third Party Payor in violation of any Health Care Law or contract; and (ii) except as set forth on Schedule 3.32, has received written notice of, or has knowledge of, any overpayment or refunds due to any Third Party Payor.

(h) Reserved.

(i) Prohibited Transactions. No Credit Party and no Domestic Subsidiary of any Credit Party, nor any officer, affiliate, employee or agent of any Credit Party or any Domestic Subsidiary of any Credit Party, directly or indirectly, has (i) offered or paid or solicited or received any remuneration, in cash or in kind, or made any financial arrangements, in violation of any Health Care Law; or (ii) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any person with the intention or understanding that any part of such payment would be in violation of any Health Care Law. As of the Closing Date, to the knowledge of any Responsible Officer of a Credit Party, no person has filed or has threatened in writing to file against any Credit Party or any of their Affiliates an action under any federal or state whistleblower statute, including without limitation, under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(j) Exclusion. As of the Closing Date, no Credit Party and no Domestic Subsidiary of any Credit Party, nor to the knowledge of any Responsible Officer of a Credit Party, any officer, director, partner, agent, managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in any Credit Party or any Domestic Subsidiary of any Credit Party, nor any Licensed Personnel of any Credit Party or any Domestic Subsidiary of any Credit Party, is (i) excluded from any Third Party Payor Program pursuant to 42 U.S.C. § 1320a-7 and related regulations, (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (42 C.F.R. Subpart 9.4), or other applicable laws or regulations, (iii) debarred, disqualified, suspended or excluded from participation in any Third Party Payor Program or is listed on the General Services Administration list of excluded parties, nor is any such debarment, disqualification, suspension or exclusion pending or to the knowledge of any Responsible

Officer of a Credit Party, threatened in writing, or (iv) made a party to any other action by any Governmental Authority that may prohibit it from selling products or providing services to any governmental or other purchaser pursuant to any federal, state or local laws or regulations.

(k) Corporate Integrity Agreement. As of the Closing Date, no Credit Party and no Domestic Subsidiary of any Credit Party, nor to the knowledge of any Responsible Officer of a Credit Party, any officer, director, partner, agent, managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §1001.1001) in any Credit Party or any Domestic Subsidiary of any Credit Party is a party to, or bound by, any material order, individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal or informal agreement with any Governmental Authority concerning compliance with Health Care Laws.

(l) Reserved.

(m) Recoupments. On each Borrowing Base Certificate given to Agent, Borrower has disclosed to Agent the amount of any material recoupments or offsets or set-offs of any Third Party Payor being sought, requested or claimed in writing of which any Credit Party is aware, or, to the knowledge of any Responsible Officer of any Credit Party, have been threatened in writing against any Credit Party or any Domestic Subsidiary of any Credit Party.

ARTICLE IV.

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than (i) contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted and (ii) L/C Reimbursement Obligations, to the extent cash collateralized or supported by back-stop letters of credit, in each case, in a manner reasonably acceptable to Agent and L/C Issuer) shall remain unpaid or unsatisfied; notwithstanding any provisions hereof, the following affirmative covenants, other than Section 4.2(d), (e), (f), and (g), shall only apply during a Funding Period:

4.1 Financial Statements. Each Credit Party shall maintain, and shall cause each of its Domestic Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that monthly financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). The Borrowers shall deliver to Agent by Electronic Transmission:

(a) not later than ninety (90) days after the end of each Fiscal Year (or within 10 days of such other time period as required by the SEC), a copy of the audited consolidated balance sheets of the Borrowers and each of their Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the report of any “Big Four” or other nationally-recognized independent certified public accounting firm reasonably acceptable to Agent which report shall contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (the Lenders agree that the Borrowers’ obligations under this paragraph (a) will be satisfied in respect of any Fiscal Year by delivery to Agent within 90 days (or within 10 days of such other time period as required by the SEC) after the end of such Fiscal Year of its annual report for such Fiscal Year on Form 10-K as filed with the SEC);

(b) not later than forty-five (45) days after the end of each Fiscal Quarter (or within 10 days of such other time period as required by the SEC), a copy of the unaudited consolidated balance sheets of the Borrowers and each of their Subsidiaries, and the related consolidated statements of income and cash flows as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended, each of which shall be complete and correct and fairly present, in all material respects, in accordance with GAAP, the financial position and the results of operations of the Borrowers and their Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures (the Lenders agree that the Borrowers’ obligations under this paragraph (b) will be satisfied in respect of any Fiscal Quarter by delivery to Agent within 45 days (or within 10 days of such other time period as required by the SEC) after the end of such Fiscal Quarter of its quarterly report for such Fiscal Quarter on Form 10-Q as filed with the SEC); and

(c) not later than thirty (30) days after the end of each fiscal month of each year, a copy of the unaudited consolidated balance sheets of the Borrowers and each of their Subsidiaries, and the related consolidated statements of income and cash flows as of the end of such fiscal month and for the portion of the Fiscal Year then ended, each of which shall be in such detail and otherwise in form and detail reasonably satisfactory to the Agent and complete and correct and fairly present, in all material respects, in accordance with GAAP, the financial position and the results of operations of the Borrowers and their Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.

In lieu of furnishing Agent with copies of the items referred to in Sections 4.1(a) and (b) and Sections 4.2(a)(i), (c) and (l), the Borrowers may make available such items to Agent by posting such items on the Borrowers’ website at www.nxstage.com or on the SEC’s EDGAR website.

4.2 Certificates; Other Information. The Borrowers shall furnish to Agent by Electronic Transmission:

(a) together with each delivery of financial statements pursuant to Sections 4.1(a) and 4.1(b), (i) a management report, in reasonable detail, signed by the chief financial officer of the Borrower Representative, describing the operations and financial condition of the Credit Parties and their Subsidiaries for the fiscal month and the portion of the Fiscal Year then ended (or for the Fiscal Year then ended in the case of annual financial statements), and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent projections for the current Fiscal Year delivered pursuant to Section 4.2(k) and discussing the reasons for any significant variations;

(b) concurrently with the delivery of the financial statements referred to in Sections 4.1(a) and 4.1(b), a fully and properly completed certificate in the form of Exhibit 4.2(b) (a “Compliance Certificate”), certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative, and if applicable, reflecting any changes in the organizational chart since such Schedule 3.19 was previously delivered to Agent in accordance with this Agreement;

(c) promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the SEC;

(d) within twenty (20) days after the end of each calendar month, a Borrowing Base Certificate, certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative, setting forth the Borrowing Base of the Borrowers as at the end of the most-recently ended fiscal month;

(e) concurrently with the delivery of the Borrowing Base Certificate, (i) a summary of Inventory by location and type with a supporting perpetual Inventory report, and (ii) a summary of Equipment by location and type, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(f) concurrently with the delivery of the Borrowing Base Certificate, a detailed aging of Accounts, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(g) concurrently with the delivery of the Borrowing Base Certificate, a monthly trial balance showing Accounts outstanding aged from invoice date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days, 91 to 120 days, 121 to 150 days and 151 days or more, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(h) on a monthly basis concurrently with the delivery of the Borrowing Base Certificate, collateral reports, including all additions and reductions (cash and non-cash) with respect to Accounts of the Credit Parties in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion each of which shall be prepared by the Borrower Representative as of the last day of the immediately preceding week;

(i) to Agent, at the time of delivery of each of the monthly financial statements delivered pursuant to Section 4.1(c) a reconciliation of the following, in each case, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(i) the most recent Borrowing Base Certificate, general ledger and month-end accounts receivable aging of each Borrower to such Borrower’s general ledger and monthly financial statements delivered pursuant to Section 4.1(c);

(ii) the perpetual inventory by location to each Borrower’s most recent Borrowing Base Certificate, general ledger and monthly financial statements delivered pursuant to Section 4.1(c); and

(iii) the accounts payable aging to each Borrower’s general ledger and monthly financial statements delivered pursuant to Section 4.1(c); and

(iv) the outstanding Loans as set forth in the monthly loan account statement provided by Agent to each Borrower’s general ledger and monthly financial statements delivered pursuant to Section 4.1(c);

(j) at the time of delivery of each of the annual financial statements delivered pursuant to Section 4.1, a list of any applications for the registration of any Patent, Trademark or Copyright that is material to the business of the Credit Parties, taken as a whole, and filed by any Credit Party with the United States Patent and Trademark Office or the United States Copyright Office, in each case entered into or filed in the prior Fiscal Quarter;

(k) as soon as available and in any event no later than forty-five (45) days after the last day of each Fiscal Year of the Borrowers, projections of the Credit Parties (and their Subsidiaries’) consolidated financial performance for the forthcoming three Fiscal Years on a year by year basis, and for the forthcoming Fiscal Year on a month by month basis;

(l) promptly upon receipt thereof, copies of any reports submitted by the Borrowers’ certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants;

(m) upon Agent’s request from time to time, the Credit Parties shall permit and enable Agent to obtain appraisals in form and from appraisers reasonably satisfactory to Agent stating (i) the then Net Orderly Liquidation Value, or such other value as determined by Agent, of all or any portion of the Inventory of any Credit Party or any Domestic Subsidiary of any Credit Party and (ii) the fair market value, or such other value as determined by Agent (for example, replacement cost for purposes of Flood Insurance), of any Real Estate owned by any Credit Party or any Domestic Subsidiary of any Credit Party that is subject to a Mortgage, including any appraisal required to comply with FIRREA; provided that the Credit Parties shall only be obligated to reimburse Agent for the expenses for one such appraisal (or two such appraisals at any time during such Fiscal Year Average Availability is or has been less than $5,000,000) during any twelve-month period for so long as an Event of Default does not exist; provided further that, Agent, Lenders and such appraisers shall have no right to access protected health information; and

(n) promptly, such additional business, financial, collateral, corporate affairs, perfection certificates and other information as Agent may from time to time reasonably request (it being agreed that, and not withstanding anything to contrary set forth herein or in the other Loan Documents, Agent and Lenders shall have no right to access or receive protected health information).

4.3 Notices. The Borrowers shall notify promptly Agent of each of the following (and in no event later than five (5) Business Days after a Responsible Officer of a Credit Party becomes aware thereof):

(a) the occurrence or existence of any Default or Event of Default;

(b) any breach or non-performance of, or any default under, any Contractual Obligation of any Credit Party or any Domestic Subsidiary of any Credit Party, or any violation of, or non-compliance with, any Requirement of Law, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

(c) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Domestic Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in Liabilities in excess of $1,000,000;

(d) the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or its Domestic Subsidiaries or any Property or Product of any Credit Party or its Domestic Subsidiaries (i) in which the amount of damages claimed is $1,000,000 or more, (ii) if adversely determined would reasonably be expected to have a Material Adverse Effect, (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document or (iv) alleges potential or actual violations of any Public Health Law or Health Care Law by any Credit Party or any Domestic Subsidiary of any Credit Party or any of its Licensed Personnel where any such violations would subject any Credit Party to penalties, fines, recoupments or other losses in excess of $1,000,000;

(e) (i) the receipt by any Credit Party of any notice of violation of or potential liability or similar notice under Environmental Law that would reasonably be expected to result in Material Environmental Liabilities, (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law, which, in the case of clauses (A), (B) and (C) above, in the aggregate for all such clauses, would reasonably be expected to result in Material Environmental Liabilities, (iii) the receipt by any Credit Party of notification that any material Property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate, if such acquisition or lease would reasonably be expected to result in Material Environmental Liabilities;

(f) (i) on or prior to any filing by any ERISA Affiliate of any notice of any reportable event under Section 4043 of ERISA, or intent to terminate any Title IV Plan, a copy of such notice, (ii) promptly, and in any event within ten (10) days, after any Credit Party knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, and (iii) promptly, and in any event within ten (10) days after any Credit Party knows or has reason to know that an ERISA Event will or has occurred, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto;

(g) any event that has or would reasonably be expected to have a Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Agent pursuant to this Agreement;

(h) any material change in accounting policies or financial reporting practices by any Credit Party or any Domestic Subsidiary of any Credit Party;

(i) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party or any Domestic Subsidiary of any Credit Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(j) the creation, establishment or acquisition of any Domestic Subsidiary that is not an Immaterial Subsidiary; provided, that the Borrowers shall notify the Agent of the creation, establishment or acquisition of any Immaterial Subsidiary no later than the date on which the delivery of the financial statements referred to in Section 4.1(b) are required to be delivered following the quarter ended immediately after such creation, establishment or acquisition; (k) (i) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any income or franchise or other material taxes with respect to any Tax Affiliate and (ii) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any material adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise;

(l) [Reserved];

(m) (i) any notice that the FDA or any other similar Governmental Authority is limiting, suspending or revoking any Registration, changing the market classification, distribution pathway or parameters, or labeling of the Products of the Credit Parties or their respective Domestic Subsidiaries, or considering any of the foregoing; (ii) (A) any Credit Party or any of its Domestic Subsidiaries becoming subject to any administrative or regulatory action, inspection, Form FDA 483 observation, warning letter, notice of violation letter, or other notice, response or commitment made to or with the FDA or any comparable Governmental Authority, or (B) any Product of any Credit Party or any of its Domestic Subsidiaries being seized, withdrawn, recalled, detained, or subject to a mandated suspension of manufacturing, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any Product are pending or threatened against the Credit Parties or their respective Domestic Subsidiaries; and (iii) any voluntary withdrawal or recall of any material Product by any Credit Party or any of its Domestic Subsidiaries;

(n) (1) the voluntary disclosure by any Credit Party or any Domestic Subsidiary of any Credit Party to the Office of the Inspector General of the United States Department of Health and Human Services, any Third Party Payor Program (including to any intermediary, carrier or contractor of such Program), of an actual or potential overpayment matter involving the submission of claims to a Third Party Payor in an amount greater than $1,000,000; (2) that any Credit Party or any Domestic Subsidiary of any Credit Party, or to the knowledge of any Responsible Officer of a Credit Party, an officer, manager, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in any Credit Party or any Domestic Subsidiary of any Credit Party: (A) has had a civil monetary penalty in an amount greater than $1,000,000 assessed against him or her pursuant to 42 U.S.C. §1320a-7a or is the subject of a proceeding seeking to assess such penalty; (B) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or is the subject of a proceeding seeking to assess such penalty; (C) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; or (D) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or in any qui tam action brought pursuant to 31 U.S.C. §3729 et seq.; (3) receipt by any Credit Party or any Domestic Subsidiary of any Credit Party of any notice in writing from an accrediting organization that such Person is in danger of losing its accreditation due to a failure to comply with a plan of correction; (4) any validation review, program integrity review or material reimbursement audits related to any Credit Party or any Domestic Subsidiary of any Credit Party in connection with any Third Party Payor Program, in each case, that would reasonably be expected to have a Material Adverse Effect; (5) any claim to recover any alleged overpayments with respect to any receivables, or any notice of any fees of any Credit Party or any Domestic Subsidiary of any Credit Party being contested or disputed, in each case, in excess of $1,000,000; (6) any allegations in writing of fraudulent acts or omissions involving any Credit Party or any Domestic Subsidiary of any Credit Party, or, to the knowledge of any Credit Party, any Licensed Personnel; (7) the pending or threatened (in writing) imposition of any fine or penalty by any Governmental Authority under any Health Care Law against any Credit Party or any Domestic Subsidiary of any Credit Party, or, to the knowledge of any Responsible Officer of any Credit Party, any Licensed Personnel, in each case, in an amount greater than $1,000,000; (8) any pending or threatened (in writing) revocation, suspension, termination, probation, restriction, limitation, denial, or non-renewal with respect to any material Health Care Permit or material Third Party Payor Authorization; and (9) notice of the occurrence of any reportable event as defined in any corporate integrity agreement, corporate compliance agreement or deferred prosecution agreement pursuant to which any Credit Party or any Domestic Subsidiary of any Credit Party has to make a submission to any Governmental Authority or other Person under the terms of such agreement, if any; and

(o) [Reserved].

Each notice pursuant to this Section 4.3 shall be in electronic form accompanied by a statement by a Responsible Officer of the Borrower Representative, on behalf of the Borrowers, setting forth details of the occurrence referred to therein, and stating what action the Borrowers or other Person proposes to take with respect thereto and at what time. Each notice under Section 4.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

4.4 Preservation of Corporate Existence, Etc. Each Credit Party shall, and shall cause each of its Domestic Subsidiaries to:

(a) preserve and maintain in full force and effect (i) its organizational existence and (ii) its good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except as permitted by Section 5.2 and Section 5.3;

(b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except as permitted by Sections 5.2 and 5.3 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(c) preserve or renew all of its registered Trademarks, the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(d) (i) conduct its business and affairs without infringement of or interference with any material Intellectual Property of any other Person in any material respect, (ii) shall comply in all material respects with the terms of its Patent Licenses that are material to the business of the Credit Parties, taken as a whole, and (ii) shall comply in all respects with the terms of its IP Licenses, other than Patent Licenses, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.5 Maintenance of Property. Each Credit Party shall maintain, and shall cause each of its Domestic Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear and casualty and condemnation events excepted and shall make all necessary repairs thereto and renewals and replacements thereof except, in each case, where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6 Insurance.

(a) Each Credit Party shall, and shall cause each of its Domestic Subsidiaries to, (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the Property and businesses of the Credit Parties and such Domestic Subsidiaries (including policies of life, fire, theft, product liability, public liability, Flood Insurance, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrowers) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Credit Parties and (ii) cause all such insurance relating to any Property or business of any Credit Party to name Agent as additional insured or lenders loss payee as agent for the Lenders, as appropriate. All policies of insurance on real and personal Property of the Credit Parties will contain an endorsement, in form and substance acceptable to Agent, showing loss payable to Agent (Form CP 1218 or equivalent and naming Agent as lenders loss payee as agent for the Lenders) and extra expense and business interruption endorsements. Such endorsement, or an independent instrument furnished to Agent, will provide that the insurance companies will give Agent at least thirty 30 days’ prior written notice (or ten (10) days in the case of nonpayment of premium) before any such policy or policies of insurance shall be canceled, and such policies shall provide that no act or default of the Credit Parties or any other Person shall affect the right of Agent to recover under such policy or policies of insurance in case of loss or damage. Each Credit Party shall direct all present and future insurers under its “All Risk” policies of property insurance to pay all proceeds payable thereunder, if an Event of Default has occurred or if there are any Loans outstanding, directly to Agent. If any insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and Agent jointly, Agent may endorse such Credit Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent reserves the right at any time, upon review of each Credit Party’s risk profile, to reasonably require additional forms and limits of insurance if required to satisfy the requirements otherwise provided in this Section 4.6(a). Notwithstanding the requirement in clause (i) above, Federal Flood Insurance shall not be required for (x) Real Estate not located in a Special Flood Hazard Area,(y) Real Estate located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program or (z) any real Property that is not encumbered by a Mortgage.

(b) Unless the Credit Parties provide Agent with evidence of the insurance coverage required by this Agreement (including, without limitation, Flood Insurance), Agent may, upon five (5) Business Days written notice to Borrower Representative, purchase insurance (including, without limitation, Flood Insurance) at the Credit Parties’ expense to protect Agent’s and Lenders’ interests in the Credit Parties’ and their Domestic Subsidiaries’ properties. This insurance may, but need not, protect the Credit Parties’ and their Domestic Subsidiaries’ interests. The coverage that Agent purchases may not pay any claim that any Credit Party or any Domestic Subsidiary of any Credit Party makes or any claim that is made against such Credit Party or any Domestic Subsidiary in connection with said Property. The Credit Parties may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that there has been obtained insurance as required by this Agreement. If Agent purchases insurance, the Credit Parties will be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations. The costs of the insurance may be more than the cost of insurance the Credit Parties may be able to obtain on their own.

4.7 Payment of Obligations. Each Credit Party shall, and shall cause each of its Domestic Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed:

(a) all federal and state income taxes and all other material tax liabilities, assessments and governmental charges or levies upon it or its Property, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the filing or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person.

(b) all material lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(c) the performance of all obligations under any Contractual Obligation to such Credit Party or any of its Domestic Subsidiaries is bound (other than obligations with respect to Indebtedness), or to which it or any of its Property is subject, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(d) payments to the extent necessary to avoid the imposition of a Lien with respect to, or the involuntary termination of any underfunded Benefit Plan.

4.8 Compliance with Laws. Each Credit Party shall, and shall cause each of its Domestic Subsidiaries to, comply with all Requirements of Law, including Public Health Laws and Health Care Laws, and Permits (including without limitation, all Registrations) of any Governmental Authority, and all lawful requests of such Governmental Authorities having jurisdiction over it, its business or its Products, except where such failures to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.9 Inspection of Property and Books and Records; Appraisals. Each Credit Party shall, and shall cause each of its Domestic Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof): (a) provide access to such property to Agent and any of its Related Persons, as frequently as Agent reasonably determines to be appropriate; and (b) permit Agent and any of its Related Persons to conduct field examinations, audit, inspect and make extracts and copies from all of such Credit Party’s books and records, and evaluate and make physical verifications of the Inventory and other Collateral in any manner and through any medium that Agent considers advisable, in each instance, at the Credit Parties’ expense; provided that the Credit Parties shall only be obligated to reimburse Agent for the expenses for two (or more frequently at any time during such Fiscal Year Average Availability is or has been less than $5,000,000) such field examinations, audits and inspections per year or more frequently if an Event of Default has occurred and is continuing; provided further that, Agent and Lenders shall have no right to access protected health information. Any Lender may accompany Agent or its Related Persons in connection with any inspection at such Lender’s expense.

4.10 Use of Proceeds. The Borrowers shall use the proceeds of the Loans solely as follows: (a) first, to refinance on the Closing Date, Prior Indebtedness, (b) to pay costs and expenses required to be paid pursuant to Section 2.1(e), and (c) for working capital, capital expenditures and other general corporate purposes not in violation of this Agreement or the other Loan Documents. The Borrowers shall use proceeds of Incremental Facilities solely as provided in Section 1.1(e)(ii)(C).

4.11 Cash Management Systems. (a) Each Credit Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements with respect to each of its deposit, securities, commodity or similar accounts maintained by such Person (other than any Excluded Account) as of or after the Closing Date; provided, that the Credit Parties shall enter into, and cause each applicable depository to enter into, a “sweep” agreement (a “Sweep Agreement”) with respect to each Kidney Care Account pursuant to which such depository will agree to sweep amounts deposited therein on a daily basis to a deposit account of the Credit Parties subject to a Control Agreement in favor of the Agent as and when funds clear and become available in accordance with such depository’s customary procedures, each in form and substance substantially similar to the Sweep Agreements in effect on the Closing Date or as otherwise reasonably acceptable to the Agent; provided, further, that the aggregate amount on deposit in all such Kidney Care Accounts at the end of any Business Day after being swept in accordance with this Section 4.11(a), together with the aggregate amount on deposit in all petty cash accounts of the type described in clause (iv) of the definition of “Excluded Account” does not exceed $250,000 at any one time as of or after the Closing Date.

(b) In addition, in order to segregate and to facilitate perfection of the Agent’s security interest in funds received from Governmental Payors making payments under Medicare or Medicaid, if any, the Credit Parties agree that the Credit Parties shall (a) segregate collections made from Governmental Payors making payments under Medicare or Medicaid, from collections made from all other Account Debtors and customers of the applicable Credit Parties, including, without limitation, by (i) notifying all payors (other than Governmental Payors making payments under Medicare or Medicaid) then instructed to make payments to such Credit Parties’ deposit accounts to make payments to a deposit account subject to a Control Agreement, and (ii) notifying all Governmental Payors making payments under Medicare or Medicaid to make payments to a Segregated Governmental Account, and (b) enter into, and cause each applicable depository to enter into, a Sweep Agreement with respect to each Segregated Governmental Account pursuant to which such depository will agree to sweep amounts deposited therein on a daily basis to a deposit account of the Credit Parties subject to a Control Agreement in favor of the Agent as and when funds clear and become available in accordance with such depository’s customary procedures, each in form and substance substantially similar to the Sweep Agreements in effect on the Closing Date or as otherwise reasonably acceptable to the Agent. No Credit Party may change any sweep instruction set forth in such Sweep Agreement without the prior written consent of the Agent. To the extent any Person, whether a Governmental Payor or otherwise, remits payments to an incorrect deposit account or otherwise makes payments not in accordance with the provisions of this Section 4.11 or an applicable Credit Party’s payment direction, such Credit Party shall contact such Person and use its commercially reasonable efforts to redirect payment from such Person in accordance with the terms hereof. The Agent agrees and confirms that Credit Parties will have sole dominion and “control” (within the meaning of Section 9-104 of the UCC and the common law) over each Segregated Governmental Account and all funds therein and the Agent disclaims any right of any nature whatsoever to control or otherwise direct or make any claim against the funds held in any Segregated Governmental Account from time to time. Notwithstanding anything to the contrary contained in this clause (b), the Kidney Care Accounts shall not be subject to this clause (b).

(c) To the extent that any Credit Party receives any payments with respect to Accounts by any payment method other than electronic payment, until the Revolving Termination Date, each Credit Party shall establish and maintain a lockbox (each, a “Lockbox”) with a depository institution reasonably acceptable to Agent (the “Lockbox Bank”), and establish and maintain a deposit account (each, a “Lockbox Account”) maintained at the Lockbox Bank that corresponds to the Lockbox and into which all collections of Accounts are paid directly, and execute a lockbox agreement in form and substance satisfactory to Agent. To the extent that any Credit Party receives any payments with respect to Accounts by electronic payment, on or after the Closing Date and continuing until the Revolving Termination Date, each Credit Party shall establish and maintain a deposit account (the “Operating Account”) with a depository institution reasonably acceptable to Agent into which all collections of Accounts that are paid electronically are paid directly. Each Credit Party shall ensure that substantially all collections of Accounts are paid directly from Account Debtors into such Credit Party’s Lockbox for deposit into the corresponding Lockbox Account (in the case of payments not made electronically) and into the Operating Account (in the case of payments made electronically). Notwithstanding anything to the contrary contained in this clause (c), the Excluded Accounts and amounts received for deposit into such accounts shall not be subject to this clause (c).

(d) The Credit Parties shall maintain their primary depository, operating and securities accounts located in the United States with Silicon Valley Bank, so long as it remains a Lender under this Agreement, which accounts shall be subject to a Control Agreement (other than Excluded Accounts) in favor of Agent and which shall represent at all times one hundred percent (100%) of the Dollar value of all of the Credit Parties’ and their respective Domestic Subsidiaries accounts at all financial institutions located in the United States, and not less than eighty-five percent (85%) at all financial institutions worldwide. Notwithstanding anything to the contrary contained in Section 9.1, any amendment or waiver of any provision of this clause shall be effected with the written consent of the Agent and the Credit Parties only, at any time in which Silicon Valley Bank (i) is a Non-funding Lender or an Impacted Lender; (ii) is acting in a commercially unreasonable manner, as determined by Agent and the Credit Parties, in their reasonable discretion; or (iii) is unable or unwilling to provide or continue to provide satisfactory banking services on a competitive basis to the Credit Parties as determined by the Credit Parties in good faith. Notwithstanding anything to the contrary contained in this clause (d), the Excluded Accounts shall not be subject to this clause (d).

4.12 Landlord Agreements. If any Credit Party’s inventory or equipment (other than (w) inventory or equipment in transit, (x) locations having inventory and/or equipment with a fair market value of less than $250,000 per location, (y) inventory and equipment located outside the United States, and (z) inventory and equipment maintained at customer locations in ordinary course of business) is kept at a location other than those locations listed in Schedule 3.21, such Credit Party shall (i) concurrently with the delivery of the next Borrowing Base Certificate required hereunder, deliver an updated Schedule 3.21 including such location and (ii) thereafter, use commercially reasonable efforts to obtain a landlord agreement or bailee waiver, as applicable, from the lessor of each leased property or bailee in possession with respect to such location, which agreement shall be reasonably satisfactory in form and substance to Agent.

4.13 Further Assurances.

(a) Each Credit Party shall ensure that all written information, exhibits and reports (other than any statement which constitutes projections, forward looking statements, budget estimates or general market data) furnished to Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements made therein in light of the circumstances under which they are made, not materially misleading as of the time when delivered, and will promptly disclose to Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof, it being acknowledged and agreed by Agent and Lenders that, to the extent included in any of the foregoing, projections, budgets, forward looking statements or estimates as to future events are inherently uncertain and are not to be viewed as facts and that the actual results during the period or periods covered by such projections, budgets, forward looking statements or estimates may differ from the projected results.

(b) Promptly upon request by Agent, the Credit Parties shall (and, subject to the limitations set forth herein and in the Collateral Documents, shall cause each of their Domestic Subsidiaries to) take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (ii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iii) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document; provided that this Section 4.13(b) shall not obligate any Credit Party to otherwise undertake collateral perfection and/or protection obligations not otherwise required under the Loan Documents (it being understood that perfection obligations with respect to Collateral that is perfected by delivery or control shall only be as expressly required pursuant to the other provisions of the Loan Documents). Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Credit Parties shall cause each of their Wholly-Owned Subsidiaries that are Domestic Subsidiaries (other than Domestic Subsidiaries owned indirectly through a Foreign Subsidiary, Foreign Subsidiary Holding Companies and Immaterial Subsidiaries) and, to the extent a Foreign Guaranty and Pledge Trigger has occurred and is continuing, their Wholly-Owned Subsidiaries that are Foreign Subsidiaries, Foreign Subsidiary Holding Companies and Domestic Subsidiaries owned indirectly through a Foreign Subsidiary, to guaranty the Obligations and to cause each such Subsidiary to grant to Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations set forth herein and in the Collateral Documents, all of such Subsidiary’s Property to secure such guaranty. Furthermore and except as otherwise approved in writing by Required Lenders, subject to the limitations set forth herein and in the Collateral Documents, each Credit Party shall pledge, and shall cause each of its Wholly-Owned Subsidiaries that are Domestic Subsidiaries (other than Domestic Subsidiaries owned indirectly through a Foreign Subsidiary, Foreign Subsidiary Holding Companies and Immaterial Subsidiaries) to pledge, all of the Stock and Stock Equivalents of each of its Domestic Subsidiaries (other than Domestic Subsidiaries owned indirectly through a Foreign Subsidiary and to the extent not permitted by the organizational documents, or any agreement in respect of any Indebtedness, of a Joint Venture, such Joint Venture), First Tier Foreign Subsidiaries and Foreign Subsidiary Holding Companies (provided that with respect to any First Tier Foreign Subsidiary and Foreign Subsidiary Holding Company, such pledge shall be limited to sixty-five percent (65%) of such Foreign Subsidiary’s and such Foreign Subsidiary Holding Company’s outstanding voting Stock and Stock Equivalents and one hundred percent (100%) of such Foreign Subsidiary’s and such Foreign Subsidiary Holding Company’s outstanding non-voting Stock and Stock Equivalents) owned by such Domestic Subsidiary and to the extent a Foreign Guaranty and Pledge Trigger has occurred and is continuing, each of its Wholly-Owned Subsidiaries that are Foreign Subsidiaries and Foreign Subsidiary Holding Companies to pledge all of the Stock and Stock Equivalent of each of its Subsidiaries, in each instance, to Agent, for the benefit of the Secured Parties, to secure the Obligations. The Credit Parties shall deliver, or cause to be delivered, to Agent, appropriate resolutions, secretary certificates, certified organizational documents and, if requested by Agent, legal opinions relating to the matters described in this Section 4.13 (which opinions shall be in form and substance reasonably acceptable to Agent and, to the extent applicable, substantially similar to the opinions delivered on the Closing Date), in each instance with respect to each Credit Party formed or acquired after the Closing Date. In connection with each pledge of Stock and Stock Equivalents that are in certificated form, the Credit Parties shall deliver, or cause to be delivered, to Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank. In the event any Credit Party acquires fee title in any Real Estate with a market value in excess of $500,000 for any one location such Person shall execute and/or deliver, or cause to be executed and/or delivered, to Agent unless the same is otherwise waived by Agent with respect to such Real Estate, (v) within thirty (30) days (or such longer period as the Agent may agree) of such Acquisition, an appraisal complying with FIRREA, (w) within forty-five (45) days of receipt of notice from Agent that Real Estate is located in a Special Flood Hazard Area, Federal Flood Insurance as required by Section 4.6(a), (x) within thirty (30) days (or such longer period as the Agent may agree) of such Acquisition, a fully executed Mortgage with respect to such Real Estate, in form and substance reasonably satisfactory to Agent together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to Agent, in form and substance and in an amount reasonably satisfactory to Agent insuring that the Mortgage is a valid and enforceable first priority Lien (or in the case of any such Real Estate subject to Liens permitted by Section 5.1(h), (p), (x) or (y), second priority Lien) on the respective property, free and clear of all defects, encumbrances and Liens (other than Permitted Liens expressly permitted by Section 5.1(b), (c), (d), (f), (g), (h), (j), (p), (x) and (y)), (y) then current A.L.T.A. surveys, if available in the jurisdiction where such Real Estate is located, certified to Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception and (z) an environmental site assessment prepared by a qualified firm reasonably acceptable to Agent, in form and substance satisfactory to Agent. A “956 Impact” will be deemed to exist to the extent the issuance of a guaranty by, grant of a Lien by, or pledge of greater than 65% of the voting Stock and Stock Equivalents of, a Foreign Subsidiary or Foreign Subsidiary Holding Company, would result in material incremental income tax liability as a result of the application of Section 956 of the Code, taking into account actual anticipated repatriation of funds, foreign tax credits and other relevant factors. In addition to the obligations set forth in Section 4.6(a), within forty-five (45) days after written notice from Agent to the Credit Parties that any Real Estate is located in a Special Flood Hazard Area, the Credit Parties shall satisfy the Federal Flood Insurance requirements of Section 4.6(a).

(c) Without limiting the generality of the foregoing, to the extent reasonably necessary to maintain the continuing priority of the Lien of any existing Mortgages as security for the Obligations in connection with the incurrence of an Incremental Facility, as determined by Agent in its reasonable discretion, the applicable Credit Party to any Mortgages shall within thirty (30) days of such funding or incurrence (or such later date as agreed by Agent) (i) enter into and deliver to Agent, at the direction and in the reasonable discretion of Agent, a mortgage modification or new Mortgage in proper form (and consistent with the terms of any existing Mortgage to the extent applicable in the relevant jurisdiction) for recording in the relevant jurisdiction and in a form reasonably satisfactory to Agent, (ii) cause to be delivered to Agent for the benefit of the Secured Parties an endorsement to the title insurance policy, date down(s) or other evidence reasonably satisfactory to Agent insuring that the priority of the Lien of the Mortgages as security for the Obligations has not changed and confirming and/or insuring that since the issuance of the title insurance policy there has been no change in the condition of title and there are no intervening liens or encumbrances which may then or thereafter take priority over the Lien of the Mortgages (other than Permitted Liens expressly permitted by Section 5.1(b), (c), (d), (f), (g), (h), (j), (p), (x) and (y)) and (iii) deliver, at the request of Agent, to Agent and/or all other relevant third parties, all other items reasonably necessary to maintain the continuing priority of the Lien of the Mortgages as security for the Obligations.

(d) The Borrower Representative at any time after the Closing Date may designate any Credit Party (other than the Borrowers) as a Borrower or any Immaterial Subsidiary as a Borrower and/or Guarantor, provided, that (a) such Subsidiary shall satisfy the Joinder Requirements with respect to such Subsidiary, (b) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, and (c) immediately after giving effect to such designation, the Borrowers and their Domestic Subsidiaries shall be in compliance, on a pro forma basis, with the covenants set forth in Article VI (and, as a condition precedent to the effectiveness of any such designation, the Borrower Representative shall deliver to the Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance). If the assets of such Credit Party or such Immaterial Subsidiary, as applicable, are to be included in any Borrowing Base as of the date of its designation as a Borrower, (i) the Borrower Representative shall have delivered to the Agent a Borrowing Base Certificate, completed on a pro forma basis giving effect to the inclusion of the assets of such Credit Party or other Subsidiary, as applicable, in such Borrowing Base, and (ii) the Agent shall have received (x) an appraisal of the Inventory and Equipment of such Credit Party or such Immaterial Subsidiary, as applicable, (y) a collateral examination of such Inventory and Equipment and (z) a collateral examination of the Accounts and related accounts of such Credit Party or such Immaterial Subsidiary, as applicable, in each case, in scope and form, and from a third-party appraiser and a third-party consultant, respectively, reasonably satisfactory to the Agent and at the sole cost and expense of the Borrowers. Each Credit Party hereto consents to any such joinder and agrees that no other action on the part of such Credit Party shall be required in order to consummate the foregoing and that all of its obligations (including the Obligations) hereunder and under any other Loan Documents shall remain in full force and effect after giving effect to any such joinder.

(e) If, as of the last day of any Fiscal Quarter, the aggregate consolidated assets of all Immaterial Subsidiaries exceeds 5.0% of Consolidated Total Assets (as set forth in the most recent consolidated balance sheet of the Borrowers and their Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP) then, within 45 days after the end of any such Fiscal Quarter (or, if such Fiscal Quarter is the fourth Fiscal Quarter, within 90 days thereafter) (as either such date may be extended by Agent in its sole discretion or at the direction of the Required Lenders)), the Borrowers shall cause one or more Immaterial Subsidiaries to take the actions specified in Section 4.13(b) on the same basis that any newly formed or acquired Wholly-Owned Subsidiary that is a Domestic Subsidiary of a Borrower would have to take; provided, however, such actions shall only be required to the extent that, after giving effect to such actions, the aggregate consolidated assets of all Immaterial Subsidiaries do not exceed 5.0% of Consolidated Total Assets.

4.14 Environmental Matters. Each Credit Party shall, and shall cause each of its Domestic Subsidiaries to, comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance) or that is required by orders and directives of any Governmental Authority except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Environmental Liability. Without limiting the foregoing, if an Event of Default is continuing or if Agent at any time has a reasonable basis to believe that there exist material violations of Environmental Laws by any Credit Party or any Domestic Subsidiary of any Credit Party or that there exist any material Environmental Liabilities, then each Credit Party shall, promptly upon receipt of request from Agent, cause the performance of, and allow Agent and its Related Persons reasonable access to such Real Estate for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as Agent may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent.

4.15 Compliance with Health Care Laws. (a) Without limiting or qualifying Section 4.8 hereof, or any other provision of this Agreement, each Credit Party and each of their respective Domestic Subsidiaries will comply with all applicable Health Care Laws relating to the operation of such Person’s business, except where non-compliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, each Credit Party and each of their respective Domestic Subsidiaries shall (i) obtain, maintain and preserve, and cause each of its Domestic Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all Health Care Permits (including, as applicable, Health Care Permits necessary for it to be eligible to receive payment and compensation from and to participate in Medicare, Medicaid or any other Third Party Payor programs) which are necessary or useful in the proper conduct of its business; (ii) be and remain in material compliance with all requirements for participation in, and for licensure required to provide the goods or services that are reimbursable under, Medicare, Medicaid and other Third Party Payor

Programs; (iii) cause all Licensed Personnel to comply with all applicable Health Care Laws in the performance of their duties to or for any Credit Party or any Domestic Subsidiary of any Credit Party, and to maintain in full force and effect all professional licenses and other Health Care Permits required to perform such duties; and (iv) keep and maintain all records required to be maintained by any Governmental Authority or otherwise under any Health Care Law.

(c) Each Credit Party and each of their respective Domestic Subsidiaries shall maintain a corporate and health care regulatory compliance program (“CCP”) which addresses the applicable requirements of Health Care Laws in all material respects. Each Credit Party and each of their respective Domestic Subsidiaries shall modify such CCPs from time to time, as may be necessary to ensure continuing compliance with all applicable Health Care Laws in all material respects.

4.16 Post-Closing Covenants. (a) Insurance Endorsements. Notwithstanding anything to the contrary set forth in this Agreement or any of the Loan Documents, not later than 45 days after the Closing Date, or such later date to which the Agent may agree in writing, the Credit Parties shall deliver, or cause to be delivered, to Agent, endorsements to the insurance policies of the Credit Parties providing that (i) the insurance companies will give Agent at least thirty 30 days’ prior written notice (or ten (10) days in the case of nonpayment of premium) before any such policy or policies of insurance shall be canceled, and (ii) Agent is named as additional insured, in each case in accordance with Section 4.6.

(b) Pledge of MediMexico S. de R.L. de C.V.. Notwithstanding anything to the contrary set forth in this Agreement, the Guaranty and Security Agreement or any of the other Loan Documents, not later than 15 Business Days after the Closing Date, or such later date to which the Agent may agree in writing, the Credit Parties shall amend, or cause to be amended, the Organization Documents of MediMexico S. de R.L. de C.V. to permit the pledge of the voting stock of MediMexico S. de R.L. de C.V. as contemplated in the Guaranty and Security Agreement and take all actions in accordance with applicable Requirements of Law that are necessary for the effectiveness of such amendment.

(c) Cash Management. Notwithstanding anything to the contrary set forth in this Agreement or any of the Loan Documents, not later than July 31, 2014, or such later date to which the Agent may agree in writing, the Credit Parties shall either close the deposit account numbered 3300552622 and the securities account numbered ##-#####, or shall enter into, and cause the depository intermediary to enter into, Control Agreements with respect to such accounts.

ARTICLE V.

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than (i) contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted and (ii) L/C Reimbursement Obligations, to the extent cash collateralized or supported by back-stop letters of credit, in each case, in a manner reasonably acceptable to Agent and L/C Issuer) shall remain unpaid or unsatisfied; notwithstanding any provisions hereof, the following negative covenants shall only apply during a Funding Period:

5.1 Limitation on Liens. No Credit Party shall, and no Credit Party shall suffer or permit any of its Domestic Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) Any Lien existing on the Property of a Credit Party or a Domestic Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 5.1, including any Lien securing Indebtedness outstanding on such date and permitted by Section 5.5(c), and the replacement, extension or renewal of any Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 5.5(c);

(b) any Lien created under any Loan Document;

(c) Liens for Taxes (i) which are not delinquent or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 4.7;

(d) carriers’, warehousemen’s, mechanics’, landlords’, material men’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent for more than thirty (30) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto during the pendency of such proceeding and for which adequate reserves in accordance with GAAP are being maintained;

(e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f) Liens consisting of judgment, or judicial attachment liens or other similar Liens arising in connection with court proceedings with respect to judgments the existence of which do not constitute an Event of Default;

(g) easements, rights-of-way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, either individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Domestic Subsidiary of any Credit Party;

(h) Liens on any Property acquired or held by any Credit Party or any Domestic Subsidiary of any Credit Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such Property and permitted under Section 5.5(d); provided that (i) any such Lien attaches to such Property concurrently with or within ninety (90) days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction and the proceeds thereof (and any replacement of such Lien applicable solely to such Property), and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property;

(i) Liens securing Capital Lease Obligations permitted under Section 5.5(d);

(j) any interest or title of a lessor or sublessor under any lease permitted by this Agreement, including any liens on such interest or title;

(k) Liens arising from the filing of precautionary uniform commercial code financing statements with respect to any lease permitted by this Agreement;

(l) non-exclusive licenses and sublicenses granted by a Credit Party or any Domestic Subsidiary of a Credit Party and leases or subleases granted by a Credit Party or any Domestic Subsidiary of a Credit Party as lessor or sublessor to third parties in the Ordinary Course of Business not interfering in any material respect with the business of the Credit Parties or any of their Domestic Subsidiaries;

(m) Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC or, with respect to collecting banks located in the State of New York, under Section 4-208 of the UCC;

(n) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(o) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(p) Liens on equipment and Property acquired in a Permitted Acquisition so long as such Lien only attaches to such equipment and Property (and any replacements of such Liens applicable solely to such equipment and Property), provided, that such Lien shall not have been incurred in contemplation of such Acquisition and secures Indebtedness permitted under Section 5.5(n); and

(q) (i) licenses, sublicenses, leases or subleases granted by a Borrower or any of its Domestic Subsidiaries to other Persons not materially interfering with the conduct of the business of the Borrowers and their Domestic Subsidiaries, taken as a whole, and (ii) any interest or title of a lessor, sublessor or licensor under any lease or license agreement not prohibited by this Agreement to which a Borrower or any of its Domestic Subsidiaries is a party;

(r) Liens arising by operation of law or contract on insurance policies and proceeds thereof to secure premiums payable thereunder;

(s) Liens incurred by any Credit Party or its Domestic Subsidiaries attaching solely to cash earnest money deposits made by any Credit Party or its Domestic Subsidiaries in connection with any letter of intent or purchase agreement entered into with respect to capital expenditures;

(t) Liens incurred by any Credit Party or its Domestic Subsidiaries consisting of prepayments and security deposits in connection with leases, subleases, licenses, sublicenses, use and occupancy agreements, utility services and similar transactions entered into by the applicable Credit Party or Domestic Subsidiary of a Credit Party in the Ordinary Course of Business and not required as a result of any breach of any agreement or default in payment of any obligation;

(u) Liens on Property, and only such Property, which is the subject of an unconsummated asset purchase agreement in connection with an asset disposition permitted hereunder, which Liens arise solely under Article 2 of the UCC and secure the obligation of a Credit Party or any Domestic Subsidiary of a Credit Party under such agreement;

(v) good faith deposits required in connection with any Investment permitted under Section 5.4;

(w) to the extent constituting a Lien, escrow arrangements securing indemnification obligations associated with any Investment permitted under Section 5.4;

(x) Liens on Real Estate acquired in a Permitted Acquisition securing Indebtedness permitted by Section 5.5(n), so long as such Lien only attaches to such Real Estate (and any replacements of such Liens applicable solely to such Real Estate); provided, that the applicable Credit Party shall enter into and deliver a second lien Mortgage in favor of a Agent, to the extent required by, and in accordance with Section 4.13(b);

(y) Liens securing Indebtedness permitted by Section 5.5(o);

(z) other Liens not otherwise permitted by clauses (a) through (y) above securing liability in an amount not to exceed $1,000,000 in the aggregate at any time outstanding.

5.2 Disposition of Assets. No Credit Party shall, and no Credit Party shall suffer or permit any of its Domestic Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer, grant an exclusive license or otherwise dispose of (whether in one or a series of transactions) any Property (including the Stock of any Domestic Subsidiary of any Credit Party, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a) (i) dispositions of Inventory in the Ordinary Course of Business, (ii) dispositions of worn-out, obsolete or surplus Equipment, having a book value not exceeding $500,000 in the aggregate in any Fiscal Year, and (iii) granting of licenses permitted under Sections 5.1(l) and (q);

(b) dispositions (other than of (i) the Stock of any Wholly-Owned Subsidiary of any Credit Party that is a Domestic Subsidiary or (ii) any Accounts of any Credit Party) not otherwise permitted hereunder which are made for fair market value; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) not less than seventy-five (75%) of the aggregate sales price from such disposition shall be paid in cash, (iii) the aggregate fair market value of all assets so sold (as determined in good faith by the Board of Directors or similar governing body of Borrowers) by the Credit Parties and their Domestic Subsidiaries, together, shall not exceed in any Fiscal Year $500,000 and (iv) after giving effect to such disposition, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Article VI, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered;

(c) (i) dispositions of Cash Equivalents in the Ordinary Course of Business made to a Person that is not an Affiliate of any Credit Party and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents; and

(d) transactions permitted under Section 5.1(l);

(e) transfers of property subject to casualty or condemnation proceeding (including in lieu thereof);

(f) the abandonment of intellectual property rights which, in the reasonable good faith determination of the Borrowers, are no longer used or useful to the business of any Credit Party and its Domestic Subsidiaries;

(g) sales, transfers and other dispositions of delinquent accounts receivable not owing by an Affiliate of any Credit Party in the Ordinary Course of Business in connection with the collection thereof;

(h) transfers of assets or property among the Credit Parties;

(i) issuances of Stock or Stock Equivalents by the Credit Parties and their Domestic Subsidiaries to the extent not prohibited hereunder;

(j) discounts or compromises for less than the face value of accounts receivable not owing by an Affiliate of any Credit Party in order to resolve disputes that occur in the Ordinary Course of Business;

(k) sales or disposals of equity interests of any Credit Party or any of its Domestic Subsidiaries in order to qualify members of the board of directors (or equivalent governing body) of such Person if and to the extent required by applicable law;

(l) voluntary terminations of Secured Rate Contracts permitted hereunder;

(m) sales, transfers or other dispositions (i) constituting Investments permitted pursuant to Section 5.4, (ii) constituting Restricted Payments permitted pursuant to Section 5.11, or (iii) effected pursuant to a merger, consolidation, liquidation or dissolution permitted pursuant to Section 5.3;

(n) the Borrowers and their Domestic Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrowers and their Domestic Subsidiaries, taken as a whole;

(o) issuances of Stock or Stock Equivalents by a Joint Venture from time to time to the applicable Joint Venture Minority Partner so long as, after giving effect to such issuance, the Joint Venture continues to be a Domestic Subsidiary; and

(p) the Credit Parties and their Domestic Subsidiaries may grant Permitted Liens.

5.3 Consolidations and Mergers. No Credit Party shall, and no Credit Party shall suffer or permit any of its Domestic Subsidiaries to merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided, (a) any Subsidiary of a Borrower or Joint Venture may merge with, or dissolve or liquidate into, a Borrower or a Wholly-Owned Subsidiary of a Borrower which is a Domestic Subsidiary, provided that such Borrower or such Wholly-Owned Subsidiary which is a Domestic Subsidiary shall be the continuing or surviving entity and all actions required to maintain perfected Liens on the Stock of the surviving entity in favor of Agent shall have been completed, (b) any Subsidiary that is not a Credit Party or Joint Venture may merge with or dissolve or liquidate into another Subsidiary that is not a Credit Party or Joint Venture provided if a First Tier Foreign Subsidiary is a constituent entity in such merger, dissolution or liquidation, such First Tier Foreign Subsidiary shall be the continuing or surviving entity, and (c) any Subsidiary of a Borrower or Joint Venture may merge with, or dissolve or liquidate into, a Target in connection with a Permitted Acquisition, provided that such Target shall be the continuing or surviving entity and become a Credit Party hereunder and all actions required to maintain perfected Liens on the Stock of the surviving entity in favor of Agent shall have been completed; provided, further, that the Borrower Representative shall provide the Agent with written notice of any of the events described in the foregoing clauses (a), b) and (c), no later than the date on which the delivery of the financial statements referred to in Section 4.1(b) are required to be delivered following the quarter ended immediately after the occurrence of such event.

5.4 Acquisitions; Loans and Investments. No Credit Party shall and no Credit Party shall suffer or permit any of its Domestic Subsidiaries to (i) purchase or acquire, or make any commitment to purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any ownership interest in, any Person, (ii) make or commit to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any line of business or division of any Person, including without limitation, by way of merger, consolidation or other combination, or (iii) make or purchase, or commit to make or purchase, any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of a Borrower or any Domestic Subsidiary of a Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a) Investments in cash and Cash Equivalents;

(b) (i) Investments by any Credit Party in any other Credit Party; (ii) Investments by a Borrower or any other Credit Party in any Foreign Subsidiaries of a Borrower not to exceed $2,000,000 in the aggregate in any Fiscal Year for all such Investments; (iii) Investments by a Borrower or any other Credit Party in any Joint Venture of a Borrower or any Domestic Subsidiary of a Borrower that is not a Credit Party not to exceed $7,000,000 in the aggregate for all such Investments; (iv) Investments by a Foreign Subsidiary of a Borrower to or in another Foreign Subsidiary of a Borrower; and (v) Investments by a Domestic Subsidiary of a Borrower that is not a Credit Party to or in another Domestic Subsidiary of a Borrower that is not a Credit Party or a Joint Venture; provided, that (A) if any Credit Party executes and delivers to any other Credit Party a note (collectively, the “Intercompany Notes”) to evidence any Investments described in the foregoing clauses (i) — (iii), that Intercompany Note shall be pledged and delivered to Agent pursuant to the Guaranty and Security Agreement as additional collateral security for the Obligations; and (B) each Borrower shall accurately record all intercompany transactions on its books and records; provided further, for Investments described in the foregoing clauses (ii) and (iii), (A) the Borrowers shall have Availability of not less than $5,000,000 after giving effect to such Investment; and (B) no Default or Event of Default has occurred and is continuing or would result therefrom;

(c) Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 5.2(b);

(d) Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;

(e) Investments existing on the Closing Date and set forth in Schedule 5.4;

(f) Contingent Obligations permitted under Section 5.9;

(g) Investments consisting of notes receivables of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business;

(h) Security deposits paid to landlords in the Ordinary Course of Business and Investments with respect to bonds or security deposits provided to utilities with respect to utility services provided to Credit Parties and their Domestic Subsidiaries in the Ordinary Course of Business;

(i) the consummation of Permitted Acquisitions (including the creation of Wholly-Owned Subsidiaries of Borrowers that are Credit Parties in connection therewith); provided that (A) the Borrowers shall have Availability of not less than $5,000,000 after giving effect to such Permitted Acquisition; (B) no Default or Event of Default has occurred and is continuing or would result therefrom; and (C) after giving effect to Permitted Acquisition, the Credit Parties are in compliance on a pro forma basis with the covenant set forth in Article VI then in effect, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered;

(j) (i) bank deposits in the ordinary course of business, (ii) accounts receivables owing if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (iii) endorsement of negotiable instruments held for collection in the ordinary course of business and (iv) lease, utility and other similar deposits in the ordinary course of business;

(k) Restricted Payments permitted pursuant to Section 5.11;

(l) capital expenditures permitted hereunder;

(m) to the extent constituting Investments, pledges and deposits in the Ordinary Course of Business to the extent permitted by Section 5.1(e), (s), (t), (v), and (w), and to the extent constituting a cash collateral deposit securing Rate Contracts;

(n) Investments in deposit accounts and securities accounts opened in the Ordinary Course of Business and in compliance with the terms of the Loan Documents;

(o) (i) Any transaction permitted by Section 5.3 that constitutes an Investment and (ii) loans or advances to employees, officers and permitted under Section 5.6; and

(p) other Investments not to exceed $1,000,000 in the aggregate at any time outstanding.

Notwithstanding anything to the contrary set forth above, (i) the amount of any Investment shall be equal to the original amount of such Investment and that upon a return of all or any portion in cash of such Investment, such Investment shall no longer be considered outstanding and otherwise made to the extent so returned, (ii) the Credit Parties and their Domestic Subsidiaries may hold Investments to the extent such Investment reflects an increase in the value of Investments otherwise permitted under this Section 5.4, and (iii) upon any Person becoming a Credit Party hereunder, any Investment made by a Credit Party in such Person prior thereto shall be deemed to have been an Investment made pursuant to Section 5.4(b)(i) and not any other clause of this Section 5.4.

5.5 Limitation on Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Domestic Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 5.9;

(c) Indebtedness existing on the Closing Date and set forth in Schedule 5.5 including Permitted Refinancings thereof;

(d) Indebtedness not to exceed $2,000,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations (including Capital Lease Obligations refinancing other Capital Lease Obligations) or secured by Liens permitted by Section 5.1(h) and Permitted Refinancings thereof;

(e) all unsecured intercompany Indebtedness that is either (i) existing on the Closing Date and set forth in Schedule 5.5 or (ii) permitted pursuant to Section 5.4(b);

(f) other unsecured Indebtedness owing to Persons that are not Affiliates of the Credit Parties not exceeding $1,000,000 in the aggregate at any time outstanding;

(g) Indebtedness with respect to bonds or security deposits provided to utilities with respect to utilities services provided to Borrowers and their Domestic Subsidiaries in the Ordinary Course of Business;

(h) Indebtedness incurred as a result of endorsements for collections or deposits in the ordinary course of business;

(i) Indebtedness in connection with the financing of insurance premiums in the ordinary course of business;

(j) Indebtedness for bank overdrafts or retuned items incurred in the Ordinary Course of Business;

(k) deferred purchase price, including but not limited to earnouts and other similar obligations owing to a seller in connection with a Permitted Acquisition or Investment permitted by Section 5.4 (e) and (p);

(l) [Reserved];

(m) subordinated Indebtedness, including any Convertible Notes; provided that, such Indebtedness (i) contains terms which provide for customary payment subordination to the Obligations as reasonably determined by the Agent in good faith, and (ii) does not have any maturity or mandatory redemption, prepayment, amortization, sinking fund or similar obligation (other than pursuant to a customary change of control offer or in the case of the Convertible Notes, conversion into shares of common stock of NxStage) prior to the date which is ninety-one (91) days after the Revolving Termination Date;

(n) Indebtedness incurred and/or assumed in connection with a Permitted Acquisition, in an aggregate principal amount not to exceed, when aggregated with the maximum amount of all deferred payments, including earnouts, in connection with Permitted Acquisitions, $25,000,000 at any time outstanding and Permitted Refinancings thereof; and

(o) Indebtedness securing any Real Estate and any Permitted Refinancings thereof; provided that the aggregate principal amount of all Indebtedness incurred pursuant to this clause (o) shall not exceed $2,000,000 in the aggregate at any time outstanding); provided, further that the applicable Credit Party shall enter into and deliver a second lien Mortgage in favor of a Agent, to the extent required by, and in accordance with Section 4.13(b).

5.6 Employee Loans and Transactions with Affiliates. No Credit Party shall, and no Credit Party shall suffer or permit any of its Domestic Subsidiaries to, enter into any transaction with any Affiliate of a Borrower or of any such Domestic Subsidiary, except:

(a) as permitted by this Agreement (including, without limitation, transactions permitted pursuant to Sections 5.2, 5.3, 5.4, 5.5, 5.7, 5.9 and 5.11);

(b) pursuant to the reasonable requirements of the business of such Credit Party or such Domestic Subsidiary upon fair and reasonable terms no less favorable to such Credit Party or such Domestic Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of a Borrower or such Domestic Subsidiary;

(c) any issuances by NxStage of awards or grants of equity securities, stock options, and stock ownership plans approved by NxStage’s board of directors;

(d) loans or advances to employees of Credit Parties for travel, entertainment and relocation expenses and other ordinary business purposes in the Ordinary Course of Business not to exceed $250,000 in the aggregate outstanding at any time;

(e) loans or advances to employees, officers or directors relating to the purchase of shares of Stock or Stock Equivalents of NxStage pursuant to employee stock purchase plans or agreements approved by such Borrower’s Board of Directors;

(f) transactions among the Credit Parties; and

(g) all transactions existing as of the Closing Date and described in Schedule 5.6.

5.7 Compensation. No Credit Party shall, and no Credit Party shall permit any of its Domestic Subsidiaries to, pay any management, consulting or similar fees to any Affiliate of any Credit Party (other than a Credit Party) or to any officer, director or employee of any Credit Party or any Affiliate of any Credit Party except:

(a) payment of reasonable compensation to officers and employees for actual services rendered (including severance) to the Credit Parties and their Domestic Subsidiaries in the Ordinary Course of Business, including the grant by NxStage of Stock and Stock Equivalents of NxStage;

(b) payment of reasonable directors’ fees and reimbursement of indemnities and actual out-of-pocket expenses incurred in in the Ordinary Course of Business; and

(c) payment of any management, consulting or similar fees to a Credit Party and any of its Wholly-Owned Subsidiaries by a Joint Venture pursuant to any management, consulting, or similar agreement.

5.8 Margin Stock; Use of Proceeds. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock, to extend credit to others for the purpose of purchasing or carrying Margin Stock or to repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of Regulations T, U or X of the Federal Reserve Board or in violation of this Agreement.

5.9 Contingent Obligations. No Credit Party shall, and no Credit Party shall suffer or permit any of its Domestic Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

(a) endorsements for collection or deposit in the Ordinary Course of Business;

(b) Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation;

(c) Contingent Obligations of the Credit Parties and their Domestic Subsidiaries existing as of the Closing Date and listed in Schedule 5.9, including extension and renewals thereof which do not increase the amount of such Contingent Obligations;

(d) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations;

(e) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies;

(f) Contingent Obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with Acquisitions permitted hereunder and (ii) purchasers in connection with dispositions permitted under Section 5.2(b);

(g) Contingent Obligations arising under Letters of Credit;

(h) Contingent Obligations arising under guarantees made in the Ordinary Course of Business of obligations of any Credit Party, which obligations are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the same extent;

(i) indemnities, product warranties, and other Contingent Obligations provided by any Credit Party or its Domestic Subsidiaries in the Ordinary Course of Business;

(j) Contingent Obligations in respect of (i) any other Indebtedness permitted pursuant to Section 5.5, (ii) any other Credit Party if otherwise permitted pursuant to Section 5.4, or (iii) obligations to make Restricted Payments that are permitted to be made pursuant to Section 5.11; and

(k) Other Contingent Obligations not to exceed $1,000,000 in the aggregate at any time outstanding.

5.10 Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could reasonably be expected to result in the imposition of a Lien on any asset of a Credit Party or a Domestic Subsidiary of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, have or would reasonably be expected to have, a Material Adverse Effect. No Credit Party shall cause or suffer to exist any event that could reasonably be expected to result in the imposition of a Lien with respect to any Benefit Plan.

5.11 Restricted Payments. No Credit Party shall, and no Credit Party shall suffer or permit any of its Domestic Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, or (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding (the items described in clauses (i) and (ii) above are referred to as “Restricted Payments”); except that any Domestic Subsidiary of a Borrower may make Restricted Payments to each holder of its Stock or Stock Equivalents pro rata in accordance with such holder’s ownership interest (or, in the case of any such holder that is not a Domestic Subsidiary of a Borrower, such lesser amount), and except that:

(a) the Credit Parties may declare and make dividend payments or other distributions payable solely in their Stock or Stock Equivalents;

(b) the Borrowers may redeem or repurchase from officers, directors and employees Stock and Stock Equivalents provided all of the following conditions are satisfied:

(i) no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment; and

(ii) after giving effect to such Restricted Payment, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Article VI, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered; and

(iii) the aggregate Restricted Payments permitted in any Fiscal Year of the Borrowers shall not exceed the sum of (x) $1,000,000 and (y) the Cumulative Available Amount.

(c) NxStage may repurchase shares of Stock or Stock Equivalents issued by NxStage to current or former officers, directors and employees of NxStage or any of its Domestic Subsidiaries (or their current or former spouses, their estates, their estate planning vehicles or their family members) by cancellation of loans or advances permitted pursuant to Section 5.6(e);

(d) with respect to Stock and Stock Equivalents of any Joint Venture, a Credit Party or a Wholly-Owned Subsidiary may purchase the Stock and Stock Equivalents of such Joint Venture held by the applicable Joint Venture Minority Partner; and

(e) NxStage may (i) convert any Convertible Notes into shares of common stock of NxStage and (ii) to the extent permitted by Section 5.20, redeem, purchase, repay or otherwise acquire or retire Convertible Notes prior to the conversion thereof.

5.12 Change in Business. No Credit Party shall, and no Credit Party shall permit any of its Domestic Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it on the Closing Date and otherwise reasonably related thereto or reasonable extensions thereof.

5.13 Change in Structure. No Credit Party shall, and no Credit Party shall permit any of its Domestic Subsidiaries to amend any of its Organization Documents in any respect materially adverse to Agent or Lenders.

5.14 Changes in Accounting, Name or Jurisdiction of Organization. No Credit Party shall, and no Credit Party shall suffer or permit any of its Domestic Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (ii) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party without the consent of the Agent (not to be unreasonably withheld or delayed), (iii) in the case of any Credit Party, change its name as it appears in official filings in its jurisdiction of organization or (iv) in the case of any Credit Party, change its jurisdiction of organization, in the case of clauses (iii) and (iv), without at least fifteen (15) days’ (or such lesser time as agreed by the Agent) prior written notice to Agent and the acknowledgement of Agent that all actions required by Agent to continue the perfection of its Liens as provided for in the Loan Documents, have been completed.

5.15 Amendments and Defaults to Material Agreements. No Credit Party shall and no Credit Party shall permit any of its Domestic Subsidiaries, to (i) amend, supplement, waive or otherwise modify any provision of, any contract set forth on Schedule 5.15 (the “Material Agreements”) in a manner materially adverse to Agent or Lenders or which would reasonably be expected to have a Material Adverse Effect, (ii) take or fail to take any action under any Material Agreement that would reasonably be expected to have a Material Adverse Effect, or (iii) default under or breach any Material Agreement and permit such default or breach to continue for forty-five (45) days.

5.16 No Negative Pledges.

(a) No Credit Party shall, and no Credit Party shall permit any of its Domestic Subsidiaries to, directly or indirectly, (a) to create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of such Domestic Subsidiary to pay dividends or make any other distribution on any of such Domestic Subsidiary’s Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to a Borrower or any other Credit Party, or (b) enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired except (i) customary restrictions and conditions contained in agreements relating to the sale of property pending such sale, provided such restrictions and conditions apply only to the property to be sold and such sale is permitted hereunder, (ii) customary provisions in leases, licenses and other contracts restricting the assignment thereof, (iii) in connection with the organizational documents, or any agreement in respect of any Indebtedness, of a Joint Venture, and (iv) in connection with any document or instrument relating to purchase money Indebtedness, Capital Lease Obligations, other secured Indebtedness and Liens permitted by this Agreement provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens, and any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of any such agreement; provided that such amendments or refinancings are not materially more restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

(b) (i) No Credit Party shall issue any Stock or Stock Equivalents if such issuance would result in an Event of Default under Section 7.1(n) and (ii) no Credit Party (other than NxStage) shall issue any Stock or Stock Equivalents unless such Stock and Stock Equivalents are pledged to Agent, for the benefit of the Secured Parties, as security for the Obligations, on substantially the same terms and conditions as the Stock and Stock Equivalents of the Credit Parties pledged to Agent as of the Closing Date.

5.17 OFAC; Patriot Act. No Credit Party shall, and no Credit Party shall permit any of its Domestic Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Sections 3.30 and 3.31.

5.18 Sale-Leasebacks. No Credit Party shall, and no Credit Party shall permit any of its Domestic Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

5.19 Hazardous Materials. No Credit Party shall, and no Credit Party shall permit any of its Domestic Subsidiaries to, cause any Release of any Hazardous Material at, to or from any Real Estate owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Domestic Subsidiary of any Credit Party that would materially violate any Environmental Law, form the basis for any material Environmental Liabilities or otherwise materially adversely affect the value or marketability of any Real Estate (whether or not owned by any Credit Party or any Domestic Subsidiary of any Credit Party).

5.20 Prepayments of Subordinated Indebtedness. No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any subordinated Indebtedness prior to its scheduled maturity; provided, however:

(a) in each case to the extent due and payable on a non-accelerated basis and permitted under the applicable subordination provisions thereof, the Credit Parties may, (i) make regularly scheduled payments of interest in respect of subordinated Indebtedness, and (ii) in the case of the Convertible Notes, (x) reimburse the holders thereof for their reasonable out-of-pocket expenses, (y) pay the holders thereof commitment, underwriting, structuring and similar fees (including in the form of original issue discount) in connection with the closing thereunder and (z) make indemnity payments in accordance with the terms thereof;

(b) in each case to the extent permitted by any subordination agreement in respect any subordinated Indebtedness (other than the Convertible Notes) that is reasonably acceptable to Agent in form and content, Borrowers may make payments on such subordinated Indebtedness;

(c) NxStage may make any payment or prepayment on, or redemption or acquisition for value of, any Convertible Notes through the exercise of any call option in respect thereof that is settled in common stock of NxStage or, in respect of any fractional shares to be issued, in cash; and

(d) NxStage may make additional payments or prepayments on, or redemptions or acquisitions for value of, any Convertible Notes (x) to the extent made solely with common stock of NxStage or other Stock or Stock Equivalents (other than Disqualified Stock) (whether pursuant to any conversion thereof or otherwise), or (y) to the extent made with the net cash proceeds from the incurrence or issuance of any Convertible Notes or other subordinated Indebtedness permitted pursuant to Section 5.5(m) so long as no Default or Event of Default then exists or would result therefrom.

ARTICLE VI.

FINANCIAL COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than (i) contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted and (ii) L/C Reimbursement Obligations, to the extent cash collateralized or supported by back-stop letters of credit, in each case, in a manner reasonably acceptable to Agent and L/C Issuer) shall remain unpaid or unsatisfied; notwithstanding any provisions hereof, the following negative covenants shall only apply during a Funding Period:

6.1 Minimum Liquidity. Prior to the occurrence of Trigger Event, the Credit Parties shall have Liquidity of no less than $7,000,000 as of the last day of each Fiscal Quarter.

6.2 Fixed Charge Coverage Ratio. After the occurrence of a Trigger Event, the Credit Parties shall not permit the Fixed Charge Coverage Ratio for the four Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter for which a Compliance Certificate has been or is required to be delivered pursuant to Section 4.2(b) to be less than 1.20:1.00. “Fixed Charge Coverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).

ARTICLE VII.

EVENTS OF DEFAULT

7.1 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of, or interest on, any Loan, including after maturity of the Loans, or to pay any L/C Reimbursement Obligation or (ii) to pay within three (3) Business Days after the same shall become due, any fee or any other amount payable hereunder or pursuant to any other Loan Document;

(b) Representation or Warranty. (i) Other than in any Borrowing Base Certificate, any representation, warranty or certification by or on behalf of any Credit Party or any of its Domestic Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made or (ii) any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than (A) inadvertent, immaterial errors not exceeding $250,000 in the aggregate in any Borrowing Base Certificate, (B) errors understating the Borrowing Base and (C) errors occurring when Availability continues to exceed $0 after giving effect to the correction of such errors) and the Borrowers fail to make such prepayments as contemplated by Section 1.1(b)(ii) within one (1) Business Day of the date upon which written notice thereof is given to the Borrower Representative by Agent;

(c) Specific Defaults. Any Credit Party fails to perform or observe any term, covenant or agreement contained in (i) any of Sections 4.1, 4.2(a), 4.2(b), or 4.11 hereof and such failure shall have continued for five (5) Business Days, or (ii) any of Sections 4.2(d), 4.3(a), 4.6, 4.9, 4.10, or Article V or VI hereof;

(d) Other Defaults. Any Credit Party or Domestic Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower Representative by Agent or Required Lenders;

(e) Cross-Default. Any Credit Party or any Domestic Subsidiary of any Credit Party (i) fails to make any payment in respect of any Indebtedness (other than the Obligations) or Contingent Obligation (other than the Obligations) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation (other than Contingent Obligations owing by one Credit Party with respect to the obligations of another Credit Party permitted hereunder or earnouts permitted hereunder), if the effect of such failure, event or condition (other than the occurrence or existence of asset sales, casualty or condemnation events, or other similar events resulting in a mandatory prepayment under an agreement, instrument, or other document evidencing Indebtedness permitted hereunder) is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded;

(f) Insolvency; Voluntary Proceedings. The Credit Parties and their Domestic Subsidiaries on a consolidated basis cease or fail to be Solvent, or any Credit Party or any Domestic Subsidiary of any Credit Party: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) except as expressly permitted under Section 5.3, voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing;

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Domestic Subsidiary of any Credit Party, or

any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a material part of any such Person’s Properties and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party or Domestic Subsidiary of any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party or any Domestic Subsidiary of any Credit Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business;

(h) Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Domestic Subsidiaries involving in the aggregate a liability of $1,000,000 or more (excluding amounts covered by insurance to the extent the relevant independent third party insurer has not denied coverage therefor), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof;

(i) Non-Monetary Judgments. One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Domestic Subsidiaries which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(j) Collateral. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Domestic Subsidiary of any Credit Party party thereto or any Credit Party or any Domestic Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest to the extent required under the Collateral Documents in the Collateral purported to be covered thereby or such security interest shall for any reason (other than the failure of the Agent to take any action within its control based upon accurate and timely disclosure of relevant information by the Credit Parties as required) cease to be a perfected and first priority security interest (to the extent required under the Collateral Documents) subject only to Permitted Liens;

(k) Reserved.

(l) Regulatory Matters. (i) the FDA or any other Governmental Authority initiates enforcement action against any Credit Party or any of its Domestic Subsidiaries, or any suppliers that causes such Credit Party or Domestic Subsidiary to recall, withdraw, remove or discontinue marketing any of its Products in or from a foreign jurisdiction where the revenue from such Product is not material; (ii) the FDA or any other Governmental Authority issues a warning letter to any Credit Party or any of its Domestic Subsidiaries with respect to any Regulatory Matter which would reasonably be expected, in the aggregate, to have a Material Adverse Effect; (iii) any Credit Party or any of its Domestic Subsidiaries conducts a mandated or voluntary recall which would reasonably be expected, in the aggregate, to result in liability and out-of-pocket expense to the Credit Parties and their Domestic Subsidiaries of $1,000,000 or more; or (iv) any Credit Party or any of its Domestic Subsidiaries enters into a settlement agreement with the FDA or any other Governmental Authority that would reasonably be expected, in the aggregate, to result in liability and out-of-pocket expense to the Credit Parties and their Domestic Subsidiaries of $1,000,000 or more;

(m) Healthcare Matters. There shall occur any revocation, suspension, termination, rescission, non-renewal or forfeiture or any similar final administrative action with respect to one or more Health Care Permits, Third Party Payor Programs or Third Party Payor Authorizations which would reasonably be expected, in the aggregate, to have a Material Adverse Effect; or

(n) Ownership. At any time, (A) any Person or (B) Persons constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person and its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Securities Exchange Act of 1934), directly or indirectly, of Stock or Stock Equivalent representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Stock of NxStage.

Notwithstanding anything to the contrary set forth herein, the events described in Sections 7.1(b), (e), (h), (i), (j), (k), (l) and (m), shall only constitute Events of Default during a Funding Period.

7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent may, and shall at the request of the Required Lenders:

(a) declare all or any portion of any one or more of the Commitments of each Lender to make Loans or of the L/C Issuer to Issue Letters of Credit to be suspended or terminated, whereupon all or such portion of such Commitments shall forthwith be suspended or terminated;

(b) declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in Section 7.1(f) or 7.1(g) above (in the case of clause (i) of Section 7.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans and the obligation of the L/C Issuer to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent, any Lender or the L/C Issuer.

7.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

7.4 Cash Collateral for Letters of Credit. If (a) an Event of Default has occurred and is continuing, (b) this Agreement (or the Revolving Loan Commitment of all Lenders) shall be terminated for any reason or (c) otherwise required by the terms hereof, then Agent may, and upon request of Required Lenders, shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 7.2), and the Borrowers shall thereupon deliver to Agent, to be held for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, an amount of cash equal to 105% of the amount of L/C Reimbursement Obligations as additional collateral security for Obligations in respect of any outstanding Letter of Credit. Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties’ Obligations in respect of any outstanding Letter of Credit. The remaining balance of the cash collateral will be returned to the Borrowers when all Letters of Credit have been terminated or discharged, all Commitments have been terminated and all Obligations have been paid in full in cash. Notwithstanding the foregoing, if the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount shall be returned to the Borrowers within five (5) Business Days upon the Borrowers’ written request after all Events of Default have been waived.

ARTICLE VIII.

THE AGENT

8.1 Appointment and Duties.

(a) Appointment of Agent. Each Lender and each L/C Issuer hereby appoints GE Capital (together with any successor Agent pursuant to Section 8.9) as Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 7.1(f) or 7.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 7.1(f) or 7.1(g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all

Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise, (vii) release any Collateral or Credit Party in accordance with Section 8.10 and execute all documentation evidencing such release, and (viii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for Agent, the Lenders and the L/C Issuers for purposes of the perfection of Liens with respect to any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Limited Duties. Under the Loan Documents, Agent (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in Section 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

8.2 Binding Effect. Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

8.3 Use of Discretion.

(a) Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law.

(b) Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or its Affiliates that is communicated to or obtained by Agent or any of its Affiliates in any capacity.

(c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with the Loan Documents for the benefit of all the Lenders and the L/C Issuer; provided that the foregoing shall not prohibit (i) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) each of the L/C Issuer and the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 9.11 or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; and provided further that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to Agent pursuant to Section 7.2 and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 9.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

8.4 Delegation of Rights and Duties. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article VIII to the extent provided by Agent.

8.5 Reliance and Liability.

(a) Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each

Secured Party, each Borrower and each other Credit Party hereby waive and shall not assert (and the Borrowers shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence, willful misconduct or bad faith of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);

(ii) shall not be responsible to any Lender, L/C Issuer or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Lender, L/C Issuer or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower Representative, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, L/C Issuer, each Borrower and each other Credit Party hereby waives and agrees not to assert any right, claim or cause of action it might have against Agent based thereon, except to the extent of liabilities resulting from the gross negligence or willful misconduct or bad faith of the Agent or, as the case may be, such Related Person in connection with the duties expressly set forth herein, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c) Each Lender and L/C Issuer (i) acknowledges that it has performed and will continue to perform its own diligence and has made and will continue to make its own independent investigation of the operations, financial conditions and affairs of the Credit Parties and (ii) agrees that is shall not rely on any audit or other report provided by Agent or its Related

Persons (each, an “Agent Report”). Each Lender and L/C Issuer further acknowledges that any Agent Report (i) is provided to the Lenders and L/C Issuers solely as a courtesy, without consideration, and based upon the understanding that such Lender or L/C Issuer will not rely on such Agent Report, (ii) was prepared by Agent or its Related Persons based upon information provided by the Credit Parties solely for Agent’s own internal use, (iii) may not be complete and may not reflect all information and findings obtained by Agent or its Related Persons regarding the operations and condition of the Credit Parties. Neither Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Agent Report or in any related documentation, (iii) the scope or adequacy of Agent’s and its Related Persons’ due diligence, or the presence or absence of any errors or omissions contained in any Agent Report or in any related documentation, and (iv) any work performed by Agent or Agent’s Related Persons in connection with or using any Agent Report or any related documentation.

(d) Neither Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Lender or L/C Issuer receiving a copy of any Agent Report. Without limiting the generality of the forgoing, neither Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Agent Report, or the appropriateness of any Agent Report for any Lender’s or L/C Issuer’s purposes, and shall have no duty or responsibility to correct or update any Agent Report or disclose to any Lender or L/C Issuer any other information not embodied in any Agent Report, including any supplemental information obtained after the date of any Agent Report. Each Lender and L/C Issuer releases, and agrees that it will not assert, any claim against Agent or its Related Persons that in any way relates to any Agent Report or arises out of any Lender or L/C Issuer having access to any Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Lender or L/C Issuer arising out of such Lender’s or L/C Issuer’s access to any Agent Report or any discussion of its contents.

8.6 Agent Individually. Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Lender”, “Required Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Lender or as one of the Required Lenders, respectively.

8.7 Lender Credit Decision.

(a) Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon Agent, any Lender or L/C Issuer or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders or L/C Issuers, Agent shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agent or any of its Related Persons.

(b) If any Lender or L/C Issuer has elected to abstain from receiving MNPI concerning the Credit Parties or their Affiliates, such Lender or L/C Issuer acknowledges that, notwithstanding such election, Agent and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender or L/C Issuer hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agent and the Credit Parties upon request therefor by Agent or the Credit Parties. Notwithstanding such Lender’s or L/C Issuer’s election to abstain from receiving MNPI, such Lender or L/C Issuer acknowledges that if such Lender or L/C Issuer chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.

8.8 Expenses; Indemnities; Withholding.

(a) Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify Agent, each L/C Issuer and each of their respective Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including, to the extent not indemnified pursuant to Section 8.8(c), Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent, any L/C Issuer or any of their respective Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan

Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent, any L/C Issuer or any of their respective Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Agent, any L/C Issuer or any of their respective Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c) To the extent required by any Requirement of Law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding Tax (including withholding Taxes imposed under Chapters 3 and 4 of Subtitle A of the Code). If the IRS or any other Governmental Authority asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding Tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, failed to maintain a Participant Register or for any other reason), or Agent reasonably determines that it was required to withhold Taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this Section 8.8(c).

8.9 Resignation of Agent or L/C Issuer.

(a) (i) Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower Representative, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 8.9 in each case, no earlier than thirty (30) days after the receipt of such notice. If Agent delivers any such notice or the Agent is removed pursuant to clause (ii) below, the Required Lenders shall have the right to appoint a successor Agent. If, after 30 days after the date of the retiring Agent’s notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of the Borrower Representative, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default. (ii) At any time when the Person acting as Agent is also a Non-Funding Lender of the type described in clause (a) of the definition thereof, Required Lenders may remove Agent in its capacity as such upon thirty (30) days’ prior written notice to Agent and Borrower Representative, unless such Person ceases to be a Non-Funding Lender on or prior to the expiration of such thirty (30) day period. In the event Agent is so removed, to the extent the Person acting as Agent is also the Swingline Lender, such Person shall have the opportunity to resign as Swingline Lender concurrently with such removal as Agent, and all Swingline Loans shall be immediately due and payable by Borrowers.

(b) Effective immediately upon its resignation or removal, (i) the retiring Agent or removed Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent or removed Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent or removed Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 8.3, the retiring Agent or removed Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent or removed Agent under the Loan Documents.

(c) Any L/C Issuer may resign at any time by delivering notice of such resignation to the Agent, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective. Upon such resignation, the L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Lenders participate in an L/C Reimbursement Obligation thereof) with respect to Letters of Credit issued by such L/C Issuer prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Loan Documents.

8.10 Release of Collateral or Guarantors. Each Lender and L/C Issuer hereby consents to the release and hereby directs Agent, and the Agent hereby agrees, to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a) any Subsidiary of a Borrower from its guaranty of any Obligation if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent); and

(b) any Lien held by Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a waiver or consent), (ii) any Property subject to a Lien permitted hereunder in reliance upon Section 5.1 (a), (h), (i), (p), (x) or (y) and (iii) all of the Collateral and all Credit Parties, upon (A) termination of the Revolving Loan Commitments, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations and all other Obligations under the Loan Documents (other than contingent indemnification obligations in respect of which no claim has been made) and all Obligations arising under Secured Rate Contracts, that Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, (C) deposit of cash collateral or receipt by Agent of a back-up letter of credit with respect to any Letter of Credit Obligation, in accordance with the terms of the Loan Documents and otherwise on terms and conditions reasonably satisfactory to Agent and (D) to the extent requested by Agent, receipt by Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance reasonably acceptable to Agent.

Each Lender and L/C Issuer hereby directs Agent, and Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower Representative, to (i) promptly execute and deliver or file such documents and to perform other actions reasonably necessary to evidence the release of such the guaranties and Liens or, in the case of clause (b)(ii) above, the release or subordination of such Liens and (ii) deliver to the Credit Parties any portion of such Collateral so released in possession of Agent.

8.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Agent, shall confirm such agreement in a writing in form and substance acceptable to Agent) this Article VIII and Sections 9.3, 9.9, 9.10, 9.11, 9.17, 9.24 and 10.1 (and, solely with respect to L/C Issuers, Section 1.1(c)) and the decisions and actions of Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

8.12 Documentation Agent. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Documentation Agent shall not have any duties or responsibilities, nor shall the Documentation Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Documentation Agent. At any time that any Lender serving (or whose Affiliate is serving) as Documentation Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans, such Lender (or an Affiliate of such Lender acting as Documentation Agent) shall be deemed to have concurrently resigned as such Documentation Agent.

ARTICLE IX.

MISCELLANEOUS

9.1 Amendments and Waivers.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by Agent, the Required Lenders (or by Agent with the consent of the Required Lenders), and the Borrowers, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly and adversely affected thereby (or by Agent with the consent of all the Lenders directly and adversely affected thereby), in addition to Agent and the Required Lenders (or by Agent with the consent of the Required Lenders) and the Borrowers, do any of the following:

(i) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 7.2(a));

(ii) postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders (or any of them) or L/C Issuer hereunder or under any other Loan Document (for the avoidance of doubt, mandatory payments pursuant to Section 1.8 and voluntary prepayments pursuant to Section 1.7) may be postponed, delayed, reduced, waived or modified with the consent of Required Lenders);

(iii) reduce the principal of, or the rate of interest specified herein (it being agreed that waiver of the default interest margin or the termination of the application thereof shall not be deemed a reduction in rate of interest for this purpose and such waiver or termination shall only require the consent of the Required Lenders) or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations;

(iv) amend or modify Section 1.10(c);

(v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(vi) amend this Section 9.1, the definition of Required Lenders or any provision providing for consent or other action by all Lenders; or

(vii) discharge any Credit Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;

it being agreed that all Lenders shall be deemed to be directly and adversely affected by an amendment or waiver of the type described in the preceding clauses (v), (vi) and (vii).

(b) No amendment, waiver or consent shall, unless in writing and signed by Agent, the Swingline Lender or the L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent, the Swingline Lender or the L/C Issuer, as applicable, under this Agreement or any other Loan Document. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Rate Contracts resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Secured Swap Provider becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider, shall be effective without the written consent of such Secured Swap Provider or, in the case of a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, GE Capital.

(c) No amendment or waiver shall, unless signed by Agent and Required Lenders (or by Agent with the consent of Required Lenders): (i) amend or waive compliance with the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of any L/C Issuer to Issue any Letter of Credit) in Section 2.2; (ii) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of any L/C Issuer to Issue any Letter of Credit) in Section 2.2; (iii) amend or waive this Section 9.1(c) or the definitions of the terms used in this Section 9.1(c) insofar as the definitions affect the substance of this Section 9.1(c); or (iv) change (A) the definition of the term Required Lenders or (B) the percentage of Lenders which shall be required for Required Lenders to take any action hereunder.

(d) Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders” or “Lenders directly and adversely affected” pursuant to this Section 9.1) for any voting or consent rights under or with respect to any Loan Document, except that a Non-Funding Lender shall be treated as an “affected Lender” for purposes of Section 9.1(a)(i) and 9.1(a)(iii) solely with respect to an increase in such Non-Funding Lender’s Commitments, a reduction of the principal amount owed to such Non-Funding Lender or, unless such Non-Funding Lender is treated the same as the other Lenders holding Loans of the same type, a reduction in the interest rates applicable to the Loans held by such Non-Funding Lender. Moreover, for the purposes of determining Required Lenders, the Loans and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.

(e) Notwithstanding anything set forth herein to the contrary, this Agreement may be amended with the written consent of Agent, the Borrower Representative and the Required Lenders to (i) add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the outstanding principal and accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and (ii) include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(f) Notwithstanding anything to the contrary contained in this Section 9.1, (i) Borrowers may amend Schedules 3.19 and 3.21 upon notice to Agent, (ii) Agent may amend Schedule 1.1(b) to reflect Incremental Facilities and Sales entered into pursuant to Section 9.9, and (iii) Agent and Borrowers may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional Property for the benefit of the Secured Parties or join additional Persons as Credit Parties, and (3) add one or more Incremental Facilities to this Agreement pursuant to Section 1.1(e) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders; provided that no Accounts, Inventory or Equipment of such Person shall be included as Eligible Accounts, Eligible Inventory, or Eligible Field Equipment until a field examination (and, if required by Agent, an Inventory or Equipment appraisal) with respect thereto has been completed to the satisfaction of Agent, including the establishment of Reserves required in Agent’s Permitted Discretion.

9.2 Notices.

(a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall be in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to Syndtrak® (to the extent such system is available and set up by or at the direction of Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.syndtrak.com or using such other means of posting to Syndtrak® as may be available and reasonably acceptable to Agent prior to such posting, (iii) posted to any other E-System approved by or set up by or at the direction of Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrowers, Agent and the Swingline Lender, to the other parties hereto and (B) in the case of all other parties, to the Borrower Representative and Agent. Transmissions made by electronic mail or E-Fax to Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to the Borrower Representative, and (z) if receipt of such transmission is acknowledged by Agent.

(b) Effectiveness. (i) All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agent pursuant to Article I shall be effective until received by Agent.

(ii) The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.

(c) Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.

9.3 Electronic Transmissions.

(a) Authorization. Subject to the provisions of Section 9.2(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) Signatures. Subject to the provisions of Section 9.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission. Notwithstanding anything to the contrary herein, all signatures provided to Silicon Valley Bank in connection with any Loan Document shall be by “PDF” transmission, and upon the reasonable request by Silicon Valley Bank delivery of manually executed counterparts of this Agreement, the Guaranty and Security Agreement, and the certificates listed in Exhibit 2.1(v), (vi) and (vii).

(c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.

(d) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

9.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

9.5 Costs and Expenses. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, the Borrowers agree to pay or reimburse within fifteen (15) days after receipt of reasonably detailed invoice therefor (a) Agent for all reasonable documented out-of-pocket costs and expenses incurred by it or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs of Agent, and to the extent expressly provided in such other sections of this Agreement, the cost of environmental audits, Collateral audits and appraisals, and similar expenses, (b) and to the extent expressly provided in such other sections of this Agreement, Agent for all reasonable and documented out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the reasonable documented out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent for its examiners), (c) each of Agent, its Related Persons, and L/C Issuer for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder after an Event of Default has occurred and is continuing, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document, or Obligation, including Attorney Costs and (d) fees and disbursements of Attorney Costs of one law firm designated by the Lenders on behalf of all Lenders (other than Agent) incurred in connection with any of the matters referred to in clause (c) above.

9.6 Indemnity.

(a) Each Credit Party agrees to indemnify, hold harmless and defend Agent, each Lender, each L/C Issuer and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, in each case arising out of the matters in clause (i) and (ii) above or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 9.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), (x) to the extent such liability has resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order, (y) to the extent such liability relates to matters otherwise excluded from Borrower’s obligations hereunder pursuant to Sections 9.5, 10.1, 10.3 and 10.6, and (z) to the extent such liability is a result of any dispute solely among the Indemnified Parties not involving the Credit Parties. Furthermore, each Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person. This Section 9.6(a) shall not apply with respect to Taxes other than any Taxes that represent Liabilities arising from any non-Tax claim. The Borrowers agree to reimburse any Indemnitee for amounts required to be reimbursed pursuant to this Section 9.6(a) within fifteen (15) days after receipt of reasonably detailed invoice therefor.

(b) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any Property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to Property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such Property or natural resource or any Property on or contiguous to any Real Estate of any Credit Party or any Related Person of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any Property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) resulted from the gross negligence, willful misconduct or bad faith of any such Indemnitee (as determined in a final, non-appealable judgment by a court of competent jurisdiction) or (ii) (A) are incurred solely following foreclosure by Agent, or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party, or following the taking of title to or possession of any Property by Agent or any Lender or (B) are attributable solely to the acts of such Indemnitee.

9.7 Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any Property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from a Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

9.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.9, and provided further that no Borrower or other Credit Party may assign or transfer any of its rights or obligations under this Agreement or any other Loan Document without the prior written consent of Agent and each Lender.

9.9 Assignments and Participations; Binding Effect.

(a) Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers, the other Credit Parties signatory hereto and Agent and when Agent shall have been notified by each Lender that such Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the Borrowers, the other Credit Parties hereto (in each case except for Article VIII), Agent, each Lender and each L/C Issuer receiving the benefits of the Loan Documents and, to the extent provided in Section 8.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 8.9), none of any Borrower, any other Credit Party, any L/C Issuer or Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b) Right to Assign. Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to (i) any existing Lender (other than a Non-Funding Lender or Impacted Lender); (ii) any Affiliate or Approved Fund of any existing Lender (other than a Non-Funding Lender or Impacted Lender); or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to Agent and, with respect to Sales of Revolving Loan Commitments, each L/C Issuer that is a Lender and, as long as no Event of Default is continuing, the Borrower Representative (which acceptances shall be deemed to have been given unless an objection is delivered to Agent within five (5) Business Days after notice of a proposed sale is delivered Borrower Representative) (each an “Eligible Assignee”); provided, however, that:

(A) for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Borrower Representative (to the extent required) and Agent;

(B) such Sales shall be effective only upon the acknowledgement in writing of such Sale by Agent;

(C) interest accrued prior to and through the date of any such Sale may not be assigned; and

(D) such Sales by Lenders who are Non-Funding Lenders due to clause (a) of the definition of Non-Funding Lender shall be subject to Agent’s prior written consent in all instances, unless in connection with such Sale, such Non-Funding Lender cures, or causes the cure of, its Non-Funding Lender status as contemplated in Section 1.11(e)(v);

Agent’s refusal to accept a Sale to a Credit Party, an Affiliate of a Credit Party, or to any Person that would be a Non-Funding Lender or an Impacted Lender, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable.

(c) Procedure. The parties to each Sale made in reliance on clause (b) above (and excluding those described in clause (e), (f) or (g) below) shall execute and deliver to Agent an Assignment via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to Agent), any Tax forms required to be delivered pursuant to Section 10.1 and payment of an assignment fee in the amount of $3,500 to Agent, unless waived or reduced by Agent; provided, that (i) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such Assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by Agent). Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iii) of Section 9.9(b), upon Agent (and the Borrower Representative, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d) Effectiveness. Subject to the recording of an Assignment by Agent in the Register pursuant to Section 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(e) Grant of Security Interests. In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f) Participants and Grant of Option to Fund to SPVs. In addition to the other rights provided in this Section 9.9, each Lender may, (x) with notice to Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from Agent or the Borrowers, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article X, but, (x) with respect to Section 10.1, only to the extent such participant or SPV delivers the Tax forms such Lender is required to collect pursuant to Section 10.1(g) and (y) with respect to Sections 10.1 and 10.3, only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation (it being understood that the lender removal rights pursuant to Section 9.22 shall apply to any SPV as if it were a Lender) and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV granted an option pursuant to this clause (f) or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except that the agreement between the participating Lender and the SPV or the participant may provide that the participating lender will require the consent of the SPV or participant lender in connection with amendments, waiver or consents described in clauses (ii) and (iii) of Section 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vi) of Section 9.1(a).

(g) Assignments to Affiliate SPVs. In addition to the other rights provided elsewhere in this Section 9.9, each Lender that is an Affiliate of the Agent may, with notice to Agent in such form as shall be acceptable to the Agent (but without the consent of any Person and without compliance with any limitation or procedure specified in subsection 9.9(b) or 9.9(c)), sell, transfer, negotiate or assign all or any portion of its rights, title or interests hereunder with respect to any Revolving Loans (including any interest accrued or to accrue thereon) to an SPV that is an Affiliate of such Lender, and such SPV may thereafter, with notice to Agent, assign such Loan to any other SPV that is an Affiliate of such Lender or re-assign all or a portion of its interests in any Revolving Loans to the Lender holding the related Loan Commitment; provided, however, that, whether as a result of any term of any Loan Document or of such Sale, no such SPV shall have a commitment, or be deemed to have made an offer to commit, to make Revolving Loans hereunder, and none shall be liable for any obligation of such Lender hereunder. In the case of any Sale pursuant to this clause (g), any assignee SPV shall have all the rights of a Lender hereunder, including the rights described in Section 8.3(c) and the right to receive all payments with respect to the assigned Obligations. Each such SPV shall be entitled to the benefit of Section 10.1 only to the extent such SPV delivers the tax forms the assigning Lender is required to collect pursuant to subsection 10.1(f).

(h) No party hereto shall institute (and the Borrowers shall cause each other Credit Party not to institute) against any SPV that funds or purchases any Obligation pursuant to clauses (f) or (g) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to be reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations. In addition, notwithstanding anything to the contrary contained in this Section 9.9, any SPV may disclose on a confidential basis any non-public information relating to its Loans to any rating agency rating the obligations of such SPV in accordance with Section 9.10(b). For the avoidance of doubt, an SPV that is a trust formed by or at the direction of a Lender or an Affiliate of a Lender, as depositor, shall be deemed to be an Affiliate of such Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person other than Agent except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent shall have no responsibility for maintaining a Participant Register.

9.10 Non-Public Information; Confidentiality.

(a) Non-Public Information. Each of Agent, each Lender and L/C Issuer acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state securities laws and regulations).

(b) Confidential Information. Each Lender, each L/C Issuer and Agent agrees to maintain, in accordance with its customary practices, the confidentiality of, and not to disclose, any information obtained by it pursuant to any Loan Document, except that such information may be disclosed (i) with the Borrower Representative’s consent, (ii) to Related Persons of such Lender, L/C Issuer or Agent, as the case may be, or to any Person that any L/C Issuer causes to Issue Letters of Credit hereunder, that are advised of the confidential nature of such information and to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 9.10 or (B) available to such Lender, L/C Issuer or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) subject to Section 9.10(c), to the extent necessary or customary for inclusion in league table measurements, or in any tombstone or other advertising materials (and Credit Parties consent to the publication of such tombstone or other advertising materials by the Agent, any Lender, an L/C Issuer or any of their Related Persons), (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein) or participants, direct or contractual counterparties to any Secured Rate Contracts and to their respective Related Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, L/C Issuer or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender, L/C Issuer or Agent or any of their Related Persons. In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern.

(c) Tombstones; League Tables. Each Credit Party consents to the publication by Agent or any Lender of any press releases, tombstones, advertising or other promotional materials (including, without limitation, via any Electronic Transmission) relating to the financing transactions contemplated by this Agreement using such Credit Party’s name, product photographs, logo or trademark. Agent or such Lender shall provide a draft of any such material to Borrower Representative. Each Lender hereby consents to the disclosure by Agent, Lead Arranger and Bookrunner of information necessary or customary for inclusion in league table measurements.

(d) Press Release and Related Matters. No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to GE Capital or of any of its Affiliates, the Loan Documents or any transaction contemplated herein or therein to which GE Capital or any of its affiliates is party without the prior written consent of GE Capital or such Affiliate except (i) upon prior written notice to GE Capital, to the extent required to do so under applicable Requirements of Law or (ii) in public filings with the SEC pursuant to applicable Requirements of Law.

(e) Distribution of Materials to Lenders and L/C Issuers. The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available, to the Lenders and the L/C Issuers by posting such Borrower Materials on an E-System. The Credit Parties authorize Agent to download copies of their logos from its website and post copies thereof on an E-System.

(f) Material Non-Public Information. The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the United States, they (x) shall, in the case of any Lender that does not wish to receive MNPI with respect to the Borrowers or their securities (a “Public-Side Lender”) and has notified the Agent and Borrower Representative in writing that it is a Public-Side Lender, and (y) otherwise shall upon the reasonable request of Agent, (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of United States federal and state securities laws as “PUBLIC”. The Credit Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Agent, the Lenders and the L/C Issuers shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of United States federal and state securities laws. The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the schedules and exhibits attached thereto (but redacting any schedules reasonably requested by the Borrowers in writing), and (B) administrative materials of a customary nature prepared by the Credit Parties or Agent (including, Notices of Borrowing, Notices of Conversion/Continuation, L/C Requests, Swingline requests and any similar requests or notices posted on or through an E-System). Before distribution of any Borrower Materials, the Credit Parties agree to execute and deliver to Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein. Notwithstanding the foregoing, each Public-Side Lender shall designate to the Agent one or more persons who are entitled to receive and view Borrower Materials containing MNPI to the same extent as Lenders that are not Public-Side Lenders.

9.11 Set-off; Sharing of Payments.

(a) Right of Setoff. Each of Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of the Borrowers or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender or L/C Issuer shall exercise any such right of setoff without the prior consent of Agent or Required Lenders. Each of Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrower Representative and Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders, the L/C Issuer, their Affiliates and the other Secured Parties, may have.

(b) Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Section 9.9 or Article X and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (ii) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation. If a Non-Funding Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Agent in an amount that would satisfy the cash collateral requirements set forth in Section 1.11(e).

9.12 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

9.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

9.14 Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

9.15 Independence of Provisions. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

9.16 Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, Agent, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Agent merely because of Agent’s or Lenders’ involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 9.18 and 9.19.

9.17 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the Lenders, the L/C Issuers party hereto, Agent and, subject to the provisions of Section 8.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

9.18 Governing Law and Jurisdiction.

(a) Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

(b) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each Borrower and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c) Service of Process. Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrowers specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d) Non-Exclusive Jurisdiction. Nothing contained in this Section 9.18 shall affect the right of Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

9.19 Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.20 Entire Agreement; Release; Survival.

(a) THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENT OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b) Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity arising prior to the date hereof in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each Borrower and each other Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 9.20, Sections 9.5 (Costs and Expenses) and 9.6 (Indemnity) and Article VIII (Agent) and Article X (Taxes, Yield Protection and Illegality) and (ii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

9.21 Patriot Act. Each Lender that is subject to the Patriot Act hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

9.22 Replacement of Lender. Within forty-five (45) days after: (i) receipt by the Borrower Representative of (x) written notice from any Lender that it is unable to make LIBOR Loans pursuant to Section 10.2 or (y) written notice and demand from any Lender for payment of additional costs as provided in Sections 10.1, 10.3 and/or 10.6; (ii) any Lender is or becomes a Non-Funding Lender or an Impacted Lender, or (iii) any failure by any Lender to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly and adversely affected thereby, as applicable) is required with respect thereto (each of the foregoing Lender, an “Affected Lender”), the Borrowers may, at their option, notify Agent and such Affected Lender of the Borrowers’ intention to obtain, at the Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Affected Lender which Replacement Lender (other than a then existing Lender or any Affiliate or Approved Fund of any then existing Lender) shall be reasonably satisfactory to Agent. In the event the Borrowers obtain a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender shall sell and assign its Loans and Commitments to such Replacement Lender, at par, provided that the Borrowers have reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. In the event that an Affected Lender does not execute an Assignment pursuant to Section 9.9 within five (5) Business Days after receipt by such Affected Lender of notice of replacement pursuant to this Section 9.22 and presentation to such Affected Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, the Borrowers shall be entitled (but not obligated) to execute such an Assignment on behalf of such Affected Lender, and any such Assignment so executed by the Borrowers, the Replacement Lender and Agent, shall be effective for purposes of this Section 9.22 and Section 9.9. Notwithstanding the foregoing, with respect to a Lender that is a Non-Funding Lender or an Impacted Lender, the Borrowers or Agent (with the consent of Borrower Representative to the extent no Event of Default has occurred and is continuing) may obtain a Replacement Lender and execute an Assignment on behalf of such Non-Funding Lender or Impacted Lender at any time with three

(3) Business Days’ prior notice to such Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans and Commitments to be sold and assigned, in whole or in part, at par. Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive as to such replaced Lender.

9.23 Joint and Several. The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several. Without limiting the generality of the foregoing, reference is hereby made to Article II of the Guaranty and Security Agreement, to which the obligations of Borrower and the other Credit Parties are subject.

9.24 Creditor-Debtor Relationship. The relationship between Agent, each Lender and the L/C Issuer, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

9.25 Actions in Concert . Notwithstanding anything contained herein to the contrary, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights against any Credit Party arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

9.26 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under the Guaranty and Security Agreement in respect of Swap Obligations under any Secured Rate Contract (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.26 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.26, or otherwise under the Guaranty and Security Agreement, voidable under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 9.26 shall remain in full force and effect until the guarantees in respect of Swap Obligations under each Secured Rate Contract have been discharged, or otherwise released or terminated in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 9.26 constitute, and this Section 9.26 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE X.

TAXES, YIELD PROTECTION AND ILLEGALITY

10.1 Taxes.

(a) Except as required by a Requirement of Law, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, penalties or other Liabilities) with respect thereto (collectively, “Taxes”).

(b) If any Taxes shall be required by any Requirement of Law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) if such Tax is an Indemnified Tax, such amount payable shall be increased as necessary to ensure that, after all required deductions for Indemnified Taxes are made (including deductions applicable to any increases to any amount under this Section 10.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Agent.

(c) In addition, the Borrowers agree to pay, and authorize Agent to pay in their name, any stamp, documentary, intangible, recording, filing or similar Taxes imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). The Swingline Lender may, without any need for notice, demand or consent from the Borrowers or the Borrower Representative, by making funds available to Agent in the amount equal to any such payment, make a Swing Loan to the Borrowers in such amount, the proceeds of which shall be used by Agent in whole to make such payment. Within 30 days after the date of any payment of Other Taxes by any Credit Party, the Borrowers shall furnish to Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to Agent.

(d) The Credit Parties hereby acknowledge and agree that (i) neither GE Capital nor any Affiliate of GE Capital has provided any Tax advice to any Tax Affiliate in connection with the transactions contemplated hereby or any other matters and (ii) the Credit Parties have received appropriate Tax advice to the extent necessary to confirm that the structure of any transaction contemplated by the Credit Parties in connection with this Agreement complies in all material respects with applicable federal, state and foreign Tax laws.

(e) The Borrowers shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to Agent), each Secured Party for all Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this

Section 10.1) paid or payable by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the Secured Party (or of Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower Representative with copy to Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, Agent and such Secured Party may use any reasonable averaging and attribution methods.

(f) Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(g) (i) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding Tax or, after a change in any Requirement of Law, is subject to such withholding Tax at a reduced rate under an applicable Tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower Representative or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding Tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding Tax under an income Tax treaty) and/or W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding Tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding Tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrower Representative and Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding Tax or are subject to such Tax at a rate reduced by an applicable Tax treaty, the Credit Parties and Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii) Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower Representative or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding Tax) or any successor form.

(iii) Each Lender having sold a participation in any of its Obligations or identified an SPV as such to Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to Agent.

(iv) If a payment made to a Lender Party would be subject to United States federal withholding Tax imposed by FATCA if such Lender Party fails to comply with the applicable reporting requirements of FATCA, such Lender Party shall deliver to Agent and the Borrower Representative any documentation under any Requirement of Law or reasonably requested by Agent or the Borrower Representative sufficient for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) If any Secured Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 10.1 (including by the payment of additional amounts pursuant to Section 10.1(b)), it shall pay to the relevant Credit Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 10.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Secured Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Credit Party, upon the request of such Secured Party, shall repay to such Secured Party the amount paid over pursuant to this Section 10.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Secured Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 10.1(h), in no event shall the Secured Party be required to pay any amount to a Credit Party pursuant to this Section 10.1(h) the payment of which would place the Secured Party in a less favorable net after-Tax position than the Secured Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 10.1(h) shall not be construed to require any Secured Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Credit Party or any other Person.

10.2 Illegality. If after the date hereof any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrowers through Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exists.

(a) Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrowers shall prepay in full all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.

(b) If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrower Representative may elect, by giving notice to such Lender through Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

(c) Before giving any notice to Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

10.3 Increased Costs and Reduction of Return.

(a) If any Lender or L/C Issuer shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any Requirement of Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, (x) there shall be any increase in the cost to such Lender or L/C Issuer of agreeing to make or making, funding or maintaining any LIBOR Rate Loans or of Issuing or maintaining any Letter of Credit or (y) the Lender or L/C Issuer shall be subject to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then the Borrowers shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender or L/C Issuer (with a copy of such demand to Agent), pay to Agent for the account of such Lender or L/C Issuer, additional amounts as are sufficient to compensate such Lender or L/C Issuer for such increased costs or such Taxes; provided, that the Borrowers shall not be required to compensate any Lender or L/C Issuer pursuant to this Section 10.3(a) for any increased costs incurred more than one hundred eighty (180) days prior to the date that such Lender or L/C Issuer notifies the Borrower Representative, in writing of the increased costs and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender or L/C Issuer shall have determined that:

(i) the introduction of any Capital Adequacy Regulation;

(ii) any change in any Capital Adequacy Regulation;

(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv) compliance by such Lender or L/C Issuer (or its Lending Office) or any entity controlling the Lender or L/C Issuer, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by such Lender or L/C Issuer or any entity controlling such Lender or L/C Issuer and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s or L/C Issuer’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender or L/C Issuer (with a copy to Agent), the Borrowers shall pay to such Lender or L/C Issuer, from time to time as specified by such Lender or L/C Issuer, additional amounts sufficient to compensate such Lender or L/C Issuer (or the entity controlling the Lender or L/C Issuer) for such increase; provided, that the Borrowers shall not be required to compensate any Lender or L/C Issuer pursuant to this Section 10.3(b) for any amounts incurred more than one hundred eighty (180) days prior to the date that such Lender or L/C Issuer notifies the Borrower Representative, in writing of the amounts and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c) Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case in respect of this clause (ii) pursuant to Basel III, shall, in each case, be deemed to be a change in a Requirement of Law under Section 10.3(a) above and/or a change in Capital Adequacy Regulation under Section 10.3(b) above, as applicable, regardless of the date enacted, adopted or issued.

10.4 Funding Losses. The Borrowers agree to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a) the failure of the Borrowers to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

(b) the failure of the Borrowers to borrow, continue or convert a Loan after the Borrower Representative has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c) the failure of the Borrowers to make any prepayment after the Borrowers have given a notice in accordance with Section 1.7;

(d) the prepayment (including pursuant to Section 1.8) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e) the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clauses (d) and (e) above, such Lender shall have notified Agent of any such expense within two (2) Business Days of the date on which such expense was incurred. Solely for purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 10.4 and under Section 10.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

10.5 Inability to Determine Rates. If Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to Section 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, Agent will forthwith give notice of such determination to the Borrower Representative and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until Agent revokes such notice in writing. Upon receipt of such notice, the Borrower Representative may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower Representative does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower Representative, in the amount specified in the applicable notice submitted by the Borrower Representative, but such Loans shall be made, converted or continued as Base Rate Loans.

10.6 Reserves on LIBOR Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan provided the Borrower Representative shall have received at least fifteen (15) days’ prior written notice (with a copy to Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

10.7 Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower Representative (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error.

ARTICLE XI.

DEFINITIONS

11.1 Defined Terms. The following terms are defined in the Sections or Sections referenced opposite such terms:

“Affected Lender”	9.22
“Agent Report”	8.5(c)
“Aggregate Excess Funding Amount”	1.11(e)
“Agreement”	Preamble
“Borrower” and “Borrowers”	Preamble
“Borrower Materials”	9.10(e)
“Borrower Representative”	1.12
“Compliance Certificate”	4.2(b)
“EBITDA”	Exhibit 4.2(b)
“Eligible Accounts”	1.13
“Eligible Assignee”	9.9
“Eligible Inventory”	1.14
“Event of Default”	7.1
“Fixed Charge Coverage Ratio”	Exhibit 4.2(b)
“GE Capital”	Preamble
“Incremental Effective Date”	1.1(e)(i)
“Incremental Facility”	1.1(e)(i)
“Incremental Facility Request”	1.1(e)(i)
“Incremental Revolving Loan”	1.1(e)(i)
“Indemnified Matters”	9.6
“Indemnitees”	9.6
“Investments”	5.4
“L/C Reimbursement Agreement”	1.1(c)
“L/C Reimbursement Date”	1.1(c)
“L/C Request”	1.1(c)
“L/C Sublimit”	1.1(c)
“Lender”	Preamble
“Letter of Credit Fee”	1.9(c)
“Material Agreement”	5.15
“Maximum Revolving Loan Balance”	1.1(b)
“Maximum Lawful Rate”	1.3(d)
“MNPI”	9.10(a)
“Notice of Conversion/Continuation”	1.6(a)
“OFAC”	3.30
“Other Taxes”	10.1(c)

“Overadvance”	1.1(b)
“Participant Register”	9.9(h)
“Permitted Liens”	5.1
“Register”	1.4(b)
“Restricted Payments”	5.11
“Replacement Lender”	9.22
“Revolving Loan Commitment”	1.1(b)
“Revolving Loan”	1.1(b)
“Sale”	9.9(b)
“SDN List”	3.30
“Settlement Date”	1.11(b)
“Swing Loan”	1.1(d)
“Swingline Request”	1.1(d)
“Tax Returns”	3.10
“Taxes”	10.1(a)
“Unused Commitment Fee”	1.9(b)

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of the Credit Parties, including, without limitation, the unpaid portion of the obligation of a customer of a Credit Party in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Credit Party, as stated on the respective invoice of a Credit Party, net of any credits, rebates or offsets owed to such customer.

“Account Debtor” means the customer of a Credit Party who is obligated on or under an Account.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any line of business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of a Borrower, or (c) a merger or consolidation or any other combination with another Person.

“Affiliate” means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be an Affiliate of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents. For purposes of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the voting Stock of such Person (either directly or through the ownership of Stock Equivalents) or (b) the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means GE Capital in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent.

“Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of the Lenders, which shall initially be in the amount of $35,000,000, as such amount may be reduced from time to time pursuant to this Agreement or increased as a result of Incremental Facilities.

“Applicable Margin” means (i) if a Base Rate Loan, one and one-half percent (1.50%) per annum and (ii) if a LIBOR Rate Loan, two and one-half percent (2.50%) per annum. Notwithstanding anything herein to the contrary, Swing Loans may not be LIBOR Rate Loans.

“Applicable Unused Line Fee” means 0.30% per annum.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with the consent of any party whose consent is required by Section 9.9), accepted by Agent, substantially in the form of Exhibit 11.1(a) or any other form approved by Agent.

“Attorney Costs” means and includes all reasonable and documented out-of-pocket fees and disbursements of any law firm or other external counsel.

“Availability” means, as of any date of determination, the amount by which (a) the Maximum Revolving Loan Balance exceeds (b) the aggregate outstanding principal balance of Revolving Loans.

“Average Availability” means, as of any date of determination, average daily Availability for the preceding calendar quarter.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101 et. seq.), as amended and in effect from time to time and the regulations from time to time thereunder.

“Bank Product” means any facilities extended to a Credit Party by a Lender or any of its Affiliates (solely at such time as such provider is a Lender or an Affiliate of a Lender) in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“Bank Product Obligations” means all Indebtedness and other obligations of a Credit Party relating to Bank Products in respect of which Borrower has consented in writing to the inclusion of such obligations in this definition.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent), (b) the sum of one half of one percent (0.50%) per annum and the Federal Funds Rate, and (c) the sum of (x) LIBOR, as defined herein, calculated for each such day based on an Interest Period of one (1) month determined two (2) Business Days prior to such day, plus (y) the excess of the Applicable Margin for LIBOR Rate Loans over the Applicable Margin for Base Rate Loans, in each instance, as of such day. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “bank prime loan” rate, the Federal Funds Rate or LIBOR for an Interest Period of one (1) month.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrowers on the same day by the Lenders pursuant to Article I.

“Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to the sum at such time of:

(a) 85% of the book value of Eligible Accounts at such time;

(b) the lesser of (i) 60% of the book value of Eligible Inventory valued at the lower of cost or market on a first-in, first-out basis, and (ii) 85% of the book value of Eligible Inventory valued at the lower of cost or market on a first-in, first-out basis, multiplied by the NOLV Factor; and

(c) the lesser of (i) 85% of the Net Orderly Liquidation Value of Eligible Field Equipment and (ii) 50% of the net book value of Eligible Field Equipment; provided that such amount shall not exceed 50% of the Borrowing Base without giving effect to this proviso;

in each case less Reserves established by Agent at such time in its Permitted Discretion.

“Borrowing Base Certificate” means a certificate of the Borrower Representative, on behalf of each Credit Party, in substantially the form of Exhibit 11.1(b) hereto, duly completed as of a date reasonably acceptable to Agent.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City and, when determined in connection with notices and determinations in respect of LIBOR or any LIBOR Rate Loan or any funding, conversion, continuation, Interest Period or payment of any LIBOR Rate Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“CHAMPVA” means, collectively, the Civilian Health and Medical Program of the Department of Veterans Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veterans Affairs, and all laws, rules, regulations, manuals, orders, or requirements pertaining to such program.

“Closing Date” means June 9, 2014.

“CMS” means The Centers for Medicare and Medicaid Services, which administers the Medicare and Medicaid programs under the Department of Health and Human Services, and any successor thereto.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party and any other Person who has granted a Lien to Agent, in or upon which a Lien now or hereafter exists in favor of any Lender or Agent for the benefit of Agent, Lenders and other Secured Parties, whether under this Agreement or under any other documents executed by any such Persons and delivered to Agent, in each case securing the Obligations or any guaranty in respect thereof.

“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Mortgages, each Control Agreement, and all other security agreements, pledge agreements, patent, trademark and copyright security agreements, lease assignments, guaranties and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, or any other Person pledging or granting a lien on Collateral or guarantying the payment and performance of the Obligations, and any Lender or Agent for the benefit of Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or Agent for the benefit of Agent, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Commitment” means, for each Lender, its Revolving Loan Commitment.

“Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Revolving Loan Commitment, divided by the Aggregate Revolving Loan Commitment; provided, that following acceleration of the Loans, such term means, as to any Lender, the percentage equivalent of the principal amount of the Loans held by such Lender, divided by the aggregate principal amount of the Loans held by all Lenders.

“Commodity Exchange Act” means the means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Consolidated Total Assets” shall mean, at any time of determination thereof, the aggregate amount of all assets of the Borrowers and their Subsidiaries as set forth in the most recent consolidated balance sheet of the Borrowers and their Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

“Contractual Obligations” means, as to any Person, any provision of any security (whether in the nature of Stock, Stock Equivalents or otherwise) issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Loan Document) to which such Person is a party or by which it or any of its Property is bound.

“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to Agent, among Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Credit Party maintaining such account or owning such entitlement or contract, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to Agent.

“Conversion Date” means any date on which the Borrowers convert a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.

“Convertible Notes” shall mean unsecured subordinated convertible notes of NxStage issued pursuant to Section 5.5(m), which unsecured subordinate convertible notes are convertible into shares of common stock of NxStage.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Credit Parties” means each Borrower and each other Person (i) which executes a guaranty of the Obligations, (ii) which grants a Lien on all or substantially all of its assets to secure payment of the Obligations and (iii) other than an Immaterial Subsidiary, all of the Stock of which is pledged to Agent for the benefit of the Secured Parties.

“Cumulative Available Amount” means, as of any date of determination, the excess of (a) the amount of net cash proceeds received by NxStage from the sale or issuance of common stock of NxStage in connection with the exercise of stock options held by officers and employees of NxStage and its Subsidiaries during the period from and including the Closing Date through and including such date of determination, minus (b) the aggregate amount of such net cash proceeds used since the Closing Date and prior to such date of determination to make Restricted Payments pursuant Section 5.11(b).

“DaVita” means DaVita Healthcare Partners Inc.

“Default” means any event or circumstance that, with the passing of time or the giving of notice or both, would (if not cured or otherwise remedied during such time) become an Event of Default.

“Disqualified Stock” means any Stock or Stock Equivalent which, by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) is entitled to receive scheduled dividends or distributions in cash, (b) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Stock or Stock Equivalent to the extent redeemable in exchange for Stock or Stock Equivalent that is not Disqualified Stock at the option of the issuer of such Stock or Stock Equivalent), (c) is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock, or (d) is redeemable at the option of the holder thereof, in whole or in part (other than Stock or Stock Equivalent to the extent redeemable in exchange for Stock or Stock Equivalent that is not Disqualified Stock), in the case of each of clauses (a), (b), (c) and (d) above, on or prior to the Revolving Termination Date.

“Dollars”, “dollars” and “$” each mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System.

“Eligible Field Equipment” means all Equipment that is (a) owned by a Credit Party free and clear of all Liens other than (i) Liens in favor of Agent securing the Obligations and (ii) (A) mechanics’ Liens for repairs in the Ordinary Course of Business that are Permitted Liens and (B) Liens permitted by Sections 5.1(c) and 5.1(f) unless Reserves reasonably satisfactory to Agent have been established with respect thereto, or, (b) installed in a facility owned or leased by a Credit Party, (c) in good operating condition (ordinary wear and tear excepted), (d) not obsolete or surplus Equipment and (e) not otherwise deemed by Agent to be ineligible in its Permitted Discretion.

“Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of (i) human health, safety and the workplace as they relate to exposure to Hazardous Materials, (ii) the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the reasonable cost of environmental consultants and the cost of reasonable attorney’s fees) that may be (i) imposed on, reasonably incurred by or asserted against any Credit Party or any Domestic Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law (ii) imposed on or asserted against any Credit Party or any Domestic Subsidiary of any Credit Party or reasonably incurred by any Credit Party or any Domestic Subsidiary of any Credit Party to preserve the value of the Property or mitigate Environmental Liabilities in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Domestic Subsidiary of any Credit Party, whether on, prior or after the date hereof.

“Equipment” means all “equipment,” as such term is defined in the UCC, now owned or hereafter acquired by any Credit Party, wherever located.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party (other than a Foreign Subsidiary), within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure by any ERISA Affiliate to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder (as determined by a court or the Internal Revenue Service); (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Excluded Account” means (i) any payroll account so long as amounts on deposit therein do not exceed the reasonably estimated payroll obligations of the Person who maintains the account, (ii) any withholding tax, fiduciary account, employee benefit, trust or escrow account, (iii) any zero balance deposit account provided the amount on deposit therein does not exceed the amount necessary to cover outstanding checks, amounts necessary to maintain minimum deposit requirements and amounts necessary to pay the depositary institution’s fees and expenses, (iv) any petty cash deposit accounts maintained at a financial institution for which a Control Agreement has not otherwise been obtained, (v) the deposit account of Medisystems Corporation maintained in Italy as of the Closing Date, and any successor deposit account, (vi) any deposit account in respect of pledges and deposits in the Ordinary Course of Business to the extent permitted by Section 5.1(e), (s), (t), (v) and (w), and to the extent constituting a cash collateral deposit securing Rate Contracts, (vi) any Segregated Governmental Account, and (vii) any Kidney Care Account; provided, with respect to clauses (iv) and (v), the aggregate amount on deposit in all such accounts does not exceed $500,000 at any one time as of or after the Closing Date.

“Excluded Rate Contract Obligation” means, with respect to any Guarantor, any guarantee of any Swap Obligations under a Secured Rate Contract if, and only to the extent that and for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation under a Secured Rate Contract (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract. If a Swap Obligation under a Secured Rate Contract arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation under a Secured Rate Contract that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Tax” means with respect to any Secured Party: (a) Taxes imposed on or measured by net income, however denominated (including branch profit Taxes) and franchise Taxes imposed in lieu of net income Taxes, in each case (i) imposed on any Secured Party as a result of being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) withholding Taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a Secured Party under this Agreement in the capacity under which such Person makes a claim under Section 10.1(b) or designates a new Lending Office, except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 9.22) of any other Secured

Party that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 10.1(b); (c) Taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Secured Party to deliver the documentation required to be delivered pursuant to Section 10.1(g); and (d) any United States federal withholding Taxes imposed under FATCA.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by Agent, including Syndtrak®, Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“FATCA” means Sections 1471, 1472, 1473 and 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), current or future United States Treasury Regulations promulgated thereunder and published guidance with respect thereto, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FDA” means the United States Food and Drug Administration and any successor thereto.

“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined by Agent in a commercially reasonable manner.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” means the Fee Letter between the Borrower Representative and Agent, dated of even date herewith (as amended from time to time).

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Final Availability Date” means the earlier of the Revolving Termination Date and one (1) Business Day prior to the date specified in clause (a) of the definition of Revolving Termination Date.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“First Tier Foreign Subsidiary” means a Foreign Subsidiary held directly by a Credit Party.

“Fiscal Quarter” means any of the quarterly accounting periods of the Credit Parties, ending on March 31, June 30, September 30, and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on December 31 of each year.

“Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance reasonably satisfactory to Agent, in either case, that (a) shall include a deductible not to exceed $50,000 and (b) shall have a coverage amount equal to the least of (i) the “replacement cost value” of the buildings and any personal property Collateral located on the Real Estate as determined under the National Flood Insurance Program (ii) the maximum policy limits set under the National Flood Insurance Program or (iii) in the event that Agent obtains an appraisal, the appraised amount.

“Foreign Guaranty and Pledge Trigger” means any date on which an Event of Default under Section 7.1(f) or 7.1(g) has occurred and is continuing.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is (i) a “controlled foreign corporation” under Section 957 of the Code or (ii) Foreign Subsidiary Holding Company.

“Foreign Subsidiary Holding Company” means respect to any Person, a Subsidiary of such Person which Subsidiary is incorporated or otherwise organized under the laws of a state of the United States of America and is an entity disregarded for federal income tax purposes and is formed to hold, and all or substantially all of the assets of which are, equity interests in Foreign Subsidiaries.

“Fresenius” means Fresenius Medical Care.

“Funding Period” means (i) any date on which a Loan or Letter of Credit is outstanding and (ii) each period commencing on the date on which no Loans or Letters of Credit are otherwise outstanding and the Borrowers request a Loan or Letter of Credit, and ending on the later of (x) the first date thereafter on which there are no Loans or Letters of Credit outstanding and (y) the date which is ninety (90) days following the date on which a Loan is funded or a Letter of Credit is issued at a time when no such Loans or Letters of Credit were outstanding immediately prior thereto.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination. Subject to Section 11.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 3.11(a).

“Gambro” means Gambro AB, a Subsidiary of Baxter International, Inc.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing. The term “Governmental Authority” shall further include any agency, branch or other governmental body charged with the responsibility and/or vested with the authority to administer and/or enforce any Health Care Laws, including any Medicare or Medicaid contractors, intermediaries or carriers.

“Governmental Payor” means Medicare, Medicaid, TRICARE, CHAMPVA, any state health plan adopted pursuant to Title XIX of the Social Security Act, any other state or federal health care program and any other Governmental Authority which presently or in the future maintains a Third Party Payor Program.

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of even date herewith, in form and substance reasonably acceptable to Agent and the Borrowers, made by the Credit Parties in favor of Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including, without limitation, petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Health Care Laws” means all Requirements of Law relating to (a) health care fraud and abuse (including without limitation the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Stark Law (42 U.S.C. § 1395nn and §1395(q)); the civil False Claims Act (31 U.S.C. § 3729 et seq.); Sections 1320a-7 and 1320a-7a and 1320a-7b of Title 42 of the United States Code; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (b) Medicare, Medicaid, CHAMPVA, TRICARE or other Third Party Payor Programs; (c) the licensure or regulation of healthcare providers, suppliers, professionals, facilities or payors; (d) the provision of, or payment for, health care services, items or supplies; (e) patient health care; (f) quality, safety certification and accreditation standards and requirements; (g) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; (h) HIPAA; (i) the practice of medicine and other health care professions or the organization of medical or professional entities; (j) fee-splitting prohibitions; (k) health planning or rate-setting laws, including laws regarding certificates of need and certificates of exemption; (l) certificates of operations and authority; (m) laws regulating the provision of free or discounted care or services; and (n) any and all other applicable federal, state or local health care laws, rules, codes, statutes, regulations, manuals, orders, ordinances, statutes, policies, administrative guidance and requirements, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Health Care Permits” means any and all Permits issued or required under applicable Health Care Laws.

“HIPAA” means the (a) health information privacy and security provisions of the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (b) any state and local laws regulating the privacy and/or security of individually identifiable information, including state laws providing for notification of breach of privacy or security of individually identifiable information, in each case with respect to the laws described in clauses (a) and (b) of this definition, as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, any and all rules or regulations promulgated from time to time thereunder.

“Immaterial Subsidiary” shall mean, as of any date of determination, any Wholly-Owned Subsidiary of a Borrower that is a Domestic Subsidiary whose consolidated total assets (as set forth in the most recent consolidated balance sheet of the Borrowers and their Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP), when added to the consolidated total assets of all other Immaterial Subsidiaries (as set forth in the most recent consolidated balance sheet of the Borrowers and their Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP), do not constitute more than 5.0% of the Consolidated Total Assets.

“Impacted Lender” means any Lender that fails to provide Agent, within three (3) Business Days following Agent’s written request, satisfactory assurance that such Lender will not become a Non-Funding Lender or any Lender that has a Person that directly or indirectly controls such Lender and such Person (a) becomes subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (b) has appointed a custodian, conservator, receiver or similar official for such Person or any substantial part of such Person’s assets, or (c) makes a general assignment for the benefit of creditors, is liquidated, or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such or its assets to be, insolvent or bankrupt, and for each of clauses (a) through (c), Agent has determined that such Lender is reasonably likely to become a Non-Funding Lender. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations of such Person, whether or not contingent, in respect of Disqualified Stock, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations described in clause (a) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.

“Indemnified Tax” means (a) any Tax other than an Excluded Tax and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Software, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period of six (6) or more, if available, months) the last day of each Interest Period applicable to such Loan, (b) with respect to any LIBOR Rate Loan having an Interest Period of six (6) or more, if available, months, the last day of each three (3) month interval and, without duplication, the last day of such Interest Period, and (c) with respect to Base Rate Loans (including Swing Loans) the first day of each month.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one (1), two (2), three (3), six (6) or, if available to all applicable Lenders, nine (9) or twelve (12) months thereafter, as selected by the Borrower Representative in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

(a) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.

“Inventory” means all of the “inventory” (as such term is defined in the UCC) of the Credit Parties, including, but not limited to, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of a Credit Party’s custody or possession, including inventory on the premises of others and items in transit.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued”, “Issuance” and “Issuer” have correlative meanings.

“Joinder Requirements” means, with respect to any Credit Party (other than the Borrowers) designated a Borrower hereunder or any Immaterial Subsidiary designated a Borrower and/or Guarantor hereunder, the following conditions are satisfied: (i) Borrowers provide Agent with twenty (20) days prior written notice (or such shorter period as may be agreed to by Agent) of the intent for such Subsidiary to become a Borrower and/or Guarantor, as applicable, and Agent has agreed in writing that such Subsidiary may become a Borrower and/or Guarantor, as applicable, (ii) Borrower shall cause such Subsidiary to become, and such Subsidiary shall become, a Borrower and/or Guarantor, as applicable, and a party to this Agreement and the Guaranty and Security Agreement, as applicable, pursuant to a joinder to this Agreement in the form attached hereto as Exhibit 11.1(f) and a joinder to the Guaranty and Security Agreement in the form of Annex II to the Guaranty and Security Agreement (in each case, which shall include supplemental disclosure schedules to this Agreement and the Guaranty and Security Agreement, as applicable, in form and substance reasonably satisfactory to Agent with respect to such Subsidiary), (iii) Borrower shall pledge all of the Stock of such Subsidiary, together with all appropriate stock powers or other endorsements in blank, if certificated, to Agent pursuant to the Guaranty and Security Agreement, (iv) such Subsidiary shall deliver a certificate executed by its Secretary or Assistant Secretary in form and substance satisfactory to Agent which shall include certified copies of such Subsidiary’s articles of incorporation or formation, bylaws or operating agreement and authorizing resolutions, in form and substance reasonably satisfactory to Agent, of such Subsidiary’s board of directors, shareholders, members or managers, as necessary and appropriate to evidence such Subsidiaries authorization to enter into the transactions described herein, and include a good standing certificates from the Secretary of State or similar governing body in such Subsidiary’s jurisdiction of incorporation or formation and foreign qualifications from the Secretary of State or similar governing body in each jurisdiction where such Subsidiary is qualified to do business other than foreign qualifications in such jurisdictions wherein failure to be so qualified would not be expected to have a Material Adverse Effect, (v) such Subsidiary shall deliver such Control Agreements executed by such Subsidiary, Agent and each depository institution as are required pursuant to Section 4.11, and (vi) Borrower and/or such Subsidiary shall have delivered such other certificates, opinions of counsel (which shall be substantially similar in scope as such opinions of counsel delivered on the Closing Date) or other documents, if any, as Agent shall reasonably request.

“Joint Venture” means (i) any Subsidiary of a Borrower that is not a Wholly-Owned Subsidiary and (ii) any other Person (other than a Subsidiary) in which a Borrower or a Subsidiary of a Borrower owns Stock.

“Joint Venture Minority Partner” means, with respect to any Person constituting a Joint Venture pursuant to clause (i) of the definition thereof, the owner(s) of the outstanding Stock and Stock Equivalents of such Joint Venture not owned by a Wholly-Owned Subsidiary of a Credit Party.

“Kidney Care Account” means, any deposit account of a Kidney Care Facility Operator.

“Kidney Care Facility Operator” means any Subsidiary of NxStage Kidney Care, Inc. that operates a dialysis center.

“L/C Issuer” means any Lender or an Affiliate thereof or a bank or other legally authorized Person, in each case, reasonably acceptable to Agent, in such Person’s capacity as an Issuer of Letters of Credit hereunder.

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrowers to the L/C Issuer thereof, as and when matured, to pay all amounts drawn under such Letter of Credit.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower Representative and Agent.

“Letter of Credit” means documentary or standby letters of credit Issued for the account of the Credit Parties by L/C Issuers, and bankers’ acceptances issued by a Credit Party, for which Agent and Lenders have incurred Letter of Credit Obligations.

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of the Borrowers or the Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the Issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in Section 1.1(c) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including, without limitation, those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means, for each Interest Period, the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR 01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

“LIBOR Rate Loan” means a Loan that bears interest based on LIBOR.

“Licensed Personnel” means any Person (including any physician) involved in the delivery of health care or medical items, services or supplies, employed or retained by any Credit Party or any Domestic Subsidiary of any Credit Party.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including those created by, arising under or evidenced by any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Liquidity” means an amount equal to the sum of Availability and unrestricted cash on hand at the Borrowers.

“Loan” means any loan made or deemed made by any Lender hereunder.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Collateral Documents, and all documents delivered to Agent and/or any Lender in connection with any of the foregoing (other than any agreement delivered in connection with Bank Product Obligations or Obligations in respect of any Secured Rate Contract).

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means an effect that results in or causes (a) a material adverse change in any of the condition (financial or otherwise), business, performance, operations or Property of the Credit Parties and their Domestic Subsidiaries taken as a whole; (b) a material impairment of the ability of the Credit Parties (taken as a whole) to perform in any material respect their material obligations under the Loan Documents; or (c) a material adverse effect upon (i) the validity or enforceability of any Loan Document or (ii) the rights and remedies of Agent, the Lenders and the other Secured Parties under any Loan Document.

“Material Environmental Liabilities” means Environmental Liabilities (not otherwise covered by insurance or third party indemnification) exceeding $1,000,000 in the aggregate.

“Medicaid” means, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or requirements pertaining to such program, including (a) all federal statutes affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or requirements pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders, administrative, reimbursement and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on Real Estate or any interest in Real Estate, in each case securing the Obligations.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, subject to Title I or IV of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Net Orderly Liquidation Value” means the cash proceeds of Inventory and/or Equipment, as applicable, which could be obtained in an orderly liquidation (net of all liquidation expenses, costs of sale, operating expenses and retrieval and related costs), as determined pursuant to the most recent third-party appraisal of such Inventory and/or Equipment delivered to Agent by an appraiser reasonably acceptable to Agent.

“NOLV Factor” means, as of the date of the appraisal of Inventory most recently received by Agent, the quotient of the Net Orderly Liquidation Value of Inventory divided by the book value of Inventory, expressed as a percentage. The NOLV Factor will be increased or reduced promptly upon receipt by Agent of each updated appraisal.

“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and Agent has not received a revocation in writing), to a Borrower, Agent, any Lender, or the L/C Issuer or has otherwise publicly announced (and Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities, (c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute, or (d) any Person that directly or indirectly controls such Lender has (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for this clause (d), Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan

Documents. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate. Any determination by the Agent that a Lender is a Non-Funding Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error. For clarity, the Agent’s determination with respect to any of the foregoing is not a condition to a Lender constituting a Non-Funding Lender for purposes of this Agreement.

“Non-U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Note” means any Revolving Note or Swingline Note and “Notes” means all such Notes.

“Notice of Borrowing” means a notice given by the Borrower Representative to Agent pursuant to Section 1.5, in substantially the form of Exhibit 11.1(c) hereto.

“Obligations” means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties (including interest which, but for the filing of a petition in bankruptcy with respect to any Credit Party, would have accrued on any other Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding) owing by any Credit Party to any Lender, Agent, any L/C Issuer, any Secured Swap Provider or any other Person required to be indemnified, that arises under any Loan Document or any Secured Rate Contract, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and all Bank Products Obligations; provided, that Obligations of any Guarantor shall not include any Excluded Rate Contract Obligations solely of such Guarantor.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax, other than any such connection arising solely from the Secured Party having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected as a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56.

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.

“Permits” means, with respect to any Person, any permit, approval, clearance, consent, authorization, license, registration, accreditation, certificate, certification, certificate of need, concession, grant, franchise, variance or permission from any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or Products or to which such Person or any of its property or Products is subject, including without limitation all Registrations and Health Care Permits.

“Permitted Acquisition” means any Acquisition by a Credit Party (or a Wholly-Owned Subsidiary of a Credit Party formed for the purpose of such Acquisition) of (i) substantially all of the assets of a Target, which assets are located in the United States or (ii) 100% of the Stock and Stock Equivalents of a Target organized under the laws of any State in the United States or the District of Columbia, in each case, to the extent that each of the following conditions shall have been satisfied:

(a) the Borrower Representative shall have delivered to Agent at least twenty (20) days prior to the consummation thereof (or such shorter period as Agent may accept):

(i) (x) notice of such Acquisition setting forth in reasonable detail the terms and conditions of such Acquisition, (y) pro forma financial statements of the Borrowers and their Subsidiaries after giving effect to the consummation of such Acquisition and the incurrence or assumption of any Indebtedness in connection therewith and (z) to the extent available, a due diligence package, in each case, prior to closing of such Acquisition; and

(ii) to the extent available, such other information agreements, instruments and other documents as Agent reasonably shall request;

(b) the Borrower Representative shall have delivered to Agent (i) as soon as available, executed counterparts of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, (ii) to the extent required under the related acquisition agreement, all consents and approvals from applicable Governmental Authorities and other Persons and (iii) any environmental assessments conducted by the Credit Parties in connection with such Acquisition;

(c) the Credit Parties (including any new Domestic Subsidiary to the extent required by Section 4.13) shall execute and deliver the agreements, instruments and other documents required by Section 4.13;

(d) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target;

(e) any earn-out obligations incurred in connection with a Permitted Acquisition shall be reflected as Indebtedness on the Credit Parties’ consolidated balance sheet to the extent required by GAAP; and

(f) the Target has EBITDA, subject to pro forma adjustments acceptable to Agent, for the most recent four quarters prior to the acquisition date for which financial statements are available, greater than zero.

Notwithstanding the foregoing, no Accounts, Inventory or Equipment acquired by a Credit Party in a Permitted Acquisition shall be included as Eligible Accounts, Eligible Inventory or Eligible Field Equipment until a field examination (and, if required by Agent, an Inventory or Equipment appraisal) with respect thereto has been completed to the satisfaction of Agent in its Permitted Discretion, including the establishment of Reserves required in Agent’s Permitted Discretion; provided that field examinations and appraisals in connection with Permitted Acquisitions shall not count against the limited number of field examinations or appraisals for which expense reimbursement may be sought.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment in accordance with customary business practices for comparable asset-based lending transactions. In exercising such judgment, the Agent may consider, without duplication, such factors already included in or tested by the definitions of Eligible Accounts, Eligible Field Equipment, or Eligible Inventory, as well as any of the following: (i) changes after the Closing Date in any material respect in demand for, pricing of, or product mix of Inventory; (ii) changes after the Closing Date in any material respect in any concentration of risk with respect to Accounts; and (iii) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrowers on the security of the Eligible Accounts, Eligible Field Equipment, or Eligible Inventory.

“Permitted Refinancing” means Indebtedness constituting a refinancing, replacement, renewal or extension of Indebtedness permitted under Section 5.5(c), (d), (n) or (o) that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced, replaced, renewed or extended (plus the sum of (A) accrued and unpaid interest and fees thereon and (B) customary fees and expenses relating to such extension, renewal, replacement or refinancing), (b) other than in connection with respect to a refinancing, replacement, renewal or extension of Indebtedness permitted under Section 5.5(d), has a Weighted Average Life to Maturity (measured as of the date of such refinancing, replacement, renewal or extension) and maturity no shorter than that of the Indebtedness being refinanced, replaced, renewed or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced, replaced, renewed or extended, (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced, replaced, renewed or extended and (f) other than in connection with respect to a refinancing, replacement, renewal or extension of Indebtedness permitted under Section 5.5(d), is otherwise on terms (other than pricing and other economic terms) no less favorable to the Credit Parties and their Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced, replaced, renewed or extended as determined by the board of directors of NxStage in its good faith judgment.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Prior Indebtedness” means the Indebtedness and obligations specified in Schedule 11.1 hereto.

“Prior Lender” means Silicon Valley Bank.

“Proceeding” means any investigation, inquiry, litigation, review, hearing, suit, claim, audit, arbitration, proceeding or action (in each case, whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator. “Products” means any item or any service that is designed, created, manufactured, managed, performed, or otherwise used, offered, or handled by or on behalf of the Credit Parties or any of their Subsidiaries.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Public Health Laws” means all applicable Requirements of Law relating to the procurement, development, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, sale, or promotion of any drug, medical device, food, dietary supplement, or other product (including, without limitation, any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. et seq.) and similar state laws, controlled substances laws, pharmacy laws, or consumer product safety laws.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation under a Secured Rate Contract, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Real Estate” means any real property, together with the buildings, structures, parking areas, and other improvements thereon, and all fixtures affixed to such real property, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof, all rents arising therefrom, and all proceeds of any of the foregoing.

“Registrations” means all Permits and exemptions issued or allowed by any Governmental Authority (including but not limited to device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits) held by, or applied by contract to, any Credit Party or any of its Domestic Subsidiaries, that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the Products of any Credit Party or any of its Domestic Subsidiaries.

“Regulatory Matters” means, collectively, activities and Products that are subject to Public Health Laws.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the sum of the Aggregate Revolving Loan Commitment then in effect, or (b) if the Aggregate Revolving Loan Commitments have terminated, Lenders then holding more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of Loans (other than Swing Loans) then outstanding, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans, and in each case, if there are two or more unaffiliated Lenders, at least two unaffiliated Lenders (provided that any Lender and their Affiliate shall be deemed one Lender); provided, further, that so long as a Lender on the Closing Date does not assign any portion of its Commitments, Loans and/or Letter of Credit Obligations (other than an assignment to any Affiliate of such Lender), the “Required Lenders” shall include such Lender.

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or Products or to which such Person or any of its Property or Products is subject, including without limitation all Health Care Laws.

“Reserves” means, with respect to the Borrowing Base (a) reserves established by Agent from time to time against Eligible Accounts pursuant to Section 1.13 and Eligible Inventory pursuant to Section 1.14, and (b) such other reserves against Eligible Accounts, Eligible Inventory, Eligible Field Equipment, Liquidity or Availability that Agent may, in its Permitted Discretion, establish from time to time; provided, however, that the Agent may not implement Reserves with respect to matters which are already specifically reflected as ineligible Accounts, Equipment or Inventory or criteria deducted in computing the value of Eligible Inventory or the Net Orderly Liquidation Value of Eligible Inventory or Eligible Field Equipment. Without limiting the generality of the foregoing, Reserves established to ensure the payment of interest expenses or Indebtedness shall be deemed to be an exercise of Agent’s Permitted Discretion.

“Responsible Officer” means with respect to any Credit Party, its chief executive officer, president, chief financial officer or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of a Borrower or the Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility.

“Revolving Lender” means each Lender with a Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, who hold Revolving Loans or participations in Swing Loans or Letter of Credit Obligations).

“Revolving Note” means a promissory note of the Borrowers payable to a Lender in substantially the form of Exhibit 11.1(d) hereto, evidencing Indebtedness of the Borrowers under the Revolving Loan Commitment of such Lender.

“Revolving Termination Date” means the earlier to occur of: (a) June 9, 2019; and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.

“S&P” means Standard & Poor’s Rating Services.

“Schein” means Henry Schein, Inc.

“SEC” means the United States Securities and Exchange Commission or any successor Governmental Authority.

“Secured Party” means Agent, each Lender, each L/C Issuer, each other Indemnitee and each other holder of any Obligation of a Credit Party including each Secured Swap Provider.

“Secured Rate Contract” means any Rate Contract between a Borrower and the counterparty thereto, which (i) has been provided or arranged by GE Capital or an Affiliate of GE Capital, or (ii) Agent has acknowledged in writing constitutes a “Secured Rate Contract” hereunder.

“Secured Swap Provider” means (i) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Secured Rate Contract with a Borrower, or (ii) a Person with whom a Borrower has entered into a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee thereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Segregated Governmental Account” means a deposit account of a Credit Party maintained in accordance with the requirements of Section 4.11, the only funds on deposit in which constitute the direct proceeds of Medicare and Medicaid payments made by Governmental Payors.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agent.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting, but excluding any Convertible Notes to the extent that the same have not yet been converted into shares of common stock of NxStage.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable, but excluding, any Convertible Notes to the extent that the same have not yet been converted into shares of common stock of NxStage.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than fifty percent (50%) of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.“Sweep Agreement” has the meaning set forth in Section 4.11(b).

“Swingline Commitment” means $3,500,000.

“Swingline Lender” means, each in its capacity as Swingline Lender hereunder, GE Capital or, upon the resignation of GE Capital as Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of Agent (or, if there is no such successor Agent, the Required Lenders) and the Borrowers, to act as the Swingline Lender hereunder.

“Swingline Note” means a promissory note of the Borrowers payable to the Swingline Lender, in substantially the form of Exhibit 11.1(e) hereto, evidencing the Indebtedness of the Borrowers to the Swingline Lender resulting from the Swing Loans made to the Borrowers by the Swingline Lender.

“Target” means any Person or business unit or asset group of any Person acquired or proposed to be acquired in an Acquisition.

“Tax Affiliate” means, (a) each Borrower and its Domestic Subsidiaries, (b) each other Credit Party and (c) any Affiliate of a Borrower (other than a Foreign Subsidiary) with which such Borrower files or is eligible to file consolidated, combined or unitary Tax returns.

“Third Party Payor” means any Governmental Payor, Blue Cross and/or Blue Shield, private insurers, managed care plans, and any other person or entity which presently or in the future maintains Third Party Payor Programs.

“Third Party Payor Programs” means all payment or reimbursement programs, sponsored or maintained by any Third Party Payor, in which any Credit Party or any Domestic Subsidiary or a Credit Party participates.

“Third Party Payor Authorizations” means all participation agreements, provider or supplier agreements, enrollments, accreditations and billing numbers necessary to participate in and receive reimbursement from a Third Party Payor Program, including all Medicare and Medicaid participation agreements.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all laws applicable to such program.

“Trigger Event” means first date after the Closing Date that the Fixed Charge Coverage Ratio for the four Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter for which a Compliance Certificate has been or is required to be delivered pursuant to Section 4.2(b) is 1.20:1.00 or greater.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” each means the United States of America.

“U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any prepayments made on such Indebtedness prior to the date of the applicable extension shall be disregarded.

“Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person, all of the Stock and Stock Equivalents of which (other than directors’ qualifying shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Subsidiaries of such Person.

11.2 Other Interpretive Provisions.

(a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b) The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

(c) Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”

(d) Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. For the avoidance of doubt, the initial payments of interest and fees relating to the Obligations (other than amounts due on the Closing Date) shall be due and paid on the first day of the first month or quarter, as applicable, following the entry of the Obligations onto the operations systems of Agent, but in no event later than the first day of the second month or quarter, as applicable, following the Closing Date. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” All references to the time of day shall be a reference to New York time. If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e) Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f) Laws. References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and, except as otherwise provided with respect to FATCA, are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

11.3 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Borrowers shall be given effect for purposes of measuring compliance with any provision of Article V or VI unless the Borrowers, Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V and Article VI shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other Liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.” A breach of a financial covenant contained in Article VI shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Agent. Anything in this Agreement to the contrary notwithstanding, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP as in effect at the time such lease is entered into shall not be treated as capital lease solely as a result of (x) the adoption of changes in or (y) changes in the application of GAAP after such lease is entered into.

11.4 Payments. Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party or any L/C Issuer. Any such determination or redetermination by Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWERS:

NXSTAGE MEDICAL, INC., as Borrower and as Borrower Representative

By:	/s/ Jeffrey H. Burbank

Name:	Jeffrey H. Burbank

Title:	Chief Executive Officer

Address for notices:
350 Merrimack Street
Lawrence, MA 01843
Fax: (978) 687-4800

Address for wire transfers:

To:	Silicon Valley Bank
SIL VLY BK SJ

Routing and Transit #:	121140399
For Credit of:	NxStage Medical, Inc.
Credit Account #:	##########
By Order of:	(Name of Sender)

MEDISYSTEMS CORPORATION, as Borrower

By:	/s/ Jeffrey H. Burbank

Name:	Jeffrey H. Burbank

Title:	President

NXSTAGE KIDNEY CARE, INC., as Borrower

By:	/s/ Jeffrey H. Burbank

Name:	Jeffrey H. Burbank

Title:	Chief Executive Officer

EACH OF THE ENTITIES LISTED ON ANNEX I ATTACHED HERETO, as Borrower

By: NXSTAGE KIDNEY CARE, INC., the sole member of its sole member

By:	/s/ Jeffrey H. Burbank

Name:	Jeffrey H. Burbank

Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

GENERAL ELECTRIC CAPITAL
CORPORATION, as Agent, Swingline Lender and as a Lender

By: /s/ Verleria King-Jones
Name: Verleria King-Jones
Title: Its Duly Authorized Signatory

Address for Notices:

General Electric Capital Corporation
Healthcare Financial Services
Two Bethesda Metro Center, Suite 600, Bethesda,
Maryland 20814
Attn: NxStage Medical Account Officer
Facsimile: (301) 664-9855

With a copy to:

General Electric Capital Corporation
Healthcare Financial Services
Two Bethesda Metro Center, Suite 600
Bethesda, Maryland 20814
Attn: General Counsel
Facsimile: (301) 664-9866

Address for payments:

Healthcare Financial Services:
Deutsche Bank Trust Company Americas
ABA#: 021-001-033
Acct#: ########
Acct Name: HH Cash Flow Collections
Reference: NxStage Medical, Inc. - HFS5940

SILICON VALLEY BANK, as a Lender

By:	/s/ Michael Quinn
Name: Michael Quinn
Title: Vice President Lending Office: 275 Grove Street Suite 2-200 Newton, MA 02477

Schedule 1.1(b)

Revolving Loan Commitments

General Electric Capital Corporation	$20,000,000

Silicon Valley Bank	$15,000,000

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EXHIBIT 4.2(b)

COMPLIANCE CERTIFICATE

NXSTAGE MEDICAL, INC. AND CERTAIN OF ITS

SUBSIDIARIES (THE “BORROWERS”)

Date: [                     , 20    ]

This Compliance Certificate (this “Certificate”) is given by NxStage Medical, Inc., a Delaware corporation (the “Borrower Representative”), pursuant to subsection 4.2(b) of that certain Credit Agreement, dated as of June 9, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, NxStage Medical, Inc., as Borrower Representative, each other “Credit Party” that is a party thereto, the Lenders, L/C Issuers party thereto and General Electric Capital Corporation, as administrative agent for the Lenders. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

The officer executing this Certificate is a Responsible Officer of the Borrower Representative and as such is duly authorized to execute and deliver this Certificate on behalf of Borrowers. By executing this Certificate, such officer hereby certifies to Agent, Lenders and L/C Issuer, on behalf of Borrowers, that:

(a) the financial statements delivered with this [Certificate] [the most recent [quarterly][annual] Compliance Certificate] in accordance with subsection 4.1(a) and/or 4.1(b) of the Credit Agreement fairly present, in all material respects, in accordance with GAAP the financial position and the results of operations of Borrowers and their Subsidiaries as of the dates of and for the periods covered by such financial statements (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of footnote disclosure);

(b) to the best of such officer’s knowledge, each Credit Party and each of their Domestic Subsidiaries, during the period covered by such financial statements, has observed and performed all of their respective covenants and other agreements in the Credit Agreement and the other Loan Documents to be observed, performed or satisfied by them, and such officer had not obtained knowledge of any Default or Event of Default [except as specified on the written attachment hereto];

(c) Exhibit A hereto is a correct calculation of each of the financial covenants contained in Article VI of the Credit Agreement (it being understood and agreed that Exhibit A need only be completed with respect to Compliance Certificates delivered concurrently with the delivery of the financial statements referred to in Section 4.1(a) and 4.1(b) of the Credit Agreement);

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(d) since the Closing Date and except as disclosed in prior Compliance Certificates delivered to Agent, no Credit Party has:

(i) changed its legal name, identity, jurisdiction of incorporation, organization or formation or organizational structure or formed or acquired any Subsidiary except as follows:             ;

(ii) acquired the assets with a fair market value in excess of $1,000,000 of, or merged or consolidated with or into, any Person, except as follows:             ; or

(iii) changed the address of its chief executive office, acquired fee simple title to any real property or entered into any real property leases with rental payments in excess of $20,000 per month, except as follows:             .

(e) attached hereto as Schedule 3.19 is an updated organizational chart, delivered pursuant to the requirements set forth in Section 4.2(b) of the Credit Agreement.

IN WITNESS WHEREOF, Borrower Representative has caused this Certificate to be executed by one of its Responsible Officers this          day of                     , 20    .

NxStage Medical, Inc., as Borrower Representative
By:
Its:

Note: Unless otherwise specified, all financial covenants are calculated for Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP and all calculations are without duplication.

2

EXHIBIT A TO EXHIBIT 4.2(b)

COMPLIANCE CERTIFICATE

Covenant 6.1 Liquidity

[6.1 Liquidity to be filled out prior to a Trigger Event]

Liquidity is defined as follows:

A. Availability	$

B. Unrestricted cash on hand at the Borrowers	$

Liquidity (Sum of A plus B)	$

Permitted Liquidity		$7,000,000

In Compliance		[Yes/No	]

Covenant 6.2 Fixed Charge Coverage

[6.2 Fixed Charge Coverage to be filled out after the occurrence of a Trigger Event]

Fixed Charge Coverage is defined as follows:

Cash Flow (per Exhibit B)	$

Fixed Charges:

Net Interest Expense:

A. Gross interest expense for such period paid or required to be paid in cash (including all commissions, discounts, fees and other charges in connection with letters of credit and similar instruments and net amounts paid or payable and/or received or receivable under permitted Rate Contracts in respect of interest rates) for the Borrowers and their Subsidiaries on a consolidated basis

$

B. Interest income received in cash for such period	$

Net Interest Expense (Difference of A minus B)	$

Plus: Scheduled principal payments of Indebtedness during such period (other than balloon payments)	$

Taxes on or measured by income paid or payable in cash during such period	$

Fixed Charges	$

Fixed Charge Coverage (Cash Flow divided by Fixed Charges)

Required Fixed Charge Coverage		1.20:1.00

In Compliance		[Yes/No	]

2

EXHIBIT B TO EXHIBIT 4.2(b)

COMPLIANCE CERTIFICATE

For purposes of calculating Cash Flow, EBITDA is defined as follows:

Net income (or loss) for the applicable period of measurement of Borrowers and their Subsidiaries on a consolidated basis determined in accordance with GAAP, but excluding: (a) the income (or loss) of any Person which is not a Subsidiary of a Borrower, except to the extent of the amount of dividends or other distributions actually paid to a Borrower or any of its Subsidiaries in cash by such Person during such period (b) the undistributed earnings of any Subsidiary of any Borrower if the payment of dividends or similar distributions by that Subsidiary is not permitted by operation of the terms of its charter or of any agreement or Requirement of Law applicable to that Subsidiary; (c) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of a Borrower or is merged into or consolidated with a Borrower or any of its Subsidiaries or that Person’s assets are acquired by a Borrower or any of its Subsidiaries; (d) any net gain from the collection of life insurance proceeds; (e) any aggregate net gain or net loss from the sale, exchange, transfer or other disposition of Property or assets not in the Ordinary Course of Business of the Borrowers and their Subsidiaries, and related tax effects to the extent included in that line item in accordance with GAAP; and (f) any other extraordinary gains or losses of a Borrower or its Subsidiaries, and related tax effects in accordance with GAAP

$

Plus:	All amounts deducted in calculating net income (or loss) for depreciation or amortization (excluding amortization of deferred costs) for such period	$

	Interest expense (less interest income) deducted in calculating net income (or loss) for such period	$

	All taxes (including tax credits) accrued or payable, on or measured by income to the extent deducted in calculating net income (or loss) for such period	$

	The amount of any non-cash deduction from net income as a result of any grant of Stock of Stock Equivalents to employees	$

3

	Any non-recurring costs and expenses of a Borrower or its Subsidiaries which are reasonably acceptable to the Agent		$

Minus:	All non-cash income or gains (including without limitation, income arising from the cancellation of Indebtedness.)		$

	EBITDA (used in calculation of Cash Flow)		$

For purposes of calculating Cash Flow, Capital Expenditures and Unfinanced Capital Expenditures are defined as follows:

Capital Expenditures (defined as the aggregate of all expenditures and other obligations for the twelve month period ending on the last day of the month covered by such financial statements which should be capitalized under GAAP)

$
Less, in each case, to the extent included above:
	(1)	net cash proceeds from dispositions permitted under the Credit Agreement

	(2)	All insurance proceeds and condemnation awards received on account of any casualty or condemnation event to the extent any such amounts are actually applied to replace, repair or reconstruct the damaged Property or Property affected by the condemnation or taking in connection with such casualty or condemnation event

	(4)	That portion of the purchase price of a Target in a Permitted Acquisition that constitutes a capital expenditure under GAAP

	(5)	Expenditures included above reimbursed in cash during the applicable period of measurement from any Person that is not a Loan Party or any Subsidiary thereof and for which no Loan Party or Subsidiary thereof has any corresponding obligation or liability to such Person with respect to such expenditure

	(6)	Portion of Capital Expenditures financed under Capital Leases or other permitted Indebtedness (Indebtedness, for this purpose, does not include drawings under the Revolving Loan Commitment)

Unfinanced Capital Expenditures (defined as Capital Expenditures less items 1 thru 6 above) (used in calculation of Cash Flow)			$

4

Cash Flow is defined as follows:

EBITDA for the applicable period of measurement:	$

Less: Unfinanced Capital Expenditures	$

Cash Flow (used in calculation of Fixed Charge Coverage)	$

5